EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RAM ENERGY RESOURCES, INC.,

ASCENT ACQUISITION CORP.

and

ASCENT ENERGY INC.

DATED AS OF OCTOBER 16, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 16, 2007, by and among RAM Energy Resources, Inc., a Delaware corporation (“Parent”), Ascent Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Ascent Energy Inc., a Delaware corporation (the “Company”).

RECITALS

A.       Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which Merger Sub will merge with and into the Company and the Company will be the surviving entity and a wholly owned subsidiary of Parent, through an exchange of all the issued and outstanding shares of capital stock of the Company for cash, shares of common stock of Parent and warrants to acquire common stock of Parent.

B.        The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are defined or referenced, together with the Section number of this Agreement in which the definition of each such term is located, in Article XI):

ARTICLE I

MERGER

1.1       The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2       Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, a properly executed Certificate of Merger satisfying the requirements of Section 251 of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware, or, subject to applicable law, such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective at the

Effective Time. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Disclosure Schedule and the Parent Disclosure Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., counsel to the Company, at 2500 First City Tower, 1001 Fannin Street, Houston, Texas, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3       Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4	Certificate of Incorporation; Bylaws; Directors and Officers.

(a)       At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety in the form attached hereto as Exhibit A, which shall be annexed to the Certificate of Merger at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, until thereafter changed or amended as provided therein or by the DGCL.

(b)       Also at the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form attached hereto as Exhibit B, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.

(c)       The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation as of the Effective Time.

1.5       Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)       Conversion of Capital Stock of Merger Sub. Each share of Common Stock, par value $.001, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(b)       Conversion of Company Common Stock. Each share of common stock, par value $.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than (i) shares canceled pursuant to Section 1.5(e), and (ii) shares owned by Dissenting Stockholders (as defined in Section 1.13), shall cease to be outstanding and shall be automatically converted into the right to receive (y) the Base Per Share Common Merger Consideration (which in no event shall be less than the Minimum Per Share Common Merger Consideration) and, if applicable, (z) the Additional Per Share Common Merger Consideration.

(c)       Conversion of Company Preferred Stock. Each share of 8% Series A preferred stock, par value $.001 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time, other than (i) shares canceled pursuant to Section 1.5(e), and (ii) shares owned by Dissenting Stockholders, shall cease to be outstanding and shall be automatically converted into the right to receive (x) that number of shares of common stock, par value $.0001, of Parent (“Parent Common Stock”) determined by dividing the Parent Merger Stock Number by the Outstanding Company Preferred Stock Number, and (y) that number of Warrants determined by dividing the Warrant Merger Number by the Outstanding Company Preferred Stock Number (the amounts set forth in clauses (x) and (y), collectively, the “Base Per Share Preferred Merger Consideration”) and, if applicable, (z) the Additional Per Share Preferred Merger Consideration; provided, however, that in the event the Parent Merger Stock Number and the Warrant Merger Number are both zero, then each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than the shares described at (i) and (ii) above, shall be automatically converted into the right to receive the Minimum Per Share Preferred Merger Consideration in lieu of the Base Per Share Preferred Merger Consideration and, if applicable, the Additional Per Share Preferred Merger Consideration.

(d)       Merger Consideration; Certain Other Terms. The following terms are defined in this Section 1.5(d) for convenient reference.

(i)        The term “Accrued Dividends Paid in Stock Number” shall mean the aggregate number of shares of Parent Common Stock to be delivered to the holders of Company Preferred Stock pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement in payment of the Outstanding Accrued Preferred Stock Dividend Amount.

(ii)       The term “Accrued Dividends Paid in Warrants Number” shall mean the aggregate number of Warrants to be delivered to the holders of Company Preferred Stock pursuant to the terms of the Note Holder Payoff and

Recapitalization Agreement in payment of the Outstanding Accrued Preferred Stock Dividend Amount.

(iii)      The term “Additional Per Share Common Merger Consideration” shall mean an amount of cash determined by dividing the Aggregate Additional Common Merger Consideration by the Outstanding Company Common Stock Number.

(iv)      The term “Additional Per Share Preferred Merger Consideration” shall mean an amount of cash determined by dividing the Aggregate Additional Preferred Cash Merger Consideration by the Outstanding Company Preferred Stock Number.

(v)       The term “Adjusted Cash Number” shall mean the Initial Cash Number, as adjusted by the applicable Adjustments.

(vi)      The term “Adjusted Parent Common Stock Number” shall mean the Initial Parent Common Stock Number, as adjusted by the applicable Adjustments.

(vii)     The term “Aggregate Additional Common Merger Consideration” shall mean the aggregate amount of cash, if any, distributed from the Escrow Fund and the Representative Fund to the holders of Company Common Stock as of the Effective Time.

(viii)    The term “Aggregate Additional Preferred Cash Merger Consideration” shall mean the aggregate amount of cash, if any, distributed from the Escrow Fund and the Representative Fund to the holders of Company Preferred Stock as of the Effective Time.

(ix)      The term “Aggregate Base Common Merger Consideration” shall mean the greater of (i) the Aggregate Minimum Common Merger Consideration, and (ii) the positive difference, if any, between (A) the Aggregate Closing Value, and (B) the sum of (1) the sum of the Indebtedness paid in cash by Parent as described at Section 1.6(c), (2) the Outstanding Senior Note Indebtedness, (3) the Outstanding Senior Subordinated Note Indebtedness, (4) the Outstanding Accrued Preferred Stock Dividend Amount, (5) the Outstanding Preferred Stock Face Amount, (6) the amount of the Escrow Fund, and (7) the amount of the Representative Fund.

(x)       The term “Aggregate Base Preferred Merger Consideration” shall mean the product of the Base Per Share Preferred Merger Consideration and the Outstanding Company Preferred Stock Number.

(xi)      The term “Aggregate Closing Value” shall mean an amount equal to the sum of (i) the Adjusted Cash Number, (ii) the Adjusted Parent Common

Stock Number times the Settlement Date Parent Common Stock Value, and (iii) the Warrant Number times the Settlement Date Warrant Value.

(xii)     The term “Aggregate Common Merger Consideration” shall mean the sum of the Aggregate Base Common Merger Consideration and, if applicable, the Aggregate Additional Common Merger Consideration (which, for the avoidance of doubt, includes the Aggregate Company Warrant Consideration, if any).

(xiii)    The term “Aggregate Minimum Common Merger Consideration” shall mean the product of the Minimum Per Share Common Merger Consideration and the Outstanding Company Common Stock Number.

(xiv)    The term “Aggregate Minimum Preferred Merger Consideration” shall mean the product of the Minimum Per Share Preferred Merger Consideration and the Outstanding Company Preferred Stock Number.

(xv)     The term “Base Per Share Common Merger Consideration” shall mean an amount in cash determined by dividing the Aggregate Base Common Merger Consideration by the Outstanding Company Common Stock Number.

(xvi)    The term “Escrow Agreement” shall mean an escrow agreement in the form attached hereto as Exhibit C, which shall be executed by Parent, the Representative and the Escrow Agent and delivered at the Closing.

(xvii)	The term “Initial Cash Number” shall mean $185,000,000.

(xviii)  The term “Initial Parent Common Stock Number” shall mean that number of whole shares of Parent Common Stock (with a fractional share rounded up to the next whole share) equal to the quotient of $107,000,000 divided by the Settlement Date Parent Common Stock Value, but in no event less than 20,000,000 shares or greater than 20,500,000 shares.

(xix)    The term “Merger Consideration” shall mean the sum of (i) cash equal to the Aggregate Common Merger Consideration, (ii) the Parent Merger Stock and the Merger Warrants, or if the Parent Merger Stock Number and the Warrant Merger Number are both zero, then the Aggregate Minimum Preferred Merger Consideration, and (iii) if applicable, the Aggregate Additional Preferred Cash Merger Consideration.

(xx)     The term “Minimum Per Share Common Merger Consideration” shall mean $.01 per share.

(xxi)    The term “Minimum Per Share Preferred Merger Consideration” shall mean $.02 per share.

(xxii)   The term “Note Holder Payoff and Recapitalization Agreement” shall mean that certain Note Holder Payoff and Recapitalization Agreement of even date herewith by and among the Company, SLPH and certain security holders of the Company, a copy of which is attached hereto as Exhibit D.

(xxiii)  The term “Note Holder Stock Number” shall mean that number of shares of Parent Common Stock to be delivered to the Note Holders pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement in payment of the Outstanding Senior Note Indebtedness and the Outstanding Senior Subordinated Note Indebtedness.

(xxiv)  The term “Note Holder Warrant Number” shall mean that number of Warrants to be delivered to the Note Holders pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement in payment of the Outstanding Senior Note Indebtedness and the Outstanding Senior Subordinated Note Indebtedness.

(xxv)   The term “Outstanding Accrued Preferred Stock Dividend Amount” shall have the meaning ascribed to such term in the Note Holder Payoff and Recapitalization Agreement.

(xxvi)  The term “Outstanding Company Common Stock Number” shall mean the number of shares of Company Common Stock outstanding at the Effective Time.

(xxvii)The term “Outstanding Company Preferred Stock Number” shall mean the number of shares of Company Preferred Stock outstanding at the Effective Time.

(xxviii)The term “Outstanding Preferred Stock Face Amount” shall have the meaning ascribed to such term in the Note Holder Payoff and Recapitalization Agreement.

(xxix)  The term “Outstanding Senior Note Indebtedness” shall have the meaning ascribed to such term in the Note Holder Payoff and Recapitalization Agreement.

(xxx) The term “Outstanding Senior Subordinated Note Indebtedness” shall have the meaning ascribed to such term in the Note Holder Payoff and Recapitalization Agreement.

(xxxi) The term “Parent Merger Stock Number” shall mean the aggregate number of shares of Parent Common Stock which the holders of Company Preferred Stock shall be entitled to receive in the Merger (collectively, the “Parent Merger Stock”), which number shall be equal to the positive difference between (i) the Adjusted Parent Common Stock Number, and (ii) the sum of (A) the

Accrued Dividends Paid in Stock Number, and (B) the Note Holder Stock Number, plus such number of shares of Parent Common Stock as may be required pursuant to Section 1.5(f).

(xxxii) The term “Settlement Date Parent Common Stock Value” shall mean the weighted (based on daily trading volume) average closing price per share of Parent Common Stock as reported by Nasdaq for the ten trading day period ending on the third Business Day preceding the Closing Date.

(xxxiii)The term “Settlement Date Warrant Value” shall mean the weighted (based on daily trading volume) average closing price per warrant of Parent’s publicly traded warrants (identical in all material respects with Warrants) as reported by Nasdaq for the ten trading day period ending on the third Business Day preceding the Closing Date.

(xxxiv)The term “Warrant” shall mean a warrant to purchase one (1) share of Parent Common Stock at an exercise price of $5.00 per share, exercisable on or before May 11, 2008, the terms of which shall be identical in all material respects with Parent’s publicly traded warrants currently outstanding.

(xxxv) The term “Warrant Merger Number” shall mean the aggregate number of Warrants which the holders of Company Preferred Stock shall be entitled to receive in the Merger (collectively, the “Merger Warrants”), which number shall be equal to the positive difference between (i) the Warrant Number, and (ii) the sum of (A) the Accrued Dividends Paid in Warrants Number, and (B) the Note Holder Warrant Number, plus such number of Warrants as may be required pursuant to Section 1.5(f).

(xxxvi)	The term “Warrant Number” shall mean 6,200,000 Warrants.

(e)       Cancellation of Treasury and Certain Other Stock. Each share of Company Common Stock and Company Preferred Stock (hereinafter referred to collectively as “Company Stock”) held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(f)        No Fractional Shares. No fraction of a share of Parent Common Stock or fraction of a Warrant will be issued by virtue of the Merger. Each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock or a fraction of a Warrant (after aggregating all fractional shares of Parent Common Stock or Warrants that otherwise would be received by such holder) shall, upon compliance with Section 1.7, receive from Parent, in lieu of such fractional shares or Warrants, one whole share of Parent Common Stock or one whole Warrant.

(g)	Company Warrants.

(i)        Pursuant to the terms of the Company Common Stock Warrant Agreement, an aggregate of 8,272,167.471 shares of Company Common Stock (each a “Warrant Share”) are reserved for issuance upon the exercise of the Company Warrants as of the date hereof. Pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement, prior to or in connection with the Closing, the Company Common Stock Warrant Agreement Amendment shall be executed and delivered by the Company, the requisite Company Warrantholders and the Warrant Agent. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger, this Agreement and the Company Common Stock Warrant Agreement Amendment, and without any action on the part of the Merger Sub, the Company or the Company Warrantholders (A) each outstanding Company Warrant shall cease to be outstanding and shall automatically convert into the right to receive an amount in cash equal to a portion of the Aggregate Company Warrant Consideration in accordance with Section 1.5(g)(iii) or no Merger Consideration in accordance with Section 1.5(g)(iv), as applicable, and (B) the Company Common Stock Warrant Agreement shall be terminated.

(ii)       “Positive Value” means that assuming no exercise of the Company Warrants outstanding immediately prior to the Effective Time, the quotient obtained by dividing the Aggregate Common Merger Consideration (excluding the Aggregate Company Warrant Consideration) by the Outstanding Company Common Stock Number would exceed the Company Warrant Exercise Price.

(iii)      If, at the Closing, each of the Company Warrants has a Positive Value, then for purposes of Section 1.5(b), each Warrant Share issuable upon exercise of the Company Warrants shall be treated as a share of Company Common Stock outstanding immediately prior to the Effective Time and entitled to a portion of the Aggregate Common Merger Consideration determined as follows: (i) the quotient obtained by dividing (A) the sum of Aggregate Common Merger Consideration, plus the Aggregate Company Warrant Exercise Price, by (B) the sum of the Outstanding Company Common Stock Number, plus the aggregate number of Warrant Shares issuable upon exercise of the Company Warrants, minus (ii) the Company Warrant Exercise Price, and each Company Warrantholder shall, except with respect to the amount of Merger Consideration payable to such holder, be treated as a holder of shares Company Common Stock as of the Effective Time. The sum of the amounts payable to the Common Warrantholders pursuant to this Section 1.5(g)(iii), if any, is referred to herein as the “Aggregate Company Warrant Consideration.”

(iv)      If, immediately prior to the Effective Time, each of the Company Warrants does not have a Positive Value, then the Company Warrants shall not be entitled to any Merger Consideration or any other payment pursuant to this Agreement and shall cease to be outstanding as provided in this Section 1.5(g) and the Common Stock Warrant Agreement Amendment.

1.6	Closing Payments; Deliveries.

(a)       Payment of Merger Consideration to Holders of Company Common Stock. At the Closing, Parent shall pay or cause to be paid to Continental Stock Transfer & Trust Company, Parent’s transfer agent (the “Exchange Agent”) an amount equal to the Aggregate Base Common Merger Consideration and shall instruct the Exchange Agent to promptly initiate and execute the procedures described in Section 1.7 for payment to each holder of Company Common Stock of an amount (rounded to the nearest $.01) equal to the product of (i) the number of outstanding shares of Company Common Stock owned of record by such holder, as reflected on the Company Stockholder List, multiplied by (ii) the Base Per Share Common Merger Consideration.

(b)       Payments/Deliveries to Holders of Company Preferred Stock. Pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement, the Representative shall deliver to Parent, not later than the second Business Day preceding the Closing Date, the Settlement Statement described in the Note Holder Payoff and Recapitalization Agreement.

(i)        In the event the Settlement Statement indicates that the holders of Company Preferred Stock will receive shares of Parent Common Stock or Warrants at the Closing, then promptly after receipt of the Settlement Statement, Parent will transmit electronically to the Exchange Agent a list of the holders of Company Preferred Stock, as set out in the Company Stockholder List, together with the aggregate number of shares of Parent Common Stock and Warrants each such holder is to receive at the Closing (as Merger Consideration pursuant to Section 1.5(c) and in payment of the Outstanding Accrued Preferred Stock Dividend Amount pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement), and will request the Exchange Agent (x) to issue a certificate in the name of each such holder evidencing the aggregate number of shares of Parent Common Stock to be received by such holder, (y) to issue a certificate in the name of each such holder evidencing the aggregate number of Warrants to be received by such holder, and (z) to transmit the certificates described at clauses (x) and (y) by overnight courier service for delivery to Parent’s counsel on the Closing Date. At the Closing, upon receipt by Parent from each holder of Company Preferred Stock of the certificate(s) evidencing the shares of Company Preferred Stock owned of record by such holder as reflected on the Company Stockholder List, Parent will deliver to such holder the certificates described at clauses (x) and (y) issued in the name of such holder, as provided in Section 7.4.

(ii)       In the event the Settlement Statement indicates that the holders of Company Preferred Stock will be entitled to receive the Aggregate Minimum Preferred Merger Consideration at the Closing, then at the Closing, upon receipt by Parent from each holder of Company Preferred Stock of the certificate(s) evidencing the shares of Company Preferred Stock owned of record by such holder as reflected on the Company Stockholder List, Parent shall pay to each holder of Company Preferred Stock an amount in cash equal to the product of (i) the number of outstanding shares of Company Preferred Stock owned of record by such holder, as reflected on the Company Stockholder List, multiplied by (ii) the Minimum Per Share Preferred Merger Consideration.

(iii)      At or after the Closing, upon receipt by Parent from any holder of Company Preferred Stock that is not a party to the Note Holder Payoff and Recapitalization Agreement of the certificate(s) evidencing the shares of Company Preferred Stock owned of record by such holder as reflected on the Company Stockholder List, Parent will deliver to such holder the certificate(s) described in Section 1.6(b)(i) and, if applicable, pay to such holder the amount described in Section 1.6(b)(ii).

(c)       Payment of Certain Indebtedness. At the Closing, Parent shall pay or cause to be paid by wire transfer of immediately available funds, to such accounts as designated by the Company, an aggregate amount equal to the Indebtedness (other than Indebtedness owing to the Note Holders and to the holders of Company Preferred Stock).

(d)       Payments/Deliveries to Note Holders. Pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement, the Representative shall deliver to Parent, not later than the second Business Day preceding the Closing Date, the Settlement Statement described in the Note Holder Payoff and Recapitalization Agreement. Promptly after receipt of the Settlement Statement, Parent will transmit electronically to the Exchange Agent a list of the Note Holders, together with the number of shares of Parent Common Stock and Warrants each Note Holder is to receive at the Closing (as set out in the Settlement Statement), and will request the Exchange Agent (i) to issue a certificate in the name of each such holder evidencing the aggregate number of shares of Parent Common Stock to be received by such holder at Closing, (ii) to issue a certificate in the name of each such holder evidencing the aggregate number of Warrants to be received by such holder at Closing, and (iii) to transmit the certificates described at clauses (i) and (ii) by overnight courier service for delivery to Parent’s counsel on the Closing Date. At the Closing, and upon receipt by Parent from each Note Holder of the Cross-Receipt, as defined in the Note Holder Payoff and Recapitalization Agreement, Parent shall (y) pay to each such Note Holder, by wire transfer of immediately available funds pursuant to wire transfer instructions included in the Settlement Statement, the amount of cash such holder is entitled to receive at Closing under the terms of the Note Holder Payoff and Recapitalization Agreement, as set forth on the Settlement Statement (provided, however, that in no event shall the aggregate amount of cash paid to the Note Holders exceed the positive difference between the Adjusted Cash Number and the sum of (A) the Aggregate Base Common Merger Consideration, (B) the amount of the Escrow Fund, (C) the amount of the Representative Fund, (D) the sum of the Indebtedness paid by Parent as described at Section 1.6(c) above, and (E), if applicable, the Aggregate Minimum Preferred Merger Consideration, and (z) in the event such holder is to receive at Closing shares of Parent Common Stock or Warrants, deliver to such holder the certificates described at clauses (i) and (ii) issued in the name of such holder, as provided in Section 7.4.

(e)       Escrow Fund. At the Closing, Parent shall deposit with the Escrow Agent the sum of $20,000,000 (the “Escrow Fund”), which shall be held, administered and distributed in accordance with the terms and conditions of the Escrow Agreement. The Persons entitled to a cash distribution out of the balance, if any, remaining in the Escrow Fund after the determination of the Final Adjusted Working Capital or after all claims by Parent against the Escrow Fund pursuant to the terms of this Agreement have been satisfied or otherwise disposed of, and the amount of the cash distribution to which each such Person is entitled, shall be determined pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement.

(f)        Representative Fund. At the Closing, Parent shall deposit into an account designated by the Representative the sum of $150,000 (the “Representative Fund”), for payment or reimbursement of expenses incurred by the Representative in performing the duties of the Representative under this Agreement, the Representative Agreement, the Note Holder Payoff and Recapitalization Agreement and the Escrow Agreement. Any amount remaining in the Representative Fund after payment or reimbursement of all expenses incurred by the Representative under the terms of this Agreement, the Note Holder Payoff and Recapitalization Agreement, the Representative Agreement and the Escrow Agreement will be distributed by the Representative to the Persons entitled thereto as determined pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement.

(g)       Collateral Requirements; Letters of Credit. At the Closing, Parent shall satisfy, to the extent necessary to obtain a release of the Liens securing the Credit Facilities, (i) any cash collateral or credit requirements with respect to any (A) Hydrocarbon Hedge Contracts that will, at Parent’s sole discretion, remain in existence following the Closing, and (B) any outstanding letters of credit issued to secure Company obligations, to the extent such letters of credit will, at Parent’s sole discretion, remain in effect following the Closing, and (ii) any settlement requirements with respect to any Hydrocarbon Hedge Contracts that will not, at Parent’s sole discretion, remain in existence following the Closing.

1.7       Exchange Agent Procedures. Promptly after delivery to Parent at the Closing of the Company Stockholder List (pursuant to Section 7.3(m) hereof), Parent will transmit electronically to the Exchange Agent the list of the record holders of Company Common Stock (the “Common Stockholder List”), together with instructions for payment of the Aggregate Base Common Merger Consideration payable to such owners at the Effective Time pursuant to Section 1.6(a) and the subsequent payment of the Aggregate Additional Common Merger Consideration, if any, payable to such holders pursuant to the Note Holder Payoff and Recapitalization Agreement. Parent shall direct the Exchange Agent to mail to each stockholder listed on the Common Stockholder List instructions for effecting the surrender of certificate(s) evidencing the shares of Company Common Stock owned of record by such stockholder as reflected on the Common Stockholder List in exchange for the portion of the Aggregate Base

Common Merger Consideration payable to such stockholder at the Effective Time in accordance with Section 1.6(a) hereof and for the portion of the Aggregate Additional Common Merger Consideration, if any, payable to such holders pursuant to the Note Holder Payoff and Recapitalization Agreement. Upon compliance by an owner of Company Common Stock with the instructions so provided, the Exchange Agent shall issue to such owner in exchange for the shares of Company Stock so surrendered a check in the amount of the portion of the Aggregate Base Common Merger Consideration such owner is entitled to receive at the Effective Time. The shares of Company Common Stock so surrendered by such owner shall forthwith be canceled. From and after the Effective Time and until so surrendered, outstanding certificates of Company Common Stock will be deemed to evidence only the right to receive the applicable portion of the Aggregate Common Merger Consideration attributable to the shares of Company Common Stock evidenced by such certificates, subject to the provisions of Section 1.13 with respect to Dissenting Shares. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the portion of the Aggregate Common Merger Consideration attributable to such shares may be issued to the transferee thereof if the certificate evidencing such Company Common Stock is presented to Parent or the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

1.8       Dividends Declared After the Effective Time. Dividends and other distributions declared after the Effective Time on Parent Common Stock to be issued hereunder shall be paid to each Person receiving shares of Parent Common Stock pursuant to this Agreement or the Note Holder Payoff and Recapitalization Agreement; provided, however, that no such dividends or other distributions so declared shall be paid to any holder of Company Preferred Stock until the certificate(s) evidencing such holder’s shares of Company Preferred Stock are surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such shares, there shall be paid to such holder, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the number of whole shares of Parent Common Stock issued to such holder, less the amount of any withholding taxes which may be required thereon.

1.9       Transfers of Company Stock. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates evidencing shares of Company Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article I.

1.10     Unclaimed Merger Consideration. Subject to Section 1.13, any portion of the Merger Consideration that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be returned to Parent. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.11     Lost or Stolen Certificates. In the event any certificate evidencing Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit with respect thereto by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that, as a condition precedent to the delivery of such Merger Consideration, the owner of such lost, stolen or destroyed certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.13     Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (each, a “Dissenting Stockholder”) shall not be converted into the right to receive the Merger Consideration attributable to such shares unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder (“Dissenting Shares”) in accordance with the provisions of the DGCL, provided such Dissenting Stockholder complies with the applicable provisions of the DGCL. At the Effective Time, all Dissenting Shares shall be canceled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger Consideration attributable to such shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL, and (ii) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Parent’s prior written consent, settle or offer to settle any such demands.

1.14     Appointment of Representative. By virtue of the approval of this Agreement by the holders of Company Stock, and with respect to certain Note Holders pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement, each such holder shall be deemed to have (i) approved the appointment of FS Private Investments III LLC (the “Representative”) as the “Representative” under the Escrow Agreement, the Note Holder Payoff and Recapitalization Agreement, the Representative Agreement and this Agreement, (ii) appointed the Representative as agent and attorney-in-fact for and on behalf of each such holder with respect to all matters arising under the Note Holder Payoff and Recapitalization Agreement, the Escrow Agreement, the Representative Agreement and this Agreement, and (iii) approved and agreed to be bound by the other terms and conditions of the Representative Agreement. The Representative shall have full power and authority to represent such holders and their successors with respect to all matters arising under the Escrow Agreement, the Note Holder Payoff and Recapitalization Agreement, the Representative Agreement and this Agreement, and all actions taken by the Representative under such agreements shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them, including, without limitation, resolving all claims relating to the Escrow Fund and any indemnification claims and obligations.

1.15     Restricted Securities. All shares of Parent Common Stock and all Warrants issued pursuant to this Agreement, and all shares of Parent Common Stock issued pursuant to the exercise of Warrants, will be “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and all certificates representing such shares and Warrants shall bear an appropriate legend evidencing such restrictions with respect to the resale thereof and any other legends required by applicable law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions, qualifications and explanations set forth in the various sub-schedules comprising Schedule 2 attached hereto (collectively, the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows (as used in this Article II, the term “Company” includes the Company and each of the Company Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates); provided, however, that to the extent any representation or warranty of the Company in this Article II relates to any event, matter or occurrence prior to July 1, 2003, such representation and warranty shall be deemed to be made to the Company’s Knowledge.

2.1	Organization and Qualification.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)       The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c)       The minute books in the possession of the Company containing the records of meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof) and stockholders (“Corporate Records”) have been heretofore made available to Parent or Parent’s counsel.

(d)       The stock, warrant and option ownership and transfer records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers of record involving the capital stock and other securities of the Company. Copies of such records of the Company have been heretofore made available to Parent or Parent’s counsel.

2.2	Subsidiaries.

(a)       The Company has no subsidiaries other than those listed on Schedule 2.2(a) (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). For purposes of this Agreement, the terms “Company Subsidiary” and “Company Subsidiaries” shall include South Louisiana Property Holdings, Inc., but shall exclude GeoPetra Partners, L.L.C. Except for the Company Subsidiaries or as set forth in Schedule 2.2(b), the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, lease, binding understanding, instrument, note, option, license, commitment or undertaking of any nature, as of the date hereof, under which it may become obligated to make, any future investment in, loan to or capital contribution to any other entity.

(b)      Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 2.2(a)) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Company Subsidiary that is a limited partnership or limited liability company is duly organized or formed, validly existing and, if applicable, in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2(a)) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)       Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Company Subsidiary is so qualified or licensed is listed in Schedule 2.2(a).

(d)       The minute books in the possession of each Company Subsidiary, together with the corporate, partnership or limited liability company records of each Company Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3	Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 5,949,026 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, of which (A) 44,100 shares are Company Preferred Stock, of which 43,097 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable and (B) 5,500,000 shares are designated as 8% Series B Convertible Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. A list of all record holders of Company Stock as of the date of this Agreement is attached hereto as Schedule 2.3(a), together with the number of shares of Company Common Stock and Company Preferred Stock owned of record by each such holder as of such date.

(b)       As of the date of this Agreement, except as disclosed in Schedule 2.3(b), (i) no shares of Company Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Stock granted to employees of the Company or other parties, and (ii) no shares of Company Stock are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Stock. All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable Legal Requirements, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(c)       Except for the securities as described in (and agreed to be repaid, cancelled or otherwise terminated at Closing pursuant to) the Note Holder Payoff and Recapitalization Agreement (all of which will be repaid, cancelled or otherwise terminated at Closing), there are no outstanding subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. For the avoidance of doubt, the representations and warranties in this Section 2.3(c) are made only with respect to the Company and not the Company Subsidiaries.

(d)       Except as disclosed in Schedule 2.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other similar agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e)       The authorized and outstanding capital stock, membership interests or partnership interests of each Company Subsidiary as of the date of this Agreement are set forth in Schedule 2.3(e). Except as set forth in Schedule 2.3(e), the Company owns all of the outstanding equity securities of each Company Subsidiary, free and clear of all Liens (other than Liens securing obligations under the Credit Facilities and Liens under applicable securities laws), either directly or indirectly through one or more other Company Subsidiaries. Except as set forth in Schedule 2.3(e), there are no outstanding options, warrants or other rights to purchase securities of or interests in any Company Subsidiary.

2.4       Authority Relative to this Agreement. Subject to obtaining the requisite approval of the Company’s stockholders, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the performance of the transactions contemplated herein or therein by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Company Stockholder Consent (as hereinafter defined) and the filing and recordation of the Certificate of Merger as required by the DGCL. Without limiting the generality of the foregoing, the duly constituted board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement in accordance with the provisions of the DGCL and the Company Charter Documents, (iii) approved the other transactions contemplated by this Agreement; (iv) directed that this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, be submitted to the stockholders of the Company for their approval; and (v) resolved to recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the consummation of the transactions contemplated hereby. The only approval of the Company’s stockholders required to adopt this Agreement is the approval by the holders of Company Stock representing not less than a majority of the outstanding shares of each class and series of Company Stock entitled to vote for the adoption of this Agreement, each voting separately as a single class or series, and the approval by the holders of not less than a majority of the outstanding shares of Company Preferred Stock and the holders of not less than a majority of the outstanding shares of Company Common Stock, each voting separately as a single class, of an amendment to the Certificate of Designations of the Company Preferred Stock, as amended (the “Certificate of Designations”), providing that the provisions of Sections 8 and 9 of the Certificate of Designations do not apply to the transactions contemplated by this Agreement or Note Holder Payoff and Recapitalization Agreement (collectively, the “Company Stockholder Consent”), all in accordance with the applicable provisions of the DGCL and the

Company Charter Documents, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is a party or to the consummation by the Company of the transactions contemplated hereby or thereby, other than the filing of the Certificate of Merger. This Agreement has been duly and validly executed by the Company, and assuming (x) the Company Stockholder Consent is obtained, (y) the execution and delivery by the Company of the other Transaction Documents to which it is a party, and (z) this Agreement and the other Transaction Documents to which it is a party constitute valid and legally binding obligations of each of Parent and Merger Sub, this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent the enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally, and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.5	No Conflict; Required Filings and Consents.

(a)       The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and, assuming the Company Stockholder Consent is obtained, the consummation by the Company of this Agreement and the other Transaction Documents to which it is a party shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate in any material respect any Legal Requirements, (iii) except as set forth in Schedule 2.5(a), result in any breach or default in any material respect (or an event that with notice or lapse of time or both would become such a default) under, or materially impair the Company’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the material properties or assets of the Company pursuant to, any Material Company Contract, or (iv) except as set forth in Schedule 2.5(a), result in the triggering, acceleration or increase of any payment to any Person pursuant to any “change in control” or similar provision of any Material Company Contract.

(b)       Except as set forth in Schedule 2.5(b), the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by the Company, except for (i) the filing of the Certificate of Merger, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement or under the other Transaction Documents to which it is a party, or (iii) for such consents, approvals, authorizations, permits, filings or notifications required to be made after the Closing.

2.6       Compliance. To the Company’s Knowledge, the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no Knowledge of any such notice delivered to any other Person).

2.7	Financial Statements; Internal Controls.

(a)       Attached as Schedule 2.7(a) is a copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Company Audited Financial Statements”). The Company Audited Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)       Attached as Schedule 2.7(b) is a copy of the unaudited consolidated financial statements (including any related notes thereto) of the Company for the three and six month periods ended June 30, 2007 (the “Company Recent Financial Statements”). The Company Recent Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (ii) fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the periods indicated, except that such statements do not reflect certain period-end adjustments customarily omitted in unaudited financial statements that are not expected to be material.

(c)       The Company Audited Financial Statements and the Company Recent Financial Statements are referred to herein collectively as the “Company Financial Statements.” No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in any of the Company Financial Statements.

(d)       Except as otherwise noted in the Company Recent Financial Statements, or as set forth in Schedule 2.7(d), the accounts and notes receivable of the Company reflected on the balance sheet included in the Company Recent Financial Statements: (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, except to the extent a reserve therefor is reflected on the Company Recent Financial Statements; (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and by general equitable principles; (iii) are not subject to any valid set-off or counterclaim for which the Company has received written notice except to the extent set forth in such balance sheet contained therein; and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company.

(e)       Since July 1, 2003, the books of account, ledgers and other financial records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth.

(f)        Except as set forth in Schedule 2.7(f), the Company maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit the preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals.

2.8       Information Statement Information. The information to be supplied by or on behalf of the Company for inclusion in the Information Statement to be sent to the stockholders of Parent shall not, on the date the Information Statement is first mailed to stockholders of Parent, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement, as they relate to the Company, not false or misleading. If at any time prior to the Effective Time, any fact or event relating to the Company should be discovered by the Company or should occur which should be set forth in an amendment or supplement to the Information Statement, the Company shall promptly inform Parent of such fact or event.

2.9       Absence of Certain Changes or Events. Except as set forth in Schedule 2.9, from December 31, 2006 to the date of this Agreement, there has not been: (i) to the Knowledge of the Company, any Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Stock, or any purchase, redemption or other acquisition by the Company of any Company Stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any Company Stock; (iv) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than pursuant to the Credit Facilities; (v) any creation or other incurrence by the Company of any Lien on any asset securing an amount in excess of $25,000 (other than Permitted Encumbrances, Liens securing obligations under the Credit Facilities and Liens securing purchase money obligations created in connection with the acquisition, in the ordinary course of business consistent with past practice, of field vehicles and office equipment, not exceeding $100,000 in the aggregate); (vi) any Tax election by the Company or any settlement of any Tax liability; (vii) except for the acquisition of oil and gas leases and seismic data and the drilling of wells in the ordinary course of business, any asset acquisition or capital expenditure by the Company in excess of $500,000 individually or $1,000,000 in the aggregate; (viii) any payment, prepayment or discharge of any liability in excess of $250,000 other than in the ordinary course of business, or any failure to pay when due any liability in excess of $100,000 (other than any liability being contested in good faith by the Company and for which adequate reserves have been established to the extent required by GAAP); (ix) any termination or amendment of, or waiver of any material right under, any Material Company Contract; (x) any damage to or destruction or loss of any asset of the Company (whether or not covered by insurance) having a value in excess of $250,000; (xi) any sale or other disposition of any asset of the Company having a value in excess of $500,000; (xii) any granting by the Company of any increase in compensation or fringe benefits to any employee, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses paid in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any employment, severance, termination or indemnification agreement; (xiii) any entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property; (xiv) except as set forth in the Company Financial Statements, any material change by the Company in its accounting methods, principles or practices; (xv) any change in the independent auditors of the Company; (xvi) any change in the independent petroleum engineers of the Company; (xvii) any issuance of capital stock of the Company; (xviii) any revaluation by the Company of any of its assets, including writing down or writing off notes or accounts receivable; or (xix) any agreement, whether written or oral, to do any of the foregoing.

2.10     Litigation. Except as disclosed in Schedule 2.10, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Company, threatened against or affecting, the Company or any of its properties, or to the Knowledge of the Company against any of the Company’s officers or directors in their capacities as such, before any court, administrative agency or other governmental body, or before any arbitrator or mediator. Neither the Company nor any of the Company’s properties nor, to the Knowledge of the Company, any of the Company’s officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official.

2.11	Employee Benefit Plans.

(a)       Schedule 2.11(a) sets forth a list of all of the Company’s “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)       Except as set forth on Schedule 2.11(b), all employee compensation, incentive, fringe or benefit plans (including, without limitation, all “employee benefit plans,” as defined in Section 3(3) of ERISA), programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (each a “Plan” and collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the Company Financial Statements and other Company records. No claim, suit, action or other proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or, to the Knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent (other than ordinary administration expenses and expenses for benefits accrued but not yet paid, and except as required by applicable law).

(c)       No Plan is intended to provide benefits which might require compliance with Sections 419 or 419A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)       To the Knowledge of the Company (i) no prohibited transaction has occurred with respect to any of the Plans which is not exempt under Section 4975 of the Code and Section 406 of ERISA, and (ii) the Company has not engaged in any transaction with respect to any Plan which could subject it to either a material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)       Except as set forth in Schedule 2.11(e), the Company does not maintain any Plan that provides (or will provide) medical or death benefits to any current or future former employees (including retirees) beyond the date of their retirement or other termination of service, other than benefits that are required to be provided pursuant to Section 4980B of the Code.

(f)        Schedule 2.11(f) lists each individual who (i) has elected to continue and currently is participating in a group health plan of the Company pursuant to an election under COBRA, or (ii) has not made an election under COBRA but who is still eligible to make such election.

(g)       Neither the Company nor any ERISA Affiliate has ever established, maintained, contributed to or, to the Company’s Knowledge, had any liability or obligation to contribute to: (i) any Plan that is a defined benefit plan subject to Section 412 of the Code or Title IV of ERISA; (ii) any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA; (iii) any “multiple-employer plan” within the meaning of Section 413 of the Code or Section 4063 or 4064 of ERISA; or (iv) except as disclosed in Schedule 2.11(g), any Plan providing medical, health, or other welfare-type benefits for employees or independent contractors beyond the date of their retirement or other termination of service from the Company or any ERISA Affiliate other than in accordance with COBRA or any similar state or local laws.

(h)       Neither the Company nor any ERISA Affiliate has made any agreement with any Person, including any employee or former employee, under which the Company or any ERISA Affiliate has any obligation to “gross-up” any payment to such Person for any income or excise Tax or similar penalty that may be imposed on such Person.

(i)        Except as disclosed in Schedule 2.11(b), no condition exists (or fails to exist) or event or transaction has occurred (or failed to occur) with respect to any of the Plans which would result in the Company or any of its ERISA Affiliates incurring any material tax, fine, penalty or liability (other than any routine liability in the ordinary course) as a result of sponsoring, administering, maintaining, contributing to or participating in the Plans.

(j)        The representations and warranties of the Company made in this Section 2.11 are the sole representations and warranties of the Company under this Agreement with respect to (i) compliance by the Company with Legal Requirements and (ii) the making and holding by the Company of Governmental Filings/Permits, in either case relating to employee benefits matters.

2.12     Labor Matters. The Company is not a party to, and has never been a party to, any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

2.13     Restrictions on Business Activities. Except as disclosed in Schedule 2.13, there is no agreement, commitment, judgment, injunction, order or decree, any terms of which remain executory, binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

2.14	Title to Property.

(a)       As used herein, the term, “Mineral Properties” means all interests owned by the Company in and under oil and gas leases, fee mineral interests and mineral servitudes. The Company’s title to the Mineral Properties is such that the Company has Defensible Title (as hereinafter defined separately for each component of the Subject Properties) to the Subject Properties (as hereinafter defined); provided that, notwithstanding the foregoing, the Company makes no representations as to title to the Mineral Properties except as is necessary to represent Defensible Title to the Subject

Properties. As used herein, the term, “Subject Properties” means (i) the existing Wells, as identified by a reference to “1PDP” on Schedule 2.14(a) (the “Existing Wells”), (ii) the future completions and recompletions in Existing Wells, as identified by a reference to “3PNP” on Schedule 2.14(a) (the “Future Completions”), and (iii) the (A) wells that may be drilled in the future by the owner of the Mineral Properties (the “Future Wells”), and (B) the future deepening, sidetracking and recompletion operations that may be conducted in the future in and with respect to Existing Wells by the owner of the Mineral Properties (the “Future Operations”), (in the case of (A) and (B) as identified by a reference to “4PUD” on Schedule 2.14(a). Notwithstanding anything to the contrary in this Section 2.14, the Company is not making and does not make any representation or warranty regarding any surface or subsurface condition of any Mineral Property, the existence or quantity of any hydrocarbon reserves (including those producible in connection with any Future Operation or through any Future Completion or Future Well), or the costs of making any Future Completion or drilling any Future Well or conducting any Future Operation. The parties agree that the value for each of the Subject Properties set forth in Schedule 2.14(a) shall be utilized solely for the purpose of providing a reference for calculating damages suffered, if any, on account of any inaccuracy or breach of representation or warranty under this Section 2.14(a) with respect to such Subject Property; provided, however, that Parent and the Surviving Corporation agree to mitigate, to the extent reasonably practicable, any such damages including by (if applicable) obtaining new oil and gas leases, changing the surface location of a Future Well or otherwise incurring costs in an aggregate amount less than the value set forth in Schedule 2.14(a) for such Subject Property in order to place such parties in the same position that they would have been in had such representation or warranty not been inaccurate or breached.

(b)       As used herein with respect to each Existing Well, “Defensible Title” means such title that, subject to Permitted Encumbrances: (i) entitles the Company to receive through such Existing Well from the currently producing formation(s) therein, or if such well is not currently producing, the formation(s) in which such well is/are completed for production (in either case, to the extent currently producible through such Existing Well, the “Producing Formation(s)”), free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas, throughout the duration of commercial production from such Producing Formation(s) through such Existing Well, not less than the “net revenue interest” set forth on Schedule 2.14(a) with respect to such Existing Well of the oil, gas and other minerals produced, saved and marketed from such Producing Formation(s) , without reduction, suspension or termination, except (A) as may be qualified by any before payout (“BPO”) or after payout (“APO”) notations on Schedule 2.14(a) with respect to such Existing Well, (B) decreases in connection with those operations in which the Company may from and after the date of this Agreement be a non-consenting co-owner as permitted pursuant to the terms of this Agreement, (C) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units with respect to such Producing Formation(s), (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise stated in Schedule 2.14(a); (ii) obligates the

Company to bear a percentage of the costs and expenses of the maintenance and development of, and operations relating to, such Existing Well, to the extent (in each case) relating to such Producing Formation, not greater than the “working interest” set forth on Schedule 2.14(a) with respect to such Existing Well, without increase throughout the duration of commercial production from such Producing Formation(s) through such Existing Well, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Existing Well, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (C) increases to the extent that they are accompanied by a proportionate increase in the Company’s net revenue interest, and (D) as otherwise stated in Schedule 2.14(a); and (iii) is free and clear of Liens or defects except for the mortgages, deeds of trust, financing statements and other Liens created pursuant to the Credit Facilities or as otherwise described in Schedule 2.14(b) held by the lending institutions identified in Schedule 2.14(b) to secure payment of the indebtedness of the Company described in Schedule 2.14(b) (the “Recorded Liens”), all of which will be released prior to or at the Closing (except to the extent Parent determines otherwise pursuant to Section 1.6(g)).

(c)       As used herein with respect to each Future Completion in an Existing Well:

(i)        Defensible Title means such title that, subject to Permitted Encumbrances, and assuming that operations for such Future Completion in the Objective Formation (as defined in this subsection (c)) are completed on (but not prior to) the date of this Agreement: (i) entitles the Company to receive from production through such Future Completion from such Objective Formation, free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas, throughout the duration of commercial production from such Objective Formation through such Future Completion, not less than the “net revenue interest” set forth on Schedule 2.14(a) with respect to such Future Completion of the oil, gas and other minerals produced, saved and marketed from such Objective Formation , without reduction, suspension or termination, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Future Completion, (B) decreases in connection with those operations in which the Company may from and after the date of this Agreement be a non-consenting co-owner as permitted pursuant to the terms of this Agreement, (C) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units with respect to such Objective Formation, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise stated in Schedule 2.14(a); (ii) obligates the Company to bear a percentage of the costs and expenses of conducting such Future Completion in such Objective Formation and of the maintenance and development of, and operations relating to, such Future Completion, to the extent (in each case) relating to such Objective Formation, not greater than the “working interest” set forth on Schedule 2.14(a) with respect to such Future Completion, without increase throughout the duration of commercial production from such Objective Formation through such Future Completion, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Future Completion, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (C) increases to the extent that they are accompanied by a proportionate increase in the Company’s net revenue interest, and (D) as otherwise stated in Schedule 2.14(a); and (iii) is free and clear of Liens or defects other than Recorded Liens, all of which will be released prior to or at the Closing (except to the extent Parent determines otherwise pursuant to Section 1.6(g)).

(ii)       “Objective Formation” means, with respect to each Future Completion in an Existing Well, the subsurface formation to which Proved Developed Non-Producing Reserves are attributable to such Future Completion in the Recent Reserve Report.

(iii)      “Proved Developed Non-Producing Reserves” means proved reserves that are shut-in or behind pipe reserves. Shut-in reserves are expected to be recovered from (i) completion intervals which are open at the time of the estimate but which have not started producing, (ii) wells which were shut-in for market conditions or pipeline connections, or (iii) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

(d)	As used herein with respect to each Future Well:

(i)        Defensible Title means such title that, subject to Permitted Encumbrances, and assuming that such Future Well is completed on (but not prior to) the date of this Agreement: (i) such Future Well may be drilled at a surface location that is on Mineral Properties, or on lands pooled or unitized therewith, and may be completed in the Objective Formation (as defined in this subsection (d)) at the Projected Subsurface Location (as defined in this subsection (d)); (ii) entitles the Company to receive through such Future Well from such Objective Formation, free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas, throughout the duration of commercial production from such Objective Formation through such Future Well, not less than the “net revenue interest” set forth on Schedule 2.14(a) with respect to such Future Well of the oil, gas and other minerals produced, saved and marketed from such Objective Formation , without reduction, suspension or termination, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Future Well, (B) decreases in connection with those operations in which the Company may from and after the date of this Agreement be a non-consenting co-owner as permitted pursuant to the terms of this Agreement, (C) decreases resulting from the establishment or amendment from and after the date of this

Agreement of pools or units with respect to such Objective Formation, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise stated in Schedule 2.14(a); (iii) obligates the Company to bear a percentage of the costs and expenses of drilling, testing, completing and equipping (or plugging and abandoning), and, if completed, operating such Future Well, to the extent (in each case) relating to such Objective Formation, not greater than the “working interest” set forth on Schedule 2.14(a) with respect to such Future Well, without increase throughout the duration of commercial production from such Objective Formation through such Future Well, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Future Well, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (C) increases to the extent that they are accompanied by a proportionate increase in the Company’s net revenue interest, and (D) as otherwise stated in Schedule 2.14(a); and (iv) is free and clear of Liens or defects other than Recorded Liens, all of which will be released prior to or at the Closing (except to the extent Parent determines otherwise pursuant to Section 1.6(g)).

(ii)       “Projected Subsurface Location” means, with respect to each Future Well, a subsurface location in the Objective Formation from which the Proved Undeveloped Reserves attributable to such Future Well in the Recent Reserve Report are projected to be recovered, which such subsurface location (A) is within the legal description for such Future Well on Schedule 2.14(a) and (B) conforms, as of the date of this Agreement, to applicable lease requirements and Legal Requirements.

(iii)      “Objective Formation” means, with respect to each Future Well, the subsurface formation for which Proved Undeveloped Reserves are attributable to such Future Well in the Recent Reserve Report.

(iv)      “Proved Undeveloped Reserves” means proved reserves that are expected to be recovered from new wells on undrilled acreage.

(e)	As used herein with respect to each Future Operation in an Existing Well:

(i)        Defensible Title means such title that, subject to Permitted Encumbrances, and assuming the completion of such Future Operation in such Existing Well to or in the Objective Formation (as defined in this subsection (e)) on (but not prior to) the date of this Agreement: (i) such Existing Well may be completed in such Objective Formation at the Projected Subsurface Location (as defined in this subsection (e)); (ii) entitles the Company to receive through such Existing Well from such Objective Formation, free and clear of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other burdens on or measured by production of oil and gas, throughout the duration of commercial production from such Objective Formation through such Existing

Well, not less than the “net revenue interest” set forth on Schedule 2.14(a) with respect to such Future Operation of the oil, gas and other minerals produced, saved and marketed from such Objective Formation, without reduction, suspension or termination, except (A) as may be qualified by any before payout BPO or after payout APO notations on Schedule 2.14(a) with respect to such Future Operation, (B) decreases in connection with those operations in which the Company may from and after the date of this Agreement be a non-consenting co-owner as permitted pursuant to the terms of this Agreement, (C) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units with respect to such Objective Formation, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise stated in Schedule 2.14(a); (iii) obligates the Company to bear a percentage of the costs and expenses of conducting such Future Operation with respect to such Existing Well in such Objective Formation and of the maintenance and development of, and operations relating to such Existing Well, to the extent (in each case) relating to such Objective Formation, not greater than the “working interest” set forth on Schedule 2.14(a) with respect to such Future Operation, without increase throughout the duration of commercial production from such Objective Formation through such Existing Well, except (A) as may be qualified by any BPO or APO notations on Schedule 2.14(a) with respect to such Future Operation, (B) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (C) increases to the extent that they are accompanied by a proportionate increase in the Company’s net revenue interest, and (D) as otherwise stated in Schedule 2.14(a); and (iv) is free and clear of Liens or defects other than Recorded Liens, all of which will be released prior to or at the Closing (except to the extent Parent determines otherwise pursuant to Section 1.6(g)).

(ii)       “Projected Subsurface Location” means, with respect to each Future Operation, a subsurface location in the Objective Formation from which the Proved Undeveloped Reserves attributable to such Future Operation in the Recent Reserve Report are projected to be recovered, which such subsurface location (A) is within the legal description for such Future Operation on Schedule 2.14(a) and (B) conforms, as of the date of this Agreement, to applicable lease requirements and Legal Requirements.

(iii)      “Objective Formation” means, with respect to each Future Operation, the subsurface formation for which Proved Undeveloped Reserves are attributable to such Future Operation in the Recent Reserve Report.

(iv)      “Proved Undeveloped Reserves” means proved reserves that are expected to be recovered from (i) from deepening Existing Wells to a different reservoir, or (ii) where a relatively large expenditure is required to (A) recomplete an Existing Well, or (B) install production or transportation facilities for primary or improved recovery projects.

(f)        As used herein, the term “Permitted Encumbrances” means: (i) the terms and conditions of all Company Contracts, to the extent such terms and conditions do not (A) operate to reduce the net revenue interest of the Company in any Subject Property to an amount less than the net revenue interest set forth on Schedule 2.14(a) for such Subject Property and (B) obligate the Company to bear a working interest for such Subject Property in any amount greater than the working interest set forth on Schedule 2.14(a) for such Subject Property (unless the net revenue interest for such Subject Property is greater than the net revenue interest set forth on Schedule 2.14(a) for such Subject Property in the same proportion as any increase in such working interest); (ii) preferential rights of purchase and required third party consents to assignments and similar rights held by third parties that are not applicable to the Merger; (iii) Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (iv) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business; (v) conventional rights of reassignment prior to abandonment; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; (vii) easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of any Property, none of which materially interferes with the development and operation of such Property for the production of hydrocarbons or for the use for which the same is held; (viii) such title defects as Parent may have expressly waived in writing; (ix) rights reserved to or vested in any Governmental Entity to control or regulate any Property in any manner, and all applicable laws, rules and orders of Governmental Entities; (x) imperfections of title that do not interfere with (A) the use, operation and possession of any Property, (B) reduce the value of any Property or (C) interfere with the production and sale of hydrocarbons for the account of the Company from any Subject Property; and (xi) Liens, charges and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of the Company or its predecessors in title to, or the receipt of production revenues from, the Subject Property affected thereby.

(g)      As of the date of this Agreement, all wells, surface equipment, production equipment, tanks, batteries, gauges, meters, gathering lines, flow lines and other personal property, fixtures and equipment owned or used by the Company in connection with the Mineral Properties (the “Operating Equipment”) are in suitable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used; provided, however, that the foregoing representation shall be qualified by the Company’s Knowledge with respect to any Operating Equipment used in operations on Mineral Properties for which Company is not the operator. The Operating Equipment and all other personal property of the Company owned, used or held for use by the Company in connection with the business of the Company (collectively, the “Personal Property”) is shown or reflected in Company Recent Financial Statements, to the extent required by

GAAP. The Company owns and has good title to or holds an enforceable leasehold interest in each item of Personal Property, free and clear of all Liens, except for the Recorded Liens and the Permitted Encumbrances.

(h)       Schedule 2.14(h) sets forth a description of all real property owned by the Company, other than Mineral Properties and rights-of-way, easements, servitudes and similar interests in real property relating to the Company’s ownership and operation of the Mineral Properties (the “Owned Real Property). The Company has good title to each item of Owned Real Property free and clear of all (i) Liens, other than the Recorded Liens and Permitted Encumbrances, and (ii) title defects, other than minor imperfections of title that do not interfere with the use, operation and possession or reduce the value of any particular item of Owned Real Property.

(i)        Schedule 2.19(b) sets forth a description of all leases of real property held by the Company, other than leases of Mineral Properties and rights-of-way, easements, servitudes and similar interests in real property relating to the Company’s ownership and operation of the Mineral Properties (the “Leased Real Property”). The Leased Real Property is shown or reflected on the Company Recent Financial Statements, to the extent required by GAAP. The Company has an enforceable leasehold interest in each item of Leased Real Property, free and clear of all Liens, other than the Recorded Liens and Permitted Encumbrances.

2.15	Taxes.

(a)       For the purposes of this Agreement, (i) “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts, and (ii) “Return” or “Returns” means all returns, estimates, information statements and reports relating to Taxes.

(b)	Except as set forth in Schedule 2.15:

(i)        The Company has timely filed all federal, state, local and foreign Returns required to be filed by the Company (without regard to extensions) with any Tax authority prior to the date hereof. The Company has paid all Taxes shown to be due on such Returns. All such Returns are true, correct and complete in all material respects; provided, however, that this representation and warranty is not intended to apply and shall not be deemed to apply to any tax attributes of the Company reflected on any Return that were not necessary for the calculation of the Taxes shown to be due on such Return.

(ii)       All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)      The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)      To the Company’s Knowledge, no audit or other examination of any Return of the Company by any Tax authority is presently in progress. The Company has not been notified of any request for such an audit or other examination.

(v)       No adjustment relating to any Returns filed by the Company has been formally or informally proposed in writing by any Tax authority to the Company or any representative thereof.

(vi)      The Company has no liability for any material amount of unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Company Recent Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the period covered by the Company Recent Financial Statements in connection with the operation of the business of the Company in the ordinary course of business.

(vii)     Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing or Tax matters agreement, or a party to any agreement to indemnify any Person for Taxes.

(viii)    The Company is not a party to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (A) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code by reason of the Merger, (B) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code, or (C) the payment of any amounts not deductible by the Company, in whole or in part, by reason of Section 162(m) of the Code.

(c)       The representations and warranties of the Company made in this Section 2.15 are the sole representations and warranties of the Company under this Agreement with respect to (i) compliance by the Company with Legal Requirements and (ii) the making and holding by the Company of Governmental Filings/Permits, in either case relating to Tax matters.

2.16	Environmental Matters.

(a)       Except as set forth in Schedule 2.16(a), to the Company’s Knowledge (i) there has not occurred any event in the use and operation of the Mineral Properties, the Owned Real Property or the Leased Real Property (individually a “Property” and collectively, the “Properties”), and (ii) there does not exist on the Properties, any condition that constitutes a violation of Applicable Environmental Law and that reasonably could be expected to require or result in a compliance action, response or remediation cost to the Company in excess of $25,000 for any single condition, or $50,000 in the aggregate with respect to any Property, or $100,000 in the aggregate for similar conditions affecting more than one Property; provided, however, that the threshold amounts stated in clause (ii) shall be exclusive of any costs and expenses reasonably expected to be incurred in connection with ongoing or long-term monitoring of environmental conditions on any Property.

(b)       There are no agreements, consents or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of Governmental Entities based on any Applicable Environmental Law (as hereinafter defined), relating to or that require any material change in the present condition or remediation of any Property which remain unsatisfied and outstanding, and the Company has not received from any Governmental Entity or any private or public Person or entity any notice or claim advising the Company that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of the Company’s or its predecessors’ ownership or activities in connection with the Properties, which claim or notice remains unsatisfied and outstanding.

(c)       The Company and, to the Knowledge of the Company, each other Person that owns, operates or occupies the Properties, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d)       There are no pending or, to the Knowledge of the Company, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any of the Properties.

(e)       Except as set forth on Schedule 2.16(e), there are no reports of environmental investigations, studies or audits performed within the past five (5) years with respect to any of the Properties commissioned by or in the possession of, the Company.

(f)        As used in this Agreement, the term “Applicable Environmental Law” means: (i) all federal statutes regulating or prescribing restrictions regarding the condition of or activities affecting the Properties or, as applicable, the Parent Properties relating to the environment (air, water, land, animal and plant life), including but not limited to the following: the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act; (ii) any regulations promulgated under such federal statutes; (iii) any state law counterparts of such federal statutes and the regulations promulgated thereunder; (iv) any other state or local statutes, rules, regulations or ordinances regulating the use of or affecting the environment; and (v) all common law rights, duties and obligations regarding the use of or matters affecting the environment.

(g)       The representations and warranties of the Company made in this Section 2.16 are the sole representations and warranties of the Company with respect to (i) compliance by the Company with Legal Requirements and (ii) the making and holding by the Company of Governmental Filings/Permits, in either case relating to environmental matters.

2.17     Brokers; Third Party Expenses. Except for the fees of Jefferies, Randall & Dewey, a division of Jefferies & Company, Inc., the Company has not incurred, nor will it incur, directly or indirectly, any liability for broker’s fees, finder’s fees, investment banker’s fees, agent’s commissions or any similar fees or charges in connection with this Agreement or any transactions contemplated hereby.

2.18     Intellectual Property. The Company owns, or has the license or right to use in the United States, all Intellectual Property currently used and necessary to conduct its business as presently conducted. To the Knowledge of the Company, no third party has asserted against the Company a claim that the Company is infringing the Intellectual Property of such third party that has not been resolved. To the Knowledge of the Company, no third party is infringing in any material respect the Intellectual Property owned or exclusively licensed by the Company.

2.19	Agreements, Contracts and Commitments.

(a)       Schedule 2.19(b) sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the date thereof and the parties thereto. True, correct and complete copies of all Material Company Contracts have been heretofore been furnished to Parent or Parent’s counsel, other than as noted on Schedule 2.19(b).

(b)	For purposes of this Agreement:

(i)        The term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company).

(ii)       The term “Material Company Contracts” shall mean (other than joint operating agreements (except as otherwise specifically included below) and oil and gas leases), without duplication, (A) each Company Contract under which or in respect of which the Company presently has or reasonably expects to incur any liability or obligation (absolute, contingent or otherwise) in excess of $500,000, and (B) each of the following described Company Contracts, any of the terms of which remain executory:

(1)       any loan agreement, mortgage, note, indenture, installment obligation or other instrument, agreement or arrangement for or relating to indebtedness for borrowed money by the Company;

(2)       any acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement, exploration agreement, prospect agreement, joint venture agreement, seismic acquisition agreement, area of mutual interest agreement, partnership agreement (other than relating to partnerships solely for federal income tax purposes and Organizational Documents of Company Subsidiaries), and any other similar agreement; provided, however, that notwithstanding the general exclusion of joint operating agreements in the above definition of Material Company Contracts, any joint operating agreement which includes (A) a drilling commitment beyond the initial test well which remains executory, (B) provisions entitling other parties to such agreement to earn (other than pursuant to non-consent operations) an interest in Mineral Properties owned by the Company, which provisions remain executory, or (C) area of mutual interest provisions, shall constitute a Material Company Contract;

(3)       any agreement for the sale of oil, gas or liquids from or attributable to the Mineral Properties (including any call on production at a price less than the prevailing price in the field) that may not be terminated by the Company at will and without penalty on notice of sixty(60) days or less; provided, however, that notwithstanding the general exclusion of joint operating agreements in the above definition of Material Company Contracts, any joint operating agreement that includes a call on production at a price less than the prevailing price in the field shall constitute a Material Company Contract;

(4)	any Hedge Contract;

(5)       any guaranty, direct or indirect, by the Company, of any obligation for borrowings of any other Person, other than endorsements made for collection in the ordinary course of business, guarantees by Company Subsidiaries of Company obligations and guarantees by the Company of Company Subsidiaries’ obligations;

(6)       any employment, severance, bonus or consulting agreement (other than consulting or service agreements that may be terminated by the Company at will and without payment or penalty on notice of thirty (30) days or less);

(7)	any lease by the Company of Leased Real Property;

(8)       any lease or similar arrangement for the use by the Company of Personal Property (other than any lease of vehicles, office equipment or operating equipment where the annual lease payments are less than $50,000 in the aggregate);

(9)       any lease of compression, treating, dehydration or gathering equipment utilized in the marketing of production from the Mineral Properties;

(10)    any outsourcing agreement for the performance by third parties of administrative or professional services for or on behalf of the Company; and

(11)     any agreement to which any Affiliate of the Company is a party, other than agreements (A) that relate to such Affiliate’s ownership of capital stock or other securities of the Company that will be exchanged, paid or cancelled at or prior to the Closing, and (B) that will not survive the Closing.

(c)       Except as set forth in Schedule 2.19(c), neither the Company nor, to the Company’s Knowledge, any other party thereto is, in any material respect, in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default in any material respect under, any Material Company Contract. No party to any Company Contract has given any written notice to the Company of any claim of any breach, default or event, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

2.20     Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Company. To the Company’s Knowledge, the Insurance Policies are adequate in amount and scope for the business in which the Company is engaged. Except as set forth in Schedule 2.20, there are no pending claims under the Insurance Policies as of the date indicated in Schedule 2.20.

2.21     Governmental Filings/Permits. The Company has made and holds all material Governmental Filings/Permits necessary for the conduct by the Company of its business as presently conducted, and true, complete and correct copies of such Governmental Filings/Permits have heretofore been made available to Parent or Parent’s counsel. Schedule 2.21 lists each such Governmental Filing/Permit that will expire prior to December 31, 2007. The Company is in compliance, in all material respects, with all of its obligations under or with respect to its material Governmental Filings/Permits. For purposes of this Agreement, the term “Governmental Filings/Permits” shall mean any filing, registration or qualification with, or any franchise, license, certificate, authorization, consent, order, permit, approval, consent or receipt of other action of or from, any federal, state, local or other governmental, administrative or judicial body, agency or authority.

2.22     Interested Party Transactions. Except as set forth in the Schedule 2.22, no officer or employee of the Company or any member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s Knowledge, none of such Persons has any direct or indirect ownership interest in any Person with whom the Company has a contractual relationship, or in any Person that competes with the Company (excluding, in each case holdings of less than 5% of the outstanding stock of any publicly traded company that may compete with the Company). Except as set forth in Schedule 2.22, to the Knowledge of the Company, no officer or employee of the Company or any member of his or her immediate family has a financial interest, directly or indirectly, in any Company Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23	Business Locations; Bank Accounts.

(a)       Schedule 2.23(a) sets forth the location of the principal place of business and chief executive office of the Company and each Company Subsidiary, together with each field office and other office out of which Company business is conducted. Schedule 2.23(a) includes a designation of the office or other location where the corporate books and records, including the Charter Documents, Corporate Records and books of account of the Company, are located.

(b)       Schedule 2.23(b) sets forth a listing of all bank accounts, depository accounts, securities accounts and other similar accounts of the Company and each Company Subsidiary with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account.

2.24     Trade Names; Prior Acquisitions. All names under which the Company and each of the Company Subsidiaries does or, since July 1, 2003, has done, business are specified in Schedule 2.24. Except as set forth in Schedule 2.24, neither the Company nor any of the Company Subsidiaries has within the past three years changed its name or used any assumed or fictitious name, been the surviving entity in a merger, acquired any material business or changed its principal place of business or chief executive office.

2.25     Operation of Properties/Wells. During the period of ownership by the Company: (i) the Mineral Properties operated by the Company have been operated in material compliance with all applicable Legal Requirements, and (ii) all wells on or constituting a part of the Mineral Properties (the “Wells”) (A) if drilled by the Company, have been drilled within the boundaries of the applicable lease or unit and in material compliance with applicable spacing regulations and all other applicable Legal Requirements and regulations, and (B) if operated by the Company, have been operated and produced in material compliance with applicable Company Contracts and applicable Legal Requirements. No Well operated by the Company, and to the Company’s Knowledge no Well operated by a third party, is subject to penalties on allowables because of any overproduction that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Entity.

2.26     Commitments. Except as set forth on Schedule 2.26, as of the date of this Agreement, to the Company’s Knowledge, the Company is not contractually obligated to make or incur any expenditure on or with respect to any Mineral Property of more than $250,000 for any single operation or more than $500,000 for any series of related operations.

2.27     Payment for Future Production. Except as set forth on Schedule 2.27, the Company is not obligated, by virtue of a prepayment arrangement, make-up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to the Mineral Properties at some future time without then or thereafter receiving full payment therefor.

2.28     Gas Balancing. The gas balancing status of the Company’s interest in the Mineral Properties is set forth in Schedule 2.28, as of the dates there indicated. Except as set forth in Schedule 2.28, based on information available as of the date there indicated, there are no material pipeline imbalances affecting the Company.

2.29     Calls on Production. No Person has any call upon, option to purchase, or similar right to obtain production from any of the Mineral Properties at a price less than the price payable under an existing Company Contract or the prevailing price in the field.

2.30     Non-Competition Commitments. Except as set forth on Schedule 2.30, there are no agreements or arrangements that will be binding on the Company or the Properties after Closing that limit the freedom of the owner of the Properties to compete in any line of business or with any Person or in any geographical area, except customary area of mutual interest provisions.

2.31     Lease Provisions; Suspense Register. All rents, royalties, overriding royalty interests and other payments due with respect to production from the Mineral Properties have been timely and properly paid, except amounts (i) that are properly being held in suspense, or (ii) as in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent or Parent’s counsel for review the Company’s suspense register listing all amounts held in suspense by the Company, together with an explanation of the reason the proceeds attributable to each owner so listed are being held in suspense.

2.32     Preferential Rights to Purchase and Required Consents to Assign. Except as set forth on Schedule 2.32, no Mineral Property is subject to any preferential right to purchase, right of first refusal or other agreement that gives a third party the right to purchase a Mineral Property as a result of the Merger or requires the consent of any third party to consummate the Merger.

2.33   Reserve Report. Attached as Schedule 2.33(a) are reserve reports dated as of December 31, 2006, prepared by LaRoche Petroleum Consultants Ltd. (“LaRoche”) and Netherland, Sewell & Associates (“NSA”), the Company’s independent petroleum engineers (the “Company Reserve Report”). Except as set forth in Schedule 2.33(a), since the date of the Company Reserve Report and until the date of this Agreement, the Company has not sold or otherwise disposed of any of the Mineral Properties listed in the Company Reserve Report. To the Company’s Knowledge, all production, pressure, engineering, geologic, price, capital expense, operating expense and other information supplied by or on behalf of the Company to NSA and LaRoche in connection with the preparation of the Company Reserve Report was at the time supplied accurate in all material respects. Attached as Schedule 2.33(b) is a copy of a reserve report dated as of June 30, 2007, prepared by the Company and audited by NSA (the “Recent Reserve Report”). To the Company’s Knowledge, except as disclosed on Schedule 2.33(c), as of the date of this Agreement, no well listed in Schedule 2.33(d) has experienced a loss of production such that, if known by the Company at the time of preparation of the Recent Reserve Report, would have resulted in the present value of the estimated future net revenues from production from such well discounted at ten percent per annum (“PV-10 Value”), being more than $2,000,000 less than the PV-10 Value attributed to such well in the Recent Reserve Report. Nothing in this Section 2.33 shall constitute a representation or warranty regarding title to any Mineral Property, including any representation or warranty to any working interest or net revenue interest of the Company in any lease, well or unit comprising the Mineral Properties.

2.34	Not Used.

2.35     Status of Payout Accounts. Schedule 2.35 lists all Mineral Properties that are shown on Schedule 2.14(a) as having different BPO and APO interests, together with the approximate amount of the payout account with respect to each such property as of the date indicated.

2.36     Hedging. Except as set forth on Schedule 2.19(b), the Company is not a party to any oil or natural gas, interest rate or other futures or hedging agreements, and does not hold and is not subject to any price swaps, options, collars, forward sale contracts or similar contracts, instruments or arrangements (collectively, “Hedge Contracts”). Except as set forth on Schedule 2.36 or pursuant to the Credit Facilities, the Company has not posted, and has not received a demand from any Hedge Contract counterparty to post, security with respect to any Hedge Contract. Copies of all Hedge Contracts have been provided to Parent or Parent’s counsel for review.

2.37     Seismic Data; Permits. Except as set forth in Schedule 2.37, the Company is not a party to any contract or agreement with any seismic data vendor or licensor. The Company is in possession of and has the right to use and retain the proprietary seismic data described on Schedule 2.37.

2.38     Previously Owned Properties. Except as set forth on Schedule 2.38, the Company has no continuing contractual indemnification obligations with respect to any properties that were owned or leased by the Company within the five-year period prior to the date of this Agreement but are not currently owned or leased; provided, however, that the foregoing representation and warranty is not intended to relate to any potential liability of the Company arising solely under Applicable Environmental Law (and not by contract) with respect to matters which, to the Company’s Knowledge, have not been asserted and are not reasonably expected by the Company to be asserted.

2.39     Operator; Audit. The Company has no Knowledge of any pending vote, or any requests for a vote (whether written or oral), to have the Company removed as the named operator of any of the Mineral Properties for which the Company is currently designated as the operator. Except as set forth on Schedule 2.39, there is no pending third-party audit of the Company’s joint interest billings as operator and the Company has not received any notice of or demand with respect to any such audit.

2.40     SLPH Status. At all times during the period from January 1, 2004 to the date of this Agreement, SLPH (i) has been a holding company and the principal and controlling stockholder of record of the Company, (ii) has not engaged in any trade or business, other than owning the assets and properties set forth in Schedule 2.40, or employed any employees, (iii) has owned no assets or properties, other those set forth in Schedule 2.40, and (iv) has had no revenues, expenses, assets or liabilities not included in the Company Financial Statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Subject to the exceptions, qualifications and explanations set forth in the various sub-schedules comprising Schedule 3 attached hereto (collectively, the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as follows (as used in this Article III, the term “Parent” includes Parent and each of the Parent Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

3.1	Organization and Qualification.

(a)       Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is not in violation of any of the provisions of the Parent Charter Documents.

(b)       Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)       Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was created specifically for the purpose of effecting the Merger. Merger Sub has never owned any assets or properties or engaged in any business.

3.2	Subsidiaries.

(a)       Parent has no subsidiaries other than those listed on Schedule 3.2 (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”). Except for the Parent Subsidiaries, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, lease, binding understanding, instrument, note, option, license, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)      Each Parent Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 3.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Parent Subsidiary that is a limited liability company is duly organized, validly existing and in good standing under the laws of its state of organization (as listed on Schedule 3.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. No Parent Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)      Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or such Parent Subsidiary.

3.3	Capitalization.

(a)       The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 41,239,792 shares of Parent Common Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding as of the date of this Agreement.

(b)       As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement: (i) 825,000 shares of Parent Common Stock are reserved for issuance upon the exercise of 275,000 outstanding unit purchase options, with each such option being an option to purchase, on or before May 11, 2009, at a price of $9.90, one “unit” consisting of one share of Parent Common Stock and two warrants, with each warrant entitling the holder thereof to purchase one share of Parent Common Stock at a price of $6.25 per share; (ii) 12,650,000 shares of Parent Common Stock are reserved for issuance upon the exercise of 12,650,000 warrants to purchase Parent Common Stock at an exercise price of $5.00 per share; and (iii) 1,122,933 shares of Parent Common Stock are reserved for issuance under Parent’s 2006 Long-Term Incentive Plan. All outstanding shares of Parent Common Stock have been issued and granted in compliance with (x) all applicable Legal Requirements, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19).

(c)       Except as described at (b) above or as permitted under Parent’s 2006 Long-Term Incentive Plan, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)       Except as filed with the Securities and Exchange Commission (“SEC”) as a Material Parent Contract or otherwise described in Schedule 3.3(d), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

(e)       Parent, either directly or indirectly through one or more Parent Subsidiaries, owns all of the outstanding equity securities of each Parent Subsidiary, free and clear of all liens and encumbrances other than as disclosed in Parent’s SEC filings. There are no outstanding options, warrants or other rights to purchase securities of any Parent Subsidiary.

(f)        Parent Common Stock is listed on The Nasdaq Capital Market under the symbol RAME. There is no action or proceeding pending or, to Parent’s Knowledge,

threatened against Parent by The Nasdaq Stock Market, Inc. (“Nasdaq”) or the National Association of Securities Dealers, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the listing of Parent Common Stock on The Nasdaq Capital Market. The representations and warranties made by Parent in this Section 3.3(f) also are being made expressly for the benefit of and may be relied upon by those holders of Company Stock and Note Holders receiving shares of Parent Common Stock and Warrants pursuant to the terms of this Agreement and the Note Holder Payoff and Recapitalization Agreement.

(g)       The shares of Parent Common Stock and the Warrants to be issued by Parent pursuant to the terms of this Agreement, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable and free and clear of all Liens, other than Liens arising under the Transaction Documents and applicable securities laws. The Parent Common Stock issuable upon exercise of the Warrants has been duly and validly reserved for issuance and, upon issuance, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens other than Liens arising under the Transaction Documents and applicable securities laws. The representations and warranties made by Parent in this Section 3.3(g) also are being made expressly for the benefit of and may be relied upon by those holders of Company Stock and Note Holders receiving shares of Parent Common Stock and Warrants pursuant to the terms of this Agreement and the Note Holder Payoff and Recapitalization Agreement.

3.4       Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to obtaining the Merger Sub Stockholder Consent and the Parent Stockholder Consent (both as hereinafter defined), to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each of Parent and Merger Sub is a party and the performance of the transactions contemplated herein and therein by each of Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Merger Sub Stockholder Consent and the Parent Stockholder Consent, and the filing and recordation of the Certificate of Merger as required by the DGCL. Without limiting the generality of the foregoing, the duly constituted board of directors of Parent (the “Parent Board”), at a meeting duly called and held, by the unanimous vote of all directors: (i) determined that the Merger is fair to and in the best interests of Merger Sub, Parent and Parent’s stockholders; (ii) approved this Agreement in accordance with the provisions of the DGCL and the Merger Sub and Parent Charter Documents; (iii) approved the other transactions contemplated by this Agreement; (iv) directed that this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, be submitted to the stockholders of Parent for their approval; and (v) resolved to recommend that the stockholders of Parent vote in favor of the approval of this Agreement and the consummation of the transactions contemplated hereby. The only approval of Merger Sub’s stockholders required to approve and adopt this Agreement and the transactions contemplated hereby is the approval by the Parent as the sole stockholder of Merger Sub (“Merger Sub Stockholder Consent”). The only approval of

Parent’s stockholders required to approve and adopt this Agreement and the transactions contemplated hereby (including the issuance of shares of Parent Common Stock and Warrants hereunder) is the approval by the holders of Parent Common Stock representing a majority of the outstanding shares of Parent Common Stock in accordance with the provisions of the DGCL, the rules and regulations of Nasdaq and Parent’s Charter Documents (the “Parent Stockholder Consent”), and no other corporate proceedings on the part of Parent or its stockholders are necessary to authorize the execution and delivery by Parent of this Agreement, the other Transaction Documents to which Parent is party or the consummation by Parent of the transactions contemplated hereby and thereby, other than the filing of the Certificate of Merger. This Agreement has been duly and validly executed by Parent and Merger Sub and assuming (w) the Parent Stockholder Consent is obtained, (x) the Merger Sub Stockholder Consent is obtained, (y) the execution and delivery by Parent and Merger Sub of the other Transaction Documents to which each is a party, and (z) this Agreement and the other Transaction Documents to which it is a party constitute valid and legally binding obligations of the Company and the other parties thereto (other than Parent and Merger Sub), this Agreement and the other Transaction Documents to which each of Parent and Merger Sub is a party constitute the valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent the enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally, and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.5	No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement and each of the other Transaction Documents to which each of Parent and Merger Sub is a party do not, and, subject to obtaining the Parent Stockholder Consent and the Merger Sub Stockholder Consent, the consummation by each of Parent and Merger Sub of the transactions contemplated herein and therein shall not, (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate in any material respect any Legal Requirements, (iii) result in any breach or default in any material respect (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material properties or assets of Parent pursuant to, any Material Parent Contract, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Parent Contract.

(b)       The execution and delivery by each of Parent and Merger Sub of this Agreement and each of the other Transaction Documents to which each of Parent and Merger Sub is a party does not, and the performance of their respective obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificate of Merger, (ii) for the applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is licensed or qualified to do business, (iii) for the applicable requirements of Nasdaq, (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement or the other Transaction Documents to which it is a party and (v) for such consents, approvals, authorizations, permits, filings or notifications required to be made after the Closing.

3.6       Compliance. To Parent’s Knowledge, Parent has complied with and is not in material violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. No written notice of non-compliance with any material Legal Requirements has been received by Parent (and Parent has no Knowledge of any such notice delivered to any other Person). Parent is not in material violation of any term of any Material Parent Contract.

3.7	Parent SEC Filings; Undisclosed Liabilities; Internal Controls.

(a)       Parent has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it from January 1, 2006 to the date hereof (the “Parent SEC Documents”). Each Parent SEC Document (i) complied with the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document at the time it was filed, or if any such Parent SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, and (ii) did not as of the time it was filed, or if any such Parent SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       The consolidated financial statements of Parent included in Parent SEC Documents (the “Parent Financial Statements”) complied in all material respects at the time of filing, or where subsequently amended, at the time of filing of the amendment, with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect at the time of their preparation and applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material). No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent.

(c)       Except as set forth in the Parent SEC Documents, neither Parent nor any of Parent Subsidiaries has any liabilities or obligations of a type required, in accordance with GAAP, to be set forth in financial statements or the notes thereto (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business or which, individually or in the aggregate, would not be material to Parent.

(d)       Parent maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act. Parent maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent in accordance with GAAP and to maintain accountability for Parent’s consolidated assets; (iii) access to Parent’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Parent’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.8       Information Statement. The information to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Information Statement to be furnished to Parent’s stockholders in connection with obtaining the Parent Stockholder Consent shall not, on the date the Information Statement is first mailed to stockholders of Parent, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading. If at any time prior to the Effective Time, any fact or event relating to Parent or any of its Affiliates should be discovered by Parent or should occur which should be set forth in an amendment or supplement to the Information Statement, Parent shall promptly inform the Company of such fact or event.

3.9       Absence of Certain Changes or Events. Except as disclosed in Parent SEC Documents, from December 31, 2006 to the date of this Agreement there has not been: (i) to Parent’s Knowledge any Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Parent Common Stock, or any purchase, redemption or other acquisition by Parent of any Parent Common Stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (iii) any split, combination or reclassification of any of Parent Common Stock; (iv) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money, other than under Parent’s existing senior secured credit facility as described in the Parent SEC Documents; (v) any creation or other incurrence by Parent of any Lien on any asset other than Parent Permitted Encumbrances; (vi) any Tax election by Parent or any settlement of any Tax liability; (vii) any creation, termination or amendment of, or waiver of any material right under, any Material Parent Contract, except for the creation, termination or amendment of or waiver under any such Material Parent Contract in the ordinary course of business; (viii) any damage to or destruction or loss of any asset of Parent (whether or not covered by insurance) having a value in excess of $500,000; (ix) any sale or other disposition of any asset of Parent having a value in excess of $1,000,000; (x) any material change by Parent in its accounting methods, principles or practices; (xi) any change in the auditors of Parent; (xii) any change in the independent petroleum engineers of Parent; (xiii) any issuance of capital stock of Parent other than under Parent’s 2006 Long-Term Incentive Plan; (xiv) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of the full cost pool or writing off notes or accounts receivable; or (xv) any agreement, whether written or oral, to do any of the foregoing.

3.10     Litigation. Except as disclosed in the Parent SEC Documents, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Parent, threatened against or affecting, Parent or any of its properties, or to the Knowledge of Parent against any of Parent’s officers or directors in their capacities as such, before any court or arbitrator or any governmental body in which a decision adverse to Parent would reasonably be expected to be material to Parent. Neither Parent nor any of Parent’s properties nor, to the Knowledge of Parent, any of Parent’s officers and directors in their capacities as such, are subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official, compliance with which would reasonably be expected to be material to Parent.

3.11	Employee Benefit Plans.

(a)       All of Parent’s employee compensation, incentive, fringe or benefit plans (including, without limitation, all “employee benefit plans,” as defined in Section 3(3) of ERISA), programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which Parent has liability (collectively, the “Parent Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Parent Plans, and all liabilities with respect to the Parent Plans have been properly reflected in the financial statements and records of Parent. No claim, suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Plan activities) has been brought or, to the Knowledge of Parent, is threatened, against or with respect to any Parent Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to any Parent Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Parent does not have any plan or commitment to establish any new Parent Plan, to modify any Parent Plan (except to the extent required by law or to conform any such Parent Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Parent Plan.

(b)       To the Knowledge of Parent, (i) no prohibited transaction has occurred with respect to any of the Parent Plans which is not exempt under Section 4975 of the

Code and Section 406 of ERISA, and (ii) Parent has not engaged in any transaction with respect to any Parent Plan which could subject it to either a material civil penalty assessed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(c)       The representations and warranties of Parent made in this Section 3.11 are the sole representations and warranties of Parent under this Agreement with respect to (i) compliance by Parent with Legal Requirements and (ii) the making and holding by Parent of Governmental Filings/Permits, in either case relating to employee benefits matters.

3.12     Labor Matters. Parent is not a party to, and has never been a party to, any collective bargaining agreement or other labor union contract applicable to persons employed by Parent nor does Parent know of any activities or proceedings of any labor union to organize any such employees.

3.13     Restrictions on Business Activities. To Parent’s Knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or its assets or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted.

3.14	Title to Property.

(a)       Parent has defensible title to all of its oil and gas properties and good and marketable title to all of its owned real property, leased real property (other than oil and gas leases) and personal property (collectively, “Parent Property”), except (i) for Parent Permitted Encumbrances, and (ii) where the failure or loss of title to Parent Property would not, in the aggregate, have a Material Adverse Effect on Parent.

(b)       As used in this section, the term “Parent Permitted Encumbrances” means: (i) the terms and conditions of all Parent Contracts; (ii) Liens and other matters disclosed in the Parent SEC Documents; (iii) Liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (iv) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the normal course of business; (v) conventional rights of reassignment prior to abandonment; (vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs or the like; (vii) easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar easements and rights-of-way on, over or in respect of the Parent Property, none of which materially interferes with the development and operation of any Parent Property for the production of hydrocarbons or for the use for which the same is held; (viii) rights reserved to or vested in any Governmental Entity to control or regulate any Parent Property in any manner, and all applicable laws, rules and orders of any Governmental Entity; (ix) imperfections of title that do not materially interfere with the use, operation and possession or materially reduce the value of any particular Parent Property; and (x) Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the claimed ownership of Parent or its predecessors in title to, the Parent Property affected thereby.

3.15	Taxes.

(a)       Parent has timely filed all federal, state, local and foreign Returns required to be filed by Parent with any Tax authority prior to the date hereof. Parent has paid all Taxes shown to be due on such Returns. All such Returns are true, correct and complete in all material respects; provided, however, that this representation and warranty is not intended to apply and shall not be deemed to apply to any tax attributes of Parent reflected on any Return that were not necessary for the calculation of the Taxes shown to be due on such Return.

(b)       All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)       Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)       To Parent’s Knowledge, no audit or other examination of any Return of Parent by any Tax authority is presently in progress. Parent has not been notified of any request for such an audit or other examination.

(e)       No adjustment relating to any Returns filed by Parent has been formally or informally proposed in writing by any Tax authority to Parent or any representative thereof.

(f)        Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business.

(g)       Neither Parent nor any of the Parent Subsidiaries is a party to any Tax sharing or Tax matters agreement, or a party to any agreement to indemnify any Person for Taxes.

(h)       The representations and warranties of Parent made in this Section 3.15 are the sole representations and warranties of Parent under this Agreement with respect to (i) compliance by Parent with Legal Requirements and (ii) the making and holding by Parent of Governmental Filings/Permits, in either case relating to Tax matters.

3.16	Environmental Matters.

(a)       Except as disclosed in Schedule 3.16, there are no agreements, consents or administrative orders, injunctions, decrees, judgments, license or permit conditions, or other directives of Governmental Entities based on any Applicable Environmental Law relating to or that require any material change in the present condition or remediation of any Parent Property which remain unsatisfied and outstanding, and Parent has not received from any Governmental Entity or any private or public Person or entity any notice or claim advising Parent that it is or is potentially responsible for damages or response costs under Applicable Environmental Law as a result of Parent’s or its predecessors’ ownership or activities in connection with any Parent Property, which claim or notice remains unsatisfied and outstanding. To Parent’s Knowledge, there has not occurred any event in the use and operation of the Parent Properties, and there does not exist on the Parent Properties, any condition that constitutes a violation of Applicable Environmental Law and that reasonably could be expected to have a Material Adverse Effect on Parent.

(b)       Parent and, to the Knowledge of Parent, each other Person that owns, operates or occupies the Parent Properties, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Parent Properties under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(c)       There are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Parent Properties under Applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any Parent Property.

(d)       The representations and warranties of Parent made in this Section 3.16 are the sole representations and warranties of Parent with respect to (i) compliance by Parent with Legal Requirements and (ii) the making and holding by Parent of Governmental Filings/Permits, in either case relating to environmental matters.

3.17     Brokers; Third Party Expenses. Except in connection with (i) the fairness opinion delivered to the Parent Board prior to the execution and delivery by Parent of this Agreement, and (ii) the proposed financing arrangements described in Section 6.14, Parent has not incurred, nor will it incur, directly or indirectly, any liability for broker’s fees, finder’s fees, investment banker’s fees, agent’s commissions or any similar fees or charges in connection with this Agreement or any transactions contemplated hereby.

3.18     Intellectual Property. Parent owns, or has the license or right to use in the United States, all Intellectual Property currently used and necessary to conduct its business as presently conducted. To the Knowledge of Parent, no third party has asserted against Parent a claim that Parent is infringing the Intellectual Property of such third party that has not been resolved. To the Knowledge of Parent, no third party is infringing in any material respect the Intellectual Property owned or exclusively licensed by Parent.

3.19	Agreements, Contracts and Commitments.

(a)	For purposes of this Agreement:

(i)        The term “Parent Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected (including without limitation notes or other instruments payable to Parent).

(ii)       The term “Material Parent Contracts” shall mean each Parent Contract filed as a material contract in Parent SEC Documents.

(b)       Neither Parent nor, to the best of Parent’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under any Material Parent Contract, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

3.20     Governmental Filings/Permits. Parent has made and holds all Governmental Filings/Permits necessary for the conduct by Parent of its business as presently conducted and as presently proposed to be conducted. Except as would not have a Material Adverse Effect on Parent, Parent is in compliance with such Governmental Filings/Permits.

3.21     Operation of Parent Properties. During the period of ownership by Parent, the Parent Properties operated by Parent have been operated in material compliance with all applicable Parent Contracts and applicable Legal Requirements.

3.22     Reserve Report. Parent has delivered to the Company copies of two reserve reports dated as of December 31, 2006, one prepared by Forrest A. Garb & Associates, Inc. (“Garb”) and the other by Williamson Petroleum Consultants, Inc. (“Williamson”), Parent’s independent petroleum engineers (collectively the “Parent Reserve Reports”). To Parent’s Knowledge, all production, pressure, engineering, geologic, price, capital expenditures, operating expense, and other information supplied by or on behalf of Parent to Garb and Williamson was at the time supplied accurate in all material respects.

ARTICLE IV

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

4.1       Conduct of Business by Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, the Company Subsidiaries, Parent, the Parent Subsidiaries and Merger Sub shall, except as contemplated by this Agreement or the Note Holder Payoff and Recapitalization Agreement or to the extent that the other parties to this Agreement shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

4.2	Work Plan.

(a)       Attached as Schedule 4.2(a) is a general description of the Company’s proposed capital expenditures for the orderly extension, renewal, exploration and development of the Mineral Properties operated by the Company and the Company Subsidiaries between the date of this Agreement and October 31, 2007 (the “Work Plan”), including (i) Wells to be commenced, completed or connected to marketing facilities, (ii) leases to be renewed, extended (by exercise of extension options or otherwise) or acquired, (iii) seismic data to be obtained (by field operations, purchase or license), processed or reviewed by agreement with third parties, and (iv) other material operations. Parent hereby approves the activities, operations and associated expenditures reasonably contemplated by the Work Plan, all of which activities, operations and associated expenditures will be paid for by the Company. Prior to the Closing, the Company will use commercially reasonable efforts to commence and make reasonable progress toward performance of the Work Plan.

(b)       Attached hereto as Schedule 4.2(b) is a general description of Company and Company Subsidiary activities, operations and associated expenditures that have been approved by Parent as Approved Capital Expenditures for purposes of determining Estimated Adjusted Working Capital (pursuant to Section 5.2) and Final Adjusted Working Capital (pursuant to Section 9.1). All expenditures relating to any additional activities or operations not included in the Work Plan or described in Schedule 4.2(b) that are proposed by the Company and approved in writing by Parent prior to the Closing shall also constitute Approved Capital Expenditures for purposes of determining Estimated Adjusted Working Capital (pursuant to Section 5.2) and Final Adjusted Working Capital (pursuant to Section 9.1).

4.3       Restrictions on Certain Activities. Except as required or permitted by the terms of this Agreement or the Note Holder Payoff and Recapitalization Agreement or in connection with the SLPH Merger, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing:

(a)       Neither the Company nor Parent shall do, or permit their respective subsidiaries to do, any of the following without the prior written consent of the other:

(i)	Amend its Charter Documents;

(ii)       Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than dividends from a Company Subsidiary to the Company or a Parent Subsidiary to Parent) or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)      Except as contemplated by or pursuant to Parent’s 2006 Long-Term Incentive Plan, purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iv)      Except as contemplated by or pursuant to Parent’s 2006 Long-Term Incentive Plan or pursuant to the exercise of Parent’s outstanding publicly-traded warrants, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(v)       Merge with or acquire all or substantially all of the assets of any other corporation, partnership or other business organization, or otherwise acquire any assets that in the aggregate are material to the business of the Company or Parent, respectively; or

(vi)      Agree in writing or otherwise agree, commit or resolve to take any of the actions described in subparagraphs (i) through (v) above.

(b)       The Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld):

(i)        Drill or recomplete, or commit to drill or recomplete, any Well, except as described in Schedule 2.26 or the Work Plan, or except as required to avoid any penalty provision under any Company Contract;

(ii)       Except for routine acquisitions of oil and gas leases and related properties in the ordinary course of business or as described in the Work Plan, acquire or agree to acquire any assets for a purchase price in excess of $200,000 in any single transaction or any series of related transactions;

(iii)      Enter into any joint ventures, strategic partnerships or alliances, or enter into any contract that would be scheduled as a Material Company Contract if in existence on the date hereof;

(iv)      Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) the sale of oil, natural gas and natural gas liquids in the ordinary course of business consistent with past practice, (B) the sale or other disposition for fair value of Personal Property not exceeding $200,000 in the aggregate, (C) the sale of Personal Property no longer needed for operations on the Mineral Properties or for which replacement Personal Property is obtained, and (D) routine dispositions of non-commercial or marginal Mineral Properties and related personal property and equipment in the ordinary course of business;

(v)       Incur any indebtedness for borrowed money (other than (A) advances to the Company under the Company’s Credit Facilities, and (B) purchase money debt incurred in connection with the acquisition in the ordinary course of business consistent with past practice of field vehicles and office equipment not exceeding $100,000 in the aggregate), or guarantee any indebtedness of another person, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company;

(vi)      Grant any severance or termination pay to any officer or employee except pursuant to applicable law or written agreements or policies existing on the date hereof and disclosed pursuant to this Agreement, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(vii)     Enter into any transaction with or distribute or advance any assets or property to any Affiliate of the Company;

(viii)    Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property;

(ix)      Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or pursuant to written agreements or policies existing on the date of this Agreement and disclosed herein, or as required by applicable law;

(x)       Except as permitted by clause (xi), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, of liabilities recognized or disclosed in the Company Recent Financial Statements or incurred in the ordinary course of business since the date of such financial statements, or, other than in the ordinary course of business consistent with past practices, waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary;

(xi)      Settle any litigation on terms requiring (A) a payment by the Company in excess of $250,000, (B) the assignment or conveyance by the Company of any Properties (other than the assignment of undeveloped acreage to which no proved reserves are attributable in the Recent Reserve Report in connection with the settlement of the Simoneaux and Rathborne litigation in south Louisiana, which assignment, if any, shall not be deemed to breach any representation or warranty of the Company pursuant to Article II), or (C) the waiver or relinquishment by the Company to any claim for damages in excess of $100,000 or any claim of right with respect to any oil and gas properties or other assets;

(xii)     Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xiii)    Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(xiv)    Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect any Tax liability or Tax attributes, settle or compromise any material Tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(xv)	Form, establish or acquire any subsidiary; or

(xvi)    Agree in writing or otherwise agree, commit or resolve to take any of the actions described in subparagraphs (i) through (xv) above.

4.4       Control of Company Business. Nothing contained in this Agreement shall give or is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company prior to the Effective Time.

4.5       Control of Parent Business. Nothing contained in this Agreement shall give or is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent prior to the Effective Time.

ARTICLE V

INDEBTEDNESS; ADJUSTMENTS; CASUALTY LOSS

5.1	Outstanding Indebtedness.

(a)       Except with respect to (i) that portion, if any, of the Indebtedness owing under the Senior Subordinated Notes and the Senior Notes that will be paid in shares of Parent Common Stock and Warrants pursuant to and in accordance with the terms of the Note Holder Payoff and Recapitalization Agreement, and (ii) that portion of the Indebtedness owing under or with respect to Company Preferred Stock that will be discharged by the delivery of Parent Common Stock and Warrants pursuant to and in accordance with the terms of this Agreement and the Note Holder Payoff and Recapitalization Agreement, all Indebtedness of the Company and the Company Subsidiaries that remains outstanding immediately prior to the Closing will be paid by Parent in cash at the Closing; provided, however, that the sum of all such Indebtedness paid by Parent in cash at the Closing shall in no event exceed the positive difference between the Adjusted Cash Number and the sum of (A) the Aggregate Base Common Merger Consideration, (B) the amount of the Escrow Fund, (C) the amount of the Representative Fund, and (D) if applicable, the Aggregate Minimum Preferred Merger Consideration.

(b)       The term “Indebtedness” shall mean (i) indebtedness for borrowed money, including principal, interest, fees, prepayment premiums and other obligations in respect thereof, but excluding purchase money indebtedness secured by vehicles and equipment owned or leased by the Company or the Company Subsidiaries, (ii) other indebtedness evidenced by bonds, debentures, notes or similar instruments, including principal, interest, fees, prepayment premiums and other obligations in respect thereof, (iii) obligations for the payment of dividends on or other payments with respect to Company Stock or other equity securities of the Company, whether matured or unmatured, contingent or conditional, and (iv) any amounts payable by the Company or the Company Subsidiaries at or by reason of or in connection with the Closing, including fees and expenses of counsel and other advisors to the Company and obligations to employees of the Company and the Company Subsidiaries under the Plans (other than amounts payable pursuant to any employment agreement set forth in Schedule 2.19(b) that will not be terminated at Closing).

(c)       For the avoidance of doubt, Indebtedness shall not include (i) any cash collateral or credit requirements with respect to any Hydrocarbon Hedge Contracts that,

at Parent’s sole discretion, will remain in existence after the Closing, (ii) any cash collateral or credit requirements under any outstanding letters of credit issued to secure Company obligations, to the extent such letters of credit will, at Parent’s sole discretion, remain in effect after the Closing, (iii) any amounts that are reflected as Current Liabilities on the Closing Date Balance Sheet and taken into account in determining the Working Capital Adjustment, or (iv) any amounts that would be required to be paid to close out, settle and relieve the Company and the Company Subsidiaries from their obligations under any Hydrocarbon Hedge Contract.

5.2       Working Capital Adjustment. Not less than five (5) Business Days prior to the Closing Date, the Company shall furnish to Parent (i) the unaudited consolidated balance sheet of the Company (the “Prior Month Balance Sheet”) as of the last day of the most recent calendar month ending more than twenty-five (25) days prior to the Closing Date, (ii) a certification by the chief financial officer of the Company (the “Company CFO”) to the effect that, to the best of such certifying officer’s actual knowledge or awareness, the Prior Month Balance Sheet has been prepared in accordance with GAAP, applied on a consistent basis with prior periods, subject only to the same qualifications as the Company Recent Financial Statements, and (iii) a projected consolidated balance sheet of the Company as of the Closing Date, which shall be prepared from the Prior Month Balance Sheet, taking into account those changes in the amount of each item of Current Assets and Current Liabilities shown on the Prior Month Balance Sheet, and any new items of Current Assets or Current Liabilities, as deemed reasonably necessary by the Company CFO to reflect (A) transactions occurring since the date of the Prior Month Balance Sheet and reasonably expected to occur at or prior to Closing, (B) other items of Current Assets and Current Liabilities reflected in Schedule 5.2, and (C) any obligation required by Section 6.7(d) to be treated as a Current Liability without regard to the term over which such obligations are payable (the “Projected Closing Date Balance Sheet”). Attached as Schedule 5.2 is an agreed template of the spreadsheet that will be used by the Company CFO in preparing the Projected Closing Date Balance Sheet and the adjustments thereto necessary to determine the Estimated Adjusted Working Capital of the Company at and as of the Closing Date. The attached spreadsheet has been completed, using June 30, 2007 as the date of the Prior Month Balance Sheet and September 12, 2007 as the Closing Date, solely for purposes of example. Parent shall have two (2) Business Days after receipt of the above described information to review and comment on the Projected Closing Date Balance Sheet and the proposed adjustments thereto necessary to calculate the Estimated Adjusted Working Capital of the Company at and as of the Closing Date, and the parties shall work together in good faith during such period to ensure that such balance sheet reflects a fair projection of the consolidated financial condition of the Company and the Company Subsidiaries as of the Closing Date determined in accordance with this Section 5.2 and that the adjustments proposed are consistent with the parameters set out in Schedule 5.2. At such time as the Projected Closing Date Balance Sheet has been reviewed by both parties and any agreed changes are made, the Company CFO shall designate the amended (if applicable) Projected Closing Date Balance Sheet as the “Closing Date Balance Sheet.” At the Closing, the Initial Cash Number will be adjusted upward by the amount of the positive, or downward by the amount of the negative, Estimated Adjusted Working Capital of the Company as at the Closing Date (the “Working Capital Adjustment”). The term “Estimated Adjusted Working Capital” shall mean the sum of (y) the sum of the Current Assets less the sum of the Current Liabilities reflected on the Closing Date Balance Sheet, subject to the adjustments described in Schedule 5.2, and (z) the amount of Approved Capital Expenditures reflected on the Closing Date Balance Sheet (with the unpaid amount, if any, of such Approved Capital Expenditure to be included as a current liability on the Closing Date Balance Sheet). The Prior Month Balance Sheet, the Projected Closing Date Balance Sheet and the Closing Date Balance Sheet shall each be prepared in the same manner and in accordance with this Section 5.2, including the adjustments set forth in Schedule 5.2, and utilizing the same standards as the balance sheet included in the Company Recent Financial Statements (other than review by the Company’s independent auditors). For purposes of this Agreement, the terms “Current Assets” and “Current Liabilities” mean the current assets and current liabilities, respectively, reasonably described by the subheadings under each such term in Schedule 5.2.

5.3       Hydrocarbon Hedge Contracts Adjustment. All Hedge Contracts relating to crude oil, natural gas, natural gas liquids or any other hydrocarbons (for example, swaps, floors, collars, puts, calls and other options), or relating to the sale, pricing or marketing thereof (for example, basis swaps and similar instruments), to which the Company or any Company Subsidiary is a party or by which any of the Mineral Properties are bound (collectively, “Hydrocarbon Hedge Contracts”) are described in Schedule 2.19(b).

(a)       Parent and the Company have agreed that the aggregate net dollar amount that would be required to be paid by the Company to close out, settle and relieve the Company from all obligations under all Hydrocarbon Hedge Contracts as of the date of this Agreement is $22,000,000 (the “Execution Date Hedge Liability”).

(b)       As used herein, the term (i) “Settlement Cost” means the amount that would be required to be paid by the Company to close out, settle and relieve the Company from all obligations under a Hydrocarbon Hedge Contract under which the Company has an unrealized mark-to-market loss, and (ii) “Settlement Benefit” means the amount that the Company would be entitled to receive upon the close out and settlement of a Hydrocarbon Hedge Contract under which the Company has an unrealized mark-to-market gain. On the third Business Day preceding the Closing Date, the Company will obtain and furnish to Parent a written statement from the counterparty to each Hydrocarbon Hedge Contract then outstanding stating the Settlement Cost or the Settlement Benefit under such Hydrocarbon Hedge Contract as of the close of business on the fourth Business Day preceding the Closing Date. The Company may propose to Parent an alternative means of determining Settlement Cost or Settlement Benefit, and if in the reasonable judgment of Parent exercised in good faith, such alternative means is feasible and may be executed within the same time frame, and achieves exactly the same economic result with no residual exposure or liability to the Company, as settlement through the Hydrocarbon Hedge Contract counterparties, the alternative means proposed by the Company will be utilized for determining Settlement Cost or Settlement Benefit. In the event the sum of the Settlement Costs exceeds the sum of the Settlement Benefits for all of the Hydrocarbon Hedge Contracts outstanding as of the close of business on the fourth Business Day preceding the Closing Date, the amount of the excess shall constitute the “Closing Date Hedge Liability.” In the event the sum of the Settlement Benefits exceeds the sum of the Settlement Costs for all of the Hydrocarbon Hedge Contracts

outstanding as of the close of business on the fourth Business Day preceding the Closing Date, the amount of the excess shall constitute the “Closing Date Hedge Asset.”

(c)       In the event the Execution Date Hedge Liability exceeds the Closing Date Hedge Liability, then the Initial Cash Number and the Initial Parent Common Stock Number shall be adjusted downward at the Closing in accordance with Section 5.3(g) by the amount of the Closing Date Hedge Liability.

(d)       In the event the Closing Date Hedge Liability exceeds the Execution Date Hedge Liability, then the Initial Cash Number and the Initial Parent Common Stock Number shall be adjusted downward at the Closing in accordance with Section 5.3(g) by an amount equal to the sum of (A) the Execution Date Hedge Liability, and (B) twenty-five percent (25%) of the difference between the Execution Date Hedge Liability and the Closing Date Hedge Liability.

(e)       In the event there is a Closing Date Hedge Asset, then the Initial Cash Number shall be adjusted upward at the Closing by the amount of the Closing Date Hedge Asset.

(f)        In no event shall the Company close out or settle any of the Hydrocarbon Hedge Contracts (other than current month contracts settled on schedule and in the ordinary course) after the date of this Agreement and prior to the Closing, except with the prior written consent of Parent.

(g)       The adjustment to the Initial Cash Number and the Initial Parent Common Stock Number described in (c) or (d) above (in the event there is a Closing Date Hedge Liability), or the adjustment to the Initial Cash Number described at (e) above (in the event there is a Closing Date Hedge Asset), whichever is applicable, is referred to herein as the “Hedge Contract Adjustment.” In the event there is a Closing Date Hedge Liability, the Hedge Contract Adjustment shall be a cash-based adjustment which shall be applied pro-rata based on the Initial Cash Number of $185,000,000, an assumed Initial Parent Common Stock Number of 20,000,000 shares and an assumed Parent Stock Price of $5.35 per share, resulting in an assumed total value of $107,000,000 attributable to the Initial Parent Common Stock Number of Parent Common Stock shares. Accordingly, in such event the Hedge Contract Adjustment will be applied 63.36% to the Initial Cash Number and 36.64% to the Initial Parent Common Stock Number, with shares of Parent Common Stock conclusively valued at $5.35 per share for purposes of such calculation. For example, if the Hedge Contract Adjustment is determined to be a downward adjustment of $10,000,000, then the Initial Cash Number would be adjusted downward by 63.36% of such amount, or $6,336,000, and the Initial Parent Common Stock Number would be adjusted downward by 36.64% of $10,000,000 ($3,664,000), divided by $5.35 per share, or 684,860 shares.

5.4       Tax Burden Adjustment. The Initial Cash Number shall be adjusted downward at Closing by the sum of $30,000 to compensate Parent for the allocation of current income tax liability with respect to earnings on the Escrow Fund.

5.5       Casualty Loss. Except as otherwise hereinafter provided in this Section 5.5, the parties’ obligation to proceed with the Closing shall not be excused and no adjustment to the Merger Consideration shall be required if, after the execution of this Agreement and prior to the Closing Date, any Property is damaged or destroyed by fire or other casualty or is taken under the right of eminent domain. The Company shall not voluntarily compromise, settle or adjust any claims, causes of action or demands against third parties, arising out of such damage, destruction or taking, or commit, use or apply any insurance proceeds or payments toward the repair, restoration or replacement of the affected property without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed). In the event Properties are damaged or destroyed by fire or other casualty or are taken under the right of eminent domain and as a result thereof the value of all of the Properties is, in Parent’s good faith judgment, reduced by an amount exceeding $25,000,000 (net of insurance proceeds), then either the Company or Parent may terminate this Agreement in its entirety without liability to either party.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

6.1       Commercially Reasonable Efforts; Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the Company and Parent shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including using commercially reasonable efforts to prepare and file, as soon as practicable, all documentation to effect all necessary notices, reports and other filings and using commercially reasonable efforts to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants and petroleum engineers of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable, but without the obligation to incur any material expense.

6.2	Confidentiality; Access.

(a)       Notwithstanding any provision of the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall continue in full force and effect until the Closing, and in the event the Closing does not occur, then for the stated term specified in the Confidentiality Agreement (without regard to any provision thereof regarding earlier termination).

(b)       Subject to obtaining any required consents of third parties, including third party operators of the Properties (with respect to which consents the Company shall use commercially reasonable efforts to obtain), the Company will afford Parent and its financial advisors, accountants, counsel and other representatives, at Parent’s sole expense, reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company and the Company Subsidiaries as Parent may reasonably request. No information or Knowledge obtained by Parent in any investigation pursuant to this Section 6.2(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(i)        Parent may make or cause to be made at its expense such examination as it may desire of the title of the Company and the Company Subsidiaries to the Properties. For purposes of Parent’s examination of title to the Properties, the Company shall (i) give to Parent and to the employees, consultants, independent contractors, attorneys and other advisers of Parent reasonable access at any reasonable time to all of the files, records, contracts, correspondence, computer output and data files, maps, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files and title records, ownership maps, surveys and any other information, data, records and files which the Company may have relating in any way to the title to the Properties, the past or present operation thereof and the marketing of production therefrom, and (ii) authorize Parent and its representatives to consult with attorneys, abstract companies and other consultants or independent contractors of the Company, whether utilized in the past or presently, concerning title-related matters with respect to the Properties.

(ii)       Insofar as the Company has the power and authority to grant such right, prior to the Closing Parent and its employees, agents and contractors shall have the right, at the sole risk and expense of Parent, but with the cooperation and assistance of the Company, to: (i) enter all or any portion of the Properties to inspect, inventory, test, investigate, study and examine the Properties to verify the accuracy of the representations made in Section 2.16; (ii) conduct air, water or soil tests on the Properties and make such samples and borings and analysis as Parent may consider necessary or appropriate for such purposes; (iii) conduct such other independent inspections, tests, investigations, studies or examinations as may be necessary or appropriate for the preparation of health, safety, environmental or other reports or assessments relating to the operation, use, maintenance, condition or status of the Properties, and their compliance with all applicable Legal Requirements; and (iv) conduct an independent assessment of the extent of any possible existing or contingent liabilities due or related to the operation, use, maintenance, condition or status of the Properties. Notwithstanding anything to the contrary pursuant to this Section 6.2(b), Parent shall not undertake any Phase II invasive sampling or destructive testing without the prior approval of the Company, which approval shall not be unreasonably withheld or delayed insofar as the Company has the power and authority to grant such right. Parent agrees that the Company may establish reasonable limitations on Parent’s activities pursuant to this Section 6.2(b) to the extent the Company determines that such limitations are reasonably necessary to protect the Properties, the Company’s operations or interests of third parties in the Properties with respect to operations conducted thereon. Parent shall provide the Company with a copy of all third-party reports relating to environmental inspections, testing and reviews.

(c)       Subject to obtaining any required consents of third parties, including third party operators of Properties owned by Parent and the Parent Subsidiaries (with respect to which consents Parent shall use commercially reasonable efforts to obtain), Parent will afford the Company and its financial advisors, accountants, counsel and other representatives, at the Company’s sole expense, reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or Knowledge obtained by the Company in any investigation pursuant to this Section 6.2(c) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(d)       Access to each party’s properties, books, records and personnel shall be subject to the following conditions: (i) the party granted such access (the “Accessing Party”) waives and releases all claims against each of the other parties hereto and its shareholders, members, partners, directors, officers, employees, agents and contractors, for injury to or death of persons or damage to property arising in any way from the exercise of rights granted to the Accessing Party pursuant to this Section 6.2 or the activities of such Accessing Party or its financial advisors, accountants, counsel or representatives on such properties, provided that such Accessing Party does not hereby assume the risk of damage, injury or death attributable to the willful misconduct or gross negligence of any of the other parties or their employees, agents or contractors; and (ii) the Accessing Party shall indemnify each of the other parties and its shareholders, directors, officers, employees, agents and contractors, and shall hold each and all of said indemnitees harmless from and against any and all Losses whatsoever arising out of (A) any and all statutory or common law liens or other encumbrances for labor or materials furnished in connection with such due diligence activities as the Accessing Party may conduct, and (B) any injury to or death of persons or damage to property occurring a result of and caused by such activities. Notwithstanding any provision of this Agreement to the contrary, the foregoing obligation of indemnity shall survive the termination of this Agreement.

6.3      Public Statements/Disclosure. From the date of this Agreement until Closing or termination, the parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall work together in good faith to reach agreement on the contents of any such press release or other written public statement, except that any party may make any disclosure as may be required by applicable law or any listing agreement with a national securities exchange if it determines in good faith that it is required to do so and, with respect to such disclosure, provides the other parties with prior notice and a reasonable opportunity to review the disclosure.

6.4       Notification of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice upon any officer of such party obtaining Knowledge of any event, development or condition that: (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement; (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement; (iii) gives such party any reason to believe that any of the conditions set forth in Article VII will not be satisfied; (iv) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Parent or the Company; or (v) would require any amendment or supplement to the Information Statement. The parties shall have the obligation to periodically supplement or amend the Company Disclosure Schedule and Parent Disclosure Schedules (the “Disclosure Schedules”) with respect to any matter hereafter arising or discovered of which any such party has Knowledge which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 8.3, 8.4 and 10.2, the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement. Each of the Company and Parent agrees to use commercially reasonable efforts to remedy (y) the occurrence or failure to occur of any event of which any officer of such party has Knowledge, which occurrence or failure to occur would reasonably be expected to cause any of the representations or warranties of the Company or Parent, as the case may be, in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (z) any material failure on the part of the Company or Parent, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied thereby hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.5	Information Statement.

(a)       As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC the information statement required by Regulation 14C promulgated under the Exchange Act (the “Information Statement”). The Company shall furnish to Parent all information concerning the Company and the Company Subsidiaries as Parent may reasonably request in connection with the preparation of the Information Statement.

(b)       Parent shall comply with all applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, and all applicable provisions of the DGCL, in the preparation, filing and distribution of the Information Statement. Without limiting the foregoing, Parent shall ensure that the Information Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the Effective Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or the Company Subsidiaries or any other information furnished by the Company for inclusion in the Information Statement).

6.6       Directors and Officers; Observation Rights. At and as a condition to Closing, all of the officers and directors of the Company and each Company Subsidiary shall tender their resignations from such positions; provided, however, that the officers of the Company who are Continuing Employees shall not be required to resign as officers of the Company. The Representative may, by written notice to Parent, designate a Person (the “Observer”) to attend, as an observer, any and all meetings of the Parent Board during the period prior to the time more than fifty percent (50%) of the shares of Parent Common Stock issued to the Jefferies Investors pursuant to this Agreement and the Note Holder Payoff and Recapitalization Agreement are resold (excluding transfers to Affiliates) in one or more private transactions, pursuant to Rule 144 promulgated under the Securities Act or distributed to the public by means of a public offering as described in Section 6.9. During such period, the Observer shall be given notice of all meetings of the Parent Board in the same manner and at the same time as notice thereof is given to the members of the Parent Board and, if requested by the Observer, shall be provided with copies of all materials that are provided to the members of the Parent Board.

6.7	Employees; Severance Obligations.

(a)       The Company has heretofore furnished to Parent a listing of all current employees of the Company and the Company Subsidiaries, including each employee’s (i) name, (ii) title, position or job description, (iii) current salary or hourly rate, (iv) the location where such employee generally performs services for the Company, and (v) the date such employee was employed by the Company (collectively, the “Eligible Employees”). Parent shall have the right to contact the Eligible Employees to discuss their continued employment following the Closing. As soon as reasonably practicable following the execution of this Agreement, but in no event less than five (5) days prior to the Closing, Parent shall notify the Company of each Eligible Employee whose employment with the Company (or with Parent or a Parent Subsidiary) will be continued beyond the Closing (each a “Continuing Employee”).

(b)       For a period of at least one year beginning on the Closing Date, Parent shall cause each Continuing Employee: (i) to continue in the employ of the Company or by Parent or a Parent Subsidiary in essentially the same position with similar job responsibilities as such employee’s current position with the Company (subject to such employee’s desire to continue in such position during such period and the satisfactory performance by such employee of his/her assigned duties, to the same extent required of Parent’s and Parent’s Subsidiaries’ similarly situated employees); (ii) to receive salary of not less than such Continuing Employee’s current salary from the Company; and (iii) to receive the same benefits (including annual bonuses) on substantially the same basis as that provided by Parent and Parent’s Subsidiaries to its similarly situated employees.

(c)       Parent shall use commercially reasonable efforts to cause the employee benefit plans and programs maintained by Parent and its subsidiaries after the Closing to recognize each Continuing Employee’s years of service and level of seniority with the Company for purposes of term of employment and eligibility, vesting, benefit accrual, retirement eligibility, and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Parent shall use commercially reasonable efforts to cause each employee welfare benefit plan or program sponsored by Parent and its subsidiaries that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or any proof of insurability requirement with respect to participation and coverage requirements applicable to such Continuing Employee or such employee’s dependents.

(d)       All severance and other obligations of the Company and the Company Subsidiaries to its employees, officers, directors, consultants or agents arising prior to or resulting from their resignation or the termination of their employment or engagement prior to or in connection with the Closing, together with any payments due upon change of control, will be borne and paid by the Company prior to or contemporaneously with the Closing, or shall be treated as Indebtedness and paid by Parent at the Closing, or to the extent payable after the Closing, shall be treated as a current liability of the Company (regardless of the term over which such obligations are payable) and taken into account in determining the Estimated Adjusted Working Capital and the Final Adjusted Working Capital. All obligations of the Company under the employment agreements described in Schedule 2.19(b) with Continuing Employees shall be the obligations of the Surviving Corporation, except to the extent such obligations relate to acts, occurrences or omissions prior to the Closing. The aggregate amount of the retention bonuses that will be due and payable to Continuing Employees on June 30, 2008, under the Company’s Retention Bonus Plan will be treated as a Current Liability for purposes of determining the Estimated Adjusted Working Capital under Section 5.2 and the Final Adjusted Working Capital under Section 9.1; provided, however, that with respect to those Continuing Employees, if any, whose employment with the Company or a Company Subsidiary terminates prior to June 30, 2008 in such a manner that the retention bonus that otherwise would be payable to such employees is not payable pursuant to the terms of the Company’s Retention Bonus Plan, then on July 15, 2008, Parent shall deliver to the Representative, as an addition to the Representative Fund, the amount of the unpaid retention bonus attributable to each such employee and included as a Current Liability for purposes of the applicable working capital determinations.

6.8       Voting Agreement. The Company shall use commercially reasonable efforts to cause each Company Affiliate listed in Schedule 6.8 and each Note Holder to enter into a voting agreement at the Closing in the form attached hereto as Exhibit E (the “Voting Agreement”).

6.9       Registration Rights. Parent shall, within ninety (90) days after the Closing Date, prepare and file with the SEC a registration statement on Form S-3 (or other applicable form) for the resale of all Parent Common Stock and Warrants issued in the Merger or pursuant to the Note Holder Payoff and Recapitalization Agreement, and all Parent Common Stock to be issued upon exercise of the Warrants. At the Closing, Parent will execute and deliver a registration rights agreement in the form attached hereto as Exhibit F (the “Registration Rights Agreement”).

6.10     Lock-Up. The Company shall use commercially reasonable efforts to cause each Company Affiliate so designated in Schedule 6.10 and each Note Holder to execute and deliver to Parent, at or prior to the Closing, a Lock-Up Letter (the “Lock-Up Letter”) in the form attached hereto as Exhibit G. The certificates evidencing shares of Parent Common Stock received by such Company Affiliates and Note Holders in the Merger shall bear a legend reflecting such restrictions.

6.11	Charter Protections; Directors’ and Officers’ Insurance.

(a)       All rights to indemnification for acts or omissions occurring through the Closing Date existing in favor of each Person who is or was a director, officer, manager, general partner or employee of the Company or any Company Subsidiary at any time prior to the Effective Time (the “D&O Indemnified Persons”), whether in their respective Charter Documents or in any indemnification agreements or under applicable law, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall be observed by the Surviving Corporation and its subsidiaries to the fullest extent permitted by law.

(b)       For a period of six (6) years after the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, in effect the current policies of directors’ and officers’ liability and fiduciary liability insurance covering each D&O Indemnified Person maintained by the Company and the Company Subsidiaries (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)       If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.11.

(d)       Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Charter Documents of the Surviving Corporation or its subsidiaries or manage the Surviving Corporation or its subsidiaries in any manner that would adversely affect the rights hereunder or thereunder of the D&O Indemnified Persons. The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company and the Company Subsidiaries for all periods ending on or before the Closing Date and may not be changed without the consent of the Representative.

6.12     SLPH Merger. Attached hereto (i) as Schedule 6.12(a) is the Agreement and Plan of Merger dated June 30, 2006, as amended, pursuant to which the SLPH Merger will be effected, and (ii) as Schedule 6.12(b) is (A) a listing of the stockholders of record of South Louisiana Property Holdings, Inc. (“SLPH”) as of the date of this Agreement, with the number of shares of each class and series of SLPH stock owned of record by each such stockholder on the date hereof, and (B) a description of the reverse stock split to be effected by SLPH prior to the effective date of the SLPH Merger (the “SPLH Reverse Stock Split”). The SLPH Reverse Stock Split shall be effected and the owners of fractional shares resulting therefrom shall be paid in full (or provision made for the payment of those SLPH stockholders who cannot be located) not less than five (5) days prior to the Closing.

6.13     SLPH Status. At all times during the period from the date of this Agreement to the effective time of the SLPH Merger, SLPH will (i) continue to be a holding company and the principal and controlling stockholder of record of the Company, (ii) not engage in any trade or business, other than owning the assets and properties set forth on Schedule 2.40, or employ any employees, and (iii) own no assets or properties, other than those set forth on Schedule 2.40.

6.14     Support Agreement. Contemporaneously with the execution and delivery of this Agreement, the holders of Parent Common Stock set forth in Schedule 6.14, who collectively are the holders of more than 50% of the outstanding shares of Parent Common Stock, are executing and delivering to the Company a support agreement in the form heretofore agreed upon by the Company, Parent and such stockholders.

6.15     No Securities Transactions. From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, the Company shall not, directly or indirectly, engage in any transactions involving the securities of Parent. The Company shall use commercially reasonable efforts to require each Company Affiliate (but solely to the extent such Company Affiliate is acting for its own account as principal) to comply with the foregoing requirement.

6.16	Stockholder Consents.

(a)       On or before 5:00 p.m., Central Standard Time (“CST”), on November 9, 2007, Parent shall deliver to the Company (i) a copy of each signed stockholder consent form comprising the Parent Stockholder Consent (as evidenced by the signatures of the record holders of a majority of the outstanding shares of Parent Common Stock), (ii) a copy of the signed Merger Sub Stockholder Consent (as evidenced by the signature on a stockholder consent form of Parent as the record holder of 100% of the Merger Sub Common Stock), and (iii) a certificate, executed on behalf of Parent by the corporate secretary of Parent, stating that with respect to the Parent Stockholder Consent (y) the enclosed consents have been signed by the record holders of not less than 51% of the outstanding shares of Parent Common Stock, and (z) no stockholder signing such consent provided written notice to the Company of rescission or revocation of such consent prior to the time signed stockholder consents were received from the record holders of a majority of the outstanding shares of Parent Common Stock.

(b)       On or before 5:00 p.m., CST, on November 9, 2007, the Company shall deliver to Parent (i) a copy of each signed stockholder consent form comprising the Company Stockholder Consent (as evidenced by the signatures on one or more stockholder consent forms of the record holders of not less than 80% of the outstanding shares of Company Common Stock and not less than 95% of the outstanding shares of Company Preferred Stock, in each case voting as a separate class), and (ii) a certificate, executed on behalf of the Company by the corporate secretary of the Company, stating that (A) the enclosed stockholder consents were duly obtained, (B) the enclosed stockholder consents have been signed by the record holders of not less than 80% of the outstanding shares of Company Common Stock and not less than 95% of the outstanding shares of Company Preferred Stock entitled to vote with respect to the adoption of the Merger Agreement, and (C) no stockholder signing such consent provided written notice to the Company of rescission or revocation of such consent prior to the time signed stockholder consents were received from the record holders of a majority of the outstanding shares of Company Common Stock and from the record holders of a majority of the outstanding shares of Company Preferred Stock, in each case voting as a separate class.

(c)       As soon as is reasonably practicable after the date the certificate described in clause (ii) of Section 6.16(b) is delivered to Parent, the Company shall notify each holder of Company Stock entitled to appraisal rights under Section 262 of the DGCL of the adoption of the Merger Agreement by the holders of requisite number of shares of Company Stock. Such notice shall comply in all respects with the Company Charter Documents and the provisions of Section 262 and other applicable provisions of the DGCL.

(d)       Not less than one (1) day prior to the Closing, the Company shall deliver to Parent a copy of an amendment to the Certificate of Designations effecting the amendments thereto approved pursuant to the Company Stockholder Consent, prepared, executed and filed in accordance with the applicable provisions of the DGCL, reflecting the filing of such amendment with the Secretary of State of the State of Delaware.

6.17     Interest Payments. The Company agrees that all interest that becomes due and payable under the Senior Notes or the Senior Subordinated Notes between the date of this Agreement and the Closing Date will be paid by the Company prior to the Closing either in cash or in PIK Notes.

6.18     Non-Foreign Affidavit; Withholding. Each holder of Company Preferred Stock that is also a Senior Note Holder or a Senior Subordinated Note Holder (as such terms are defined in the Note Holder Payoff and Recapitalization Agreement) will, if such holder so qualifies, furnish to Parent at or prior to the Closing a certificate of non-foreign status which meets the requirements of Treasury Regulation Section 1.1445–2(b)(2) (a “Non-Foreign Affidavit”). With respect to any such holder of Company Preferred Stock that does not furnish to Parent a Non-Foreign Affidavit at or prior to the Closing (a “Non-Certifying Holder”), at the Closing Parent will withhold for Federal income tax purposes an amount of cash equal to 10% of the sum of (i) any cash, and (ii) the value (determined pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement) of the RAM Common Stock and Warrants to be received by such Non-Certifying Holder with respect to Company Preferred Stock pursuant to the terms of this Agreement or the Note Holder Payoff and Recapitalization Agreement. The amount so withheld may be deducted from any cash payment due such Non-Certifying Holder, whether as payment under the Senior Notes, the Senior Subordinated Notes or with respect to Company Preferred Stock. Notwithstanding the foregoing, Parent may treat as a Non-Certifying Holder any holder who furnishes a Non-Foreign Affidavit which Parent knows or reasonably believes, based upon receipt of notice pursuant to Treasury Regulation Section 1.1445-4, to be false.

ARTICLE VII

CONDITIONS TO CLOSING; CLOSING

7.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)       None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its commercially reasonable efforts to have any such injunction lifted.

(b)       All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been given or made, except for (i) the filing of the Certificate of Merger and (ii) any documents required to be filed after the Effective Time.

(c)       Parent shall, if required by the rules of Nasdaq, have submitted to Nasdaq all required information for the listing of additional shares of Parent Common Stock with respect to the shares of Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement, including the shares of Parent Common Stock to be issued upon exercise of any Warrant.

(d)       All conditions shall have been satisfied for the consummation of the Note Holder Payoff and Recapitalization Agreement at and in conjunction with the Closing.

(e)       Assuming the representations and warranties of the Company contained in Article II are true and correct in all material respects, immediately after the Effective Time the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), and (ii) will have adequate capital with which to engage in its business.

7.2       Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the waiver by the Company or the fulfillment at or prior to the Closing Date of the following conditions:

(a)       Each representation and warranty of Parent and Merger Sub contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement, and (ii) subject to the provisions of the penultimate sentence of Section 6.4, on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date. Each representation and warranty of Parent and Merger Sub contained in this Agreement that is not qualified as to materiality shall have been true and correct (y) in all material respects as of the date of this Agreement and (z) subject to the provisions of the penultimate sentence of Section 6.4, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub (“Parent Closing Certificate”). Notwithstanding the foregoing, the Company shall not be entitled to assert inaccuracy or breach of representation or warranty by Parent or Merger Sub as a failure of condition to Closing under this Section 7.2(a) unless the individual or aggregate impact of all such inaccuracies and breaches by Parent and Merger Sub (without giving effect for these purposes to any materiality or Material Adverse Effect qualifiers) would reasonably be expected to have a Material Adverse Effect on Parent.

(b)       Parent and Merger Sub shall have performed in all material respects all of their respective agreements contained in this Agreement required to be performed prior to the Closing.

(c)       The Company shall have been furnished with an opinion of McAfee & Taft A Professional Corporation, counsel to Parent, in substantially the form attached hereto as Exhibit H.

(d)       Parent shall have executed the Registration Rights Agreement for delivery at the Closing.

(e)       Parent and the Escrow Agent shall have executed the Escrow Agreement for delivery at the Closing.

(f)        The Parent Stockholder Consent and the Merger Sub Stockholder Consent shall have been adopted in accordance with the Parent Charter Documents and Merger Sub Charter Documents, respectively, and the DGCL, on or before the close of business on November 9, 2007, and the certificate required by clause (iii) of Section 6.15(a) shall have been delivered to the Company with respect to the Parent Stockholder Consent.

(g)       Each of Parent and Merger Sub shall have delivered to the Company a copy of (i) the resolutions adopted by its board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby, including the Merger, and (ii) a certificate executed on behalf of each of Parent and Merger Sub by its corporate secretary and dated the Closing Date certifying to the Company that (A) the resolutions described at (i) were duly adopted and have not been amended or rescinded and (B) the Merger Sub Stockholder Consent and the Parent Stockholder Consent were duly obtained and have not been amended or rescinded.

(h)       Parent shall have mailed the Information Statement (including any amendments thereto) to its stockholders not less than twenty (20) days prior to the Closing Date.

(i)        Parent is ready, willing and able to satisfy its obligations at Closing as set out in Section 1.6.

7.3       Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the waiver by Parent and Merger Sub or the fulfillment at or prior to the Closing Date of the following conditions:

(a)       Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement, and (ii) subject to the provisions of the penultimate sentence of Section 6.4, on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date. Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) subject to the provisions of the penultimate sentence of Section 6.4, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing

Certificate”). Notwithstanding the foregoing, Parent and Merger Sub shall not be entitled to assert inaccuracy or breach of representation or warranty by the Company as a failure of condition to Closing under this Section 7.3(a) unless the individual or aggregate impact of all such inaccuracies and breaches (without giving effect for these purposes to any materiality or Material Adverse Effect qualifiers) by the Company would reasonably be expected to have a Material Adverse Effect on the Company.

(b)       The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed prior to the Closing.

(c)       All of the conditions to closing set out in Section 4.1 of the Note Holder Payoff and Recapitalization Agreement shall have been satisfied and not waived.

(d)       The Adjusted Cash Number shall be greater than the sum of (i) the Aggregate Base Common Merger Consideration, (ii) the amount of Indebtedness to be paid in cash by Parent pursuant to Section 1.6(c), (iii) the amount of the Escrow Fund, (iv) the amount of the Representative Fund, and (v) if applicable, the Aggregate Minimum Preferred Merger Consideration.

(e)       The Company and the Company Subsidiaries shall have no Indebtedness other than (i) Indebtedness to be paid by Parent at the Closing pursuant to Section 1.6(c), (ii) Indebtedness taken into account in determining the Working Capital Adjustment, or (iii) Indebtedness that will be paid or otherwise discharged pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement.

(f)        The holders of the Recorded Liens shall have either (i) released the Recorded Liens of record, or (ii) furnished to the Company and Parent payoff statements and fully executed releases of the Recorded Liens, with delivery the releases conditioned only on receipt by such holders of the amounts specified in the payoff statements.

(g)       The Company shall have executed for filing with the SEC promptly after the Closing a withdrawal of the Company’s registration statement on Form S-1 and assigned Registration Number 333-135537.

(h)       The Representative, on behalf of the Note Holders and the holders of Company Preferred Stock, and the Escrow Agent shall have executed the Escrow Agreement for delivery at the Closing.

(i)        The Company Affiliates listed in Schedule 6.8 and the Note Holders receiving shares of Parent Common Stock pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement shall have executed the Voting Agreement for delivery at the Closing.

(j)        The Company Affiliates listed in Schedule 6.10 and each Note Holder receiving shares of Parent Common Stock pursuant to the terms of the Note Holder

Payoff and Recapitalization Agreement shall have executed a Lock-up Letter for delivery at the Closing.

(k)       Parent shall have been furnished with an opinion of Vinson & Elkins L.L.P., counsel to the Company, in substantially the form attached hereto as Exhibit I.

(l)        The Company Stockholder Consent shall have been adopted in accordance with the Company Charter Documents and the DGCL on or before the close of business on November 9, 2007, and the certificate required by Section 6.16(b) shall have been delivered to Parent.

(m)      The Company shall have delivered to Parent a copy of (i) the resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby, including the Merger, and (ii) and a certificate executed on behalf of the Company by its corporate secretary and dated the Closing Date certifying to Parent (A) that the resolutions of the Company Board described at (i) were duly adopted and have not been amended or rescinded, (B) the Company Stockholder Consent was duly obtained and has not been amended or rescinded, and (C) a list of the record owners of Company Stock as of the Closing Date, including the name and address of each such owner and the number of shares of Company Stock (and the class and series thereof) owned of record by such owner (the “Company Stockholder List”).

(n)       The officers and directors of the Company and each Company Subsidiary shall have resigned from all of their positions and offices with the Company and the Company Subsidiaries; provided, however, that the officers of the Company who are Continuing Employees shall not be required to resign as officers of the Company.

(o)       Parent shall have been furnished with an opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel to the Company, in substantially the form attached hereto as Exhibit J.

(p)       The Company Recent Financial Statements shall have been reviewed by the Company’s independent auditors in accordance with the Statements on Standards for Accounting and Review Services (AR Section 100).

(q)       All Insurance Policies will be in full force and effect, other than life insurance policies on the life of any officer of the Company who will not be a Continuing Employee.

(r)        The notice described in Section 6.16(c) shall have been mailed to each holder of Company Stock entitled to appraisal rights under Section 262 of the DGCL at least 21 days prior to the Closing Date.

(s)       Holders of not more than five percent (5%) of the Company Common Stock shall have properly exercised and not withdrawn a demand for appraisal under Section 262 of the DGCL.

(t)        The Company Common Stock Warrant Agreement Amendment shall have been executed and delivered by the Company, the Warrant Agent and Company Warrantholders holding not less than a majority of the outstanding Company Warrants.

7.4       Actions Occurring at the Closing. Subject to the satisfaction of the conditions set out in Sections 7.1, 7.2 and 7.3, or the waiver of any such condition by the party or parties whose performance is conditioned on the satisfaction of such condition, the following actions shall occur, and shall be deemed to have occurred simultaneously, at the Closing:

(a)       Parent shall perform all of the obligations required by Section 1.6 to be performed by Parent at the Closing;

(b)       All of the parties to the Note Holder Payoff and Recapitalization Agreement shall perform all of the obligations required by said agreement to be performed by such parties at the Closing;

(c)       Parent, the Escrow Agent and the Representative shall deliver, each to the other, a fully-executed Escrow Agreement;

(d)       Parent and the other parties thereto shall deliver, each to the other, a fully-executed Registration Rights Agreement;

(e)       Parent and the Company Affiliates listed in Schedule 6.8 and the Note Holders receiving shares of Parent Common Stock pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement shall deliver, each to the other, a fully-executed Voting Agreement; and

(f)        Each of the Company Affiliates listed in Schedule 6.10 and each Note Holder receiving shares of Parent Common Stock pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement shall deliver to Parent a fully-executed Lock-Up Letter.

ARTICLE VIII

TERMINATION

8.1       Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

8.2       Termination by Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by either Parent or the Company if:

(a)       The Merger shall not have been consummated by November 30, 2007 (the “Termination Date”), provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the Termination Date; provided further, however, that in the event the Closing has not occurred by November 30, 2007, solely as a result of SEC review of the Information Statement and Parent’s satisfaction of any SEC comments with respect thereto, then the Termination Date shall automatically be extended to the first to occur of (i) the day that is five (5) Business Days following the expiration of the 20-day period described in Rule 14c-2(b) promulgated under the Exchange Act, or (ii) January 31, 2008; or

(b)       A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this subsection (b) shall have used all commercially reasonable efforts to remove such order, decree or ruling.

8.3       Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if (i) there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent or Merger Sub, and which in the case of clause (i) or clause (ii), has caused any of the conditions set forth in Section 7.2 to be incapable of being satisfied because either (A) it cannot be cured or (B) if it can be cured, it has not been cured in all material respects before the earlier to occur of the date that is 20 days after receipt by the breaching party of written notice of such breach or the Termination Date.

8.4       Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board if (i) there has been a breach by the Company of any representation or warranty contained in this Agreement which has not been cured in all material respects, or (ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company and which, in the case of clause (i) or clause (ii), has caused any of the conditions set forth in Section 7.3 to be incapable of being satisfied because either (A) it cannot be cured or (B) if it can be cured, it has not been cured in all material respects before the earlier to occur of the date that is 20 days after receipt by the breaching party of written notice of such breach or the Termination Date.

8.5       Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall be of no further force or effect, except that: (i) all obligations of the parties pursuant to this Section 8.5, Sections 6.2 and 8.6, Article XII and the definitions set out in Article XI (to the extent applicable to the surviving provisions) shall survive termination; and (ii) termination of this Agreement shall not relieve any party from liability for any breach of this Agreement prior to or in connection with such termination.

8.6       Expenses. Except as otherwise provided in this Agreement or awarded to a party as damages for breach of this Agreement by another party, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE IX

POST-CLOSING WORKING CAPITAL RECONCILIATION

9.1	Working Capital Reconciliation.

(a)       Not later than the day that is seventy-five (75) days after the Closing Date, Parent shall furnish to the Representative (i) a draft of the unaudited consolidated balance sheet of the Company as at the Closing Date (the “Proposed True-Up Balance Sheet”), together with (ii) a proposed calculation of the Final Adjusted Working Capital. The term “Final Adjusted Working Capital” shall mean the sum of (y) the Current Assets less Current Liabilities of the Company at the Closing Date, and (z) the amount of Approved Capital Expenditures as of the Closing Date (with the unpaid amount, if any, of such Approved Capital Expenditures at the Closing Date to be included as a current liability), in each case determined based on the best information reasonably available for the determination thereof, calculated in the same manner and adjusted by utilizing the same adjustments (that is, adjustments of the same nature, not necessarily in the same amount) to Current Assets and Current Liabilities, and taking into account Approved Capital Expenditures in the same manner, as set out in Schedule 5.2 and used for the determination of the Estimated Adjusted Working Capital at Closing. The Representative will have a period of fifteen (15) days after receipt of the Proposed True-Up Balance Sheet and the proposed calculation of the Final Adjusted Working Capital (the “W/C Review Period”) to review and comment on same. During the W/C Review Period, Parent shall provide such written support for its calculations as the Representative reasonably may request and shall work together in good faith with the Representative to agree upon any changes to the Proposed True-Up Balance Sheet and the adjustments necessary to determine the Final Adjusted Working Capital that reasonably may be required to ensure that the final determination of Final Adjusted Working Capital is based upon the best information reasonably available for the determination thereof and calculated in the same manner and adjusted by using the same adjustments (in nature but not necessarily amount) as set out in Section 5.2 and used to determine the Estimated Adjusted Working Capital. To the extent requested by the Representative, any former officer or employee of the Company who then is employed by or serving as a consultant to Parent or the Surviving Corporation or any of their respective subsidiaries shall be made freely available and encouraged to assist the Representative in the review of and furnishing of comments on the Proposed True-Up Balance Sheet and the proposed calculation of the Final Adjusted Working Capital furnished by Parent. In the event the Representative does not provide Parent with a written notice of objections to Parent’s determination of Final Adjusted Working Capital, as the same may be amended in writing during the W/C Review Period, prior to the expiration of the W/C Review Period, then Parent’s proposed determination of the Final Adjusted Working Capital, as last amended during the W/C Review Period with such amendment furnished in writing to the Representative, shall become final and not thereafter subject to review, reconsideration or audit, and shall be deemed agreed to by the Representative.

(b)       In the event Parent and the Representative agree or are deemed to agree upon the determination of the Final Adjusted Working Capital, then (i) if the Final Adjusted Working Capital is more favorable to the Company (that is, a smaller negative working capital or a larger positive working capital) than the Estimated Adjusted Working Capital, then Parent shall promptly deliver to the Escrow Agent to be distributed pursuant to the terms of the Escrow Agreement, an amount of cash equal to the difference between the Estimated Adjusted Working Capital and the Final Adjusted Working Capital, or (ii) if the Final Adjusted Working Capital is less favorable to the Company (that is, a greater negative working capital or a smaller positive working capital) than the Estimated Adjusted Working Capital, then Parent shall have the immediate right to make a claim against the Escrow Fund in an amount equal to the difference between the Final Adjusted Working Capital and the Estimated Adjusted Working Capital.

(c)       If (i) prior to the expiration of the W/C Review Period the Representative furnishes Parent a written notice of objections to Parent’s determination of Final Adjusted Working Capital, and (ii) within ten (10) days after receipt by Parent of the Representative’s written notice of objections to Parent’s determination of Final Adjusted Working Capital, Parent and the Representative are unable to agree on a determination of the Final Adjusted Working Capital, then the matter of determining the Final Adjusted Working Capital shall be determined by binding arbitration pursuant to an arbitration proceeding initiated and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Either party may initiate the arbitration proceeding by providing the other party a notice of intent to arbitrate. The arbitration shall be limited to the determination of the Final Adjusted Working Capital. The arbitration proceeding shall be conducted in Oklahoma City, Oklahoma, by a single arbitrator agreed to by the parties, or if they are unable to agree, selected by the AAA. The arbitrator shall be a certified public accountant (“CPA”) having not less than ten (10) years’ experience as a CPA, including experience as an accountant or auditor in the oil and gas exploration and production industry. Each party agrees to use its best efforts to facilitate submission of the disputed matters to the arbitrator in time to obtain a final decision of the arbitrator within sixty (60) days after submission of the matter to arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties and not subject to appeal or judicial review of any nature. Each of Parent and the Representative shall bear and pay (y) all of such party’s own attorneys’ fees, witness fees and other expenses incurred by such party in connection with the arbitration, and (z) one-half (1/2) of the fees of the AAA and the fees and expenses of the arbitrator.

(d)       Upon receipt by the parties of the final decision of the arbitrator (i) if the Final Adjusted Working Capital as determined by the arbitrator is more favorable to the Company (that is, a smaller negative working capital or a larger positive working capital)

than the Estimated Adjusted Working Capital, then Parent shall promptly deliver to the Escrow Agent to be distributed pursuant to the terms of the Escrow Agreement, an amount of cash equal to the difference between the Estimated Adjusted Working Capital and the Final Adjusted Working Capital, or (ii) if the Final Adjusted Working Capital as determined by the arbitrator is less favorable to the Company (that is, a greater negative working capital or a smaller positive working capital) than the Estimated Adjusted Working Capital, then Parent shall have the immediate right to make a claim against the Escrow Fund in an amount equal to the difference between the Final Adjusted Working Capital and the Estimated Adjusted Working Capital.

(e)       Promptly after the determination of the Final Adjusted Working Capital and either payment by Parent to the Escrow Agent or payment by the Escrow Agent to Parent pursuant to Section 9.1(d), the amount of the Escrow Fund shall be adjusted, if applicable, as provided by the terms of the Escrow Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION; DISCLAIMER

10.1.    Survival of Representations and Warranties. The representations and warranties made by Parent and Merger Sub in Sections 3.3(f) and 3.3(g) of this Agreement shall survive the Closing. All other representations and warranties made by Parent and Merger Sub in this Agreement (including the Parent Closing Certificate) shall expire at and as of the Effective Time. The representations and warranties made by the Company in this Agreement (including the Company Closing Certificate) shall survive the Closing until the day that is eighteen (18) calendar months after the Closing Date (the “Survival Period”). The covenants and agreements of the Company contained in this Agreement, to the extent that by their terms they are required to be performed prior to or at the Closing, shall terminate upon the expiration of the Survival Period or, to the extent that they by their terms are required to be performed after the Closing, shall terminate upon the expiration of the statute of limitations applicable to any claim with respect to such covenant or agreement.

10.2     Indemnification of Parent Indemnified Parties. Parent and the Surviving Corporation, and their respective officers, directors, employees, consultants, stockholders and Affiliates (collectively, the “Parent Indemnified Parties”), pursuant to the terms of this Agreement, shall be indemnified out of and to the extent of the balance remaining from time to time in the Escrow Fund, from and against any and all Losses which (i) any of the Parent Indemnified Parties shall have actually sustained, or to which any of the Parent Indemnified Parties shall have actually been subjected, relating to or arising directly or indirectly out of any breach or default by the Company of any of its representations or warranties contained in Article II hereof or any of its covenants or agreements under this Agreement, (ii) the Surviving Corporation or any Company Subsidiary shall have actually sustained, or to which the Surviving Corporation or any Company Subsidiary shall have actually been subjected, by reason of any claim asserted by any Note Holder or any former holder of Company Preferred Stock, (iii) the Surviving Corporation or any Company Subsidiary shall have actually sustained, or to which the Surviving Corporation or any Company Subsidiary shall have actually been subjected, by reason of any claim arising out of or relating to the SLPH Reverse Stock Split, all subject to the terms and conditions of this Article X, or (iv) subject to the limitations set out in Section 10.9, the Surviving Corporation or any of the Company Subsidiaries shall have actually sustained, or to which the Surviving Corporation of any of the Company Subsidiaries shall have actually been subjected, arising out of or relating to the pending litigation matters (the “Pending Litigation”) described in Schedule 2.10 as (A) Forman Petroleum Corporation/Heirs of Lydia Bergeron, et al., v. BP Amoco, et al., No. 99-19530, on the docket of the Civil District Court for the Parish of New Orleans in the State of Louisiana, and (B) Rathborne Land Company LLC and Simoneaux Family Land LLC v. Ascent Energy, Inc., Civil Action No. 05-2452, on the docket of the United States District Court for the Eastern District of Louisiana. As used in this Agreement, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Parent Indemnified Parties may be entitled to indemnification pursuant to this Article X, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words. Any Losses which any Parent Indemnified Party shall have actually sustained, or to which any of the Parent Indemnified Parties shall have actually been subjected, are referred to herein as “Indemnified Losses.”

10.3     Defense of Third-Party Claims. A Parent Indemnified Party shall give prompt written notice (a “Notice of Third-Party Claim”) to the Representative of the commencement or assertion of any action, proceeding, demand or claim by a third party (each, a “Third-Party Action”) in respect of which such Parent Indemnified Party will seek indemnification hereunder. Each such Notice of Third-Party Claim shall set forth (i) a brief description of the nature of the Third-Party Action, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. Any failure to so notify the Representative shall not preclude an Indemnified Party from making a claim under this Article X, except to the extent the failure to give such notice materially and adversely prejudices the Representative, or except as provided in Section 10.5(a). The Representative shall have the right to assume control of the defense of, settle or otherwise dispose of such Third-Party Action on such terms as the Representative deems appropriate, subject to the following:

(a)       The Parent Indemnified Parties shall be entitled, at their own expense, to participate in the defense of such Third-Party Action; provided, however, that the reasonable attorneys’ fees of the Parent Indemnified Parties shall constitute Losses if (i) the employment of separate counsel shall have been authorized in writing by the Representative in connection with the defense of such Third-Party Action, (ii) the Representative shall not, within twenty (20) days after receipt of Notice of a Third-Party Claim, have promptly employed counsel reasonably satisfactory to the Parent

Indemnified Parties to take charge of such Third-Party Action, or (iii) the Parent Indemnified Parties’ counsel shall have advised the Parent Indemnified Parties in writing, with a copy to the Representative, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel or that there are defenses available to the Parent Indemnified Parties that are not available to the Representative; provided, however, that in the event the Parent Indemnified Parties retain separate counsel pursuant to this Section 10.3(a), Parent’s claim for Indemnified Losses with respect to the engagement of such separate counsel shall be limited to the reasonable attorneys’ fees and expenses charged by a single law firm.

(b)       The Representative shall obtain the prior written approval of the Parent Indemnified Parties (which shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such Third-Party Action or any liability in respect thereof if (i) pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against any of the Parent Indemnified Parties, (ii) such settlement, compromise, admission or acknowledgment would materially adversely affect the business, operations, properties, assets, condition (financial or other) or reputation of any of the Parent Indemnified Parties, or (iii) the aggregate Loss resulting from such settlement exceeds one-half (1/2) of the amount of the Escrow Fund remaining in escrow and not subject to pending claims under the Escrow Agreement.

(c)       To the extent that the Parent Indemnified Parties participate in the defense of any Third-Party Action as contemplated by Section 10.3(a), the Parent Indemnified Parties shall obtain the prior written approval of the Representative (which shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third party action or any liability in respect thereof.

(d)       The Representative shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Parent Indemnified Party of a release from all liability in respect of such Third-Party Action.

(e)       The Representative shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Parent Indemnified Parties shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third-Party Action (i) as to which the Representative fails to assume the defense within a reasonable length of time, or (ii) to the extent the Third-Party Action seeks an order, injunction or other equitable relief against any of the Parent Indemnified Parties which, if successful, would materially adversely affect the business, operations, properties, assets, condition (financial or other) or reputation of any of the Parent Indemnified Parties; provided, however, that the Parent Indemnified Parties shall make no settlement, compromise, admission or acknowledgment that would give rise to a claim against the Escrow Fund without the prior written consent of the Representative, which will not be unreasonably withheld.

(f)        The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Action pursuant to this Article X and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

10.4     Direct Claims. In any case in which a Parent Indemnified Party seeks indemnification hereunder which is not subject to Section 10.3 hereof because no Third-Party Action is involved, the Parent Indemnified Party shall promptly notify the Representative in writing (a “Notice of Direct Claim”) of any Indemnified Losses which such Parent Indemnified Party claims are subject to indemnification under the terms hereof. Each Notice of Direct Claim shall set forth (i) a brief description of the nature of the claim and the basis therefor, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance. Any failure to so notify the Representative shall not prevent the Parent Indemnified Party from making a claim under this Article X, except to the extent the failure to give such notice materially and adversely prejudices the position of the Representative with respect to such claim, or except as provided in Section 10.5(a).

10.5	Limitations on Liability.

(a)       In no event shall a Parent Indemnified Party have any right under this Article X to indemnification with respect to an Indemnified Loss unless the Parent Indemnified Party provides to the Representative a Notice of Third-Party Claim or a Notice of Direct Claim with respect to such Indemnified Loss prior to the expiration of the Survival Period. The indemnification and other obligations under this Article X shall terminate with the expiration of the Survival Period, except that any Third-Party Claim described in any Notice of Third-Party Claim, and any direct claim described in any Notice of Direct Claim, furnished to the Representative prior to the expiration of the Survival Period shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period. Except as set forth in the preceding sentence, no claim for indemnification under this Article X shall be brought after the end of the Survival Period.

(b)       The rights of the Parent Indemnified Parties to make claims against the Escrow Fund and any proceeds thereof pursuant to this Article X shall be the sole and exclusive remedy of such Parent Indemnified Parties after the Closing with respect to any claims for indemnification under this Agreement. Notwithstanding anything to the contrary in this Agreement (i) none of (A) the former stockholders of the Company, (B) the Note Holders, (C) the Representative, or (D) any of such parties’ respective officers, directors, employees, consultants, stockholders or affiliates, shall have any direct (that is, other than by reason of any such Person’s interest in the Escrow Fund) obligation or liability to indemnify any Parent Indemnified Party pursuant to this Article X, it being understood and agreed by the parties that the Parent Indemnified Parties’ right to indemnification under this Article X shall be satisfied solely out of the Escrow Fund, and (ii) no Parent Indemnified Party shall be entitled to make any claim for indemnification pursuant to this Article X against any of the Persons described in subclauses (A) through (D) of clause (i) above.

(c)       Except with respect to Indemnified Losses resulting from (i) a breach by the Company of any covenant made by the Company under this Agreement, (ii) a breach by the Company of any of the representations and warranties made by the Company in Section 2.15, or (iii) Indemnified Losses resulting from claims described at clause (ii), (iii) or (iv) of Section 10.2, the Parent Indemnified Parties shall have no right to indemnification out of the Escrow Fund pursuant to this Article X until such time as the aggregate Indemnified Losses for which the Parent Indemnified Parties are otherwise entitled to indemnification hereunder equals or exceeds $2,000,000 (the “Basket”), at which point the Parent Indemnified Parties’ right to indemnification out of the Escrow Fund shall be limited to the amount by which Indemnified Losses exceed the Basket. Indemnified Losses resulting from (x) a breach by the Company of any covenant made by the Company under this Agreement, (y) a breach by the Company of any of the representations and warranties made by the Company in Section 2.15, or (z) any of the claims described at clause (ii), (iii) or (iv) of Section 10.2 shall not be subject to the Basket but shall be subject to the other limitations set forth in this Article X. For purposes of the preceding sentence, nothing in Article II of this Agreement shall be deemed to be a covenant. Claims against the Escrow Fund permitted under Section 9.1 and 12.6 shall not be subject to the provisions of this Article X or the Basket.

(d)       The provisions of this Article X shall apply in such a manner as not to give duplicative effect to any item of Adjustment. To avoid double counting as to any matter, the term “Losses” shall not include any Loss suffered with respect to any liability or obligation of the Company or any of the Company Subsidiaries to the extent that such liability or obligation (or a reserve therefor) is set forth in the Final Closing Date Balance Sheet or is reflected in any of the Adjustments, even if the events, facts or circumstances giving rise to such Loss would also constitute a breach of any of the Company’s representations and warranties under Article II.

10.6     Insurance. If any matters giving rise to a claim of Indemnified Losses pursuant to this Article X by the Parent Indemnified Parties is reasonably likely to be covered by any insurance policy of Parent, then no amount shall be recovered pursuant to this Article X unless and until such Parent Indemnified Parties shall have made commercially reasonable efforts for a period of nine (9) months to obtain reimbursement for such Indemnified Loss under such insurance policy, and then only to the extent aggregate insurance proceeds actually received by such Parent Indemnified Parties arising from such claim are less than such Indemnified Losses; provided, however, that if no insurance proceeds are received after making such commercially reasonable efforts upon the termination of such nine (9) month period, such Parent Indemnified Parties shall be entitled to recover the full amount of such Indemnified Losses; provided, further, however, that if insurance proceeds are thereafter received (i) prior to the termination of the Escrow Agreement, Parent shall promptly deliver to the Escrow Agent to be added to the Escrow Fund an amount of cash equal to the amount by which the sum of the insurance proceeds received plus the amount of Indemnified Losses recovered from the Escrow Fund relating to such claim pursuant to this Article X exceeds the amount of the Indemnified Losses relating to such claim, or (ii) after the termination of the Escrow Agreement but within three (3) years after the date the claim under the insurance policy was made, and such proceeds exceed $50,000, Parent shall promptly deliver to the Representative to be distributed to the Persons who would have received such funds if received prior to termination of the Escrow Agreement, an amount of cash equal to the amount by which the sum of the insurance proceeds received plus the amount of Indemnified Losses recovered from the Escrow Fund relating to such claim pursuant to this Article X exceeds the amount of the Indemnified Losses relating to such claim, or (iii) more than three (3) years after the Closing Date, Parent shall be permitted to retain and shall have no obligation with respect to the further payment or distribution of any portion of such proceeds. For purposes of clause (ii) above, in the event the Escrow Agreement terminates by reason of Parent Indemnified Losses exceeding the amount in the Escrow Fund, then the funds that otherwise would be distributable under clause (ii) shall be retained by Parent to the extent of any unsatisfied Indemnified Losses.

10.7	Investigation by Parent and Merger Sub; Disclaimer.

(a)       Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and has formed an independent judgment concerning, the Company and its businesses and operations. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Sub are familiar with such uncertainties; and (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

(b)       Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article II of this Agreement, none of the Company, any of its officers, directors, security holders or employees, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to any of Parent or Merger Sub or any of their respective officers, directors, security holders or employees or any of their respective Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and except as expressly covered by the express representations and warranties made by the Company set forth in Article II, each of Parent and Merger Sub agrees that none of the Company, any of its officers, directors, security holders or employees, or any of their respective Affiliates or representatives makes or has made any representation or warranty to Parent or Merger Sub, any of their respective officers, directors, security holders or employees or any of their respective representatives or Affiliates with respect to:

(i)        any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business, operations or affairs of the Company or any of the Company Subsidiaries heretofore or hereafter delivered to or made available to Parent or Merger Sub or any of their respective officers, directors, security holders or employees or any of their respective representatives or Affiliates; or

(ii)       any other information, statements or documents heretofore or hereafter delivered to or made available to Parent or Merger Sub or any of their respective officers, directors, security holders or employees or any of their respective representatives or Affiliates, with respect to the Company or its Subsidiaries or the business, operations or affairs of the Company or its Subsidiaries.

10.8	Investigation by the Company; Disclaimer.

(a)       The Company acknowledges and agrees that it has made its own inquiry and investigation into, and has formed an independent judgment concerning Parent and its businesses and operations. In connection with the Company’s investigation of Parent and its businesses and operations, the Company and its representatives have received from Parent or its representatives certain projections and other forecasts for Parent and certain estimates, plans and budget information. The Company acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) the Company is familiar with such uncertainties; and (iii) the Company is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to the Company or its representatives.

(b)       The Company agrees that, except for the representations and warranties made by Parent that are expressly set forth in Article III of this Agreement, none of Parent, any of its officers, directors, security holders or employees, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to the Company or any of its officers, directors, security holders or employees or any of its Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and except as expressly covered by the express representations and warranties made by Parent set forth in Article III, the Company agrees that none of Parent, any of its officers, directors, security holders or employees, or any of their respective Affiliates or representatives makes or has made any representation or warranty to the Company or any of its officers, directors, security holders or employees or any of its representatives or Affiliates with respect to:

(i)        any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of the Parent Subsidiaries or the future business, operations or affairs of Parent or any of the Parent Subsidiaries heretofore or hereafter delivered to or made available to the Company or any of its officers, directors, security holders or employees or any of its representatives or Affiliates; or

(ii)       any other information, statements or documents heretofore or hereafter delivered to or made available to the Company or any of its officers, directors, security holders or employees or any of its representatives or Affiliates, with respect to Parent or its Subsidiaries or the business, operations or affairs of Parent or its Subsidiaries.

10.9	Special Provisions Concerning the Pending Litigation.

(a)       With respect to the Pending Litigation, the term “Losses,” as used herein, shall not include (i) an amount equal to 50% of the first $2,000,000 of any (A) expenses incurred or paid by the Company or any Company Subsidiary in connection with, (B) payment by the Company or any Company Subsidiary pursuant to any settlement of, or (C) payment made by the Company or any Company Subsidiary in satisfaction of any final, unappealable judgment entered in, such Pending Litigation, (ii) any Loss by reason of forfeiture (by reason of judgment), release (by reason of settlement) or other loss of any oil and gas lease or interest therein owned by the Surviving Corporation (or any Company Subsidiary) on the Closing Date, except to the extent such forfeiture, release or other loss results in a loss of the Surviving Corporation’s (or any such Company Subsidiary’s) rights in, to or with respect to any Existing Well, Future Completion in an Existing Well, Future Well or Future Operation in an Existing Well, or (iii) any expenses (including, without limitation, attorneys’ fees) incurred by the Company (or any Company Subsidiary) in connection with the Pending Litigation prior to the Closing Date (but if unpaid at the Closing, only to the extent such expenses are taken into account in determining the Estimated Adjusted Working Capital and the Final Adjusted Working Capital).

(b)       For purposes of Section 10.3 hereof: (i) each of the two matters comprising the Pending Litigation shall constitute a Third-Party Action of which a Notice of Third-Party Claim shall be deemed given by Parent as of the Closing Date; (ii) for purposes of such deemed Notice of Third-Party Claim (A) the description of each such matter set out in Schedule 2.10 shall constitute the required description of such matter in such deemed notice, (B) the total amount of the anticipated potential Loss relating to such matters shall be equal to the balance existing from time to time in the Escrow Fund, and (C) any Loss resulting from such matters shall not be expected to be covered by insurance; and (iii) the Representative shall be deemed to have authorized the continued engagement by the Surviving Corporation (and the Company Subsidiaries) of the counsel currently representing the Company (and the Company Subsidiaries) in the Pending

Litigation, with the costs and expenses reasonably incurred by the Surviving Corporation (and the Company Subsidiaries) in connection with the engagement of such counsel to constitute Indemnified Losses.

(c)       Notwithstanding any provision of the Escrow Agreement to the contrary, on the first Business Day that is 18 months after the Closing Date, the Pending Litigation shall cease to be a Pending Claim under the Escrow Agreement, except to the extent (i) such Pending Claim relates to Indemnified Losses incurred after the Closing but prior to such date that remain unpaid, in which event the Pending Claim for such Losses shall continue until such claim is resolved, (ii) of 110% of the amount any judgment entered against the Company or any Company Subsidiary in the Pending Litigation, which judgment remains pending on appeal, in which event the Pending Claim shall continue for such amount until such appeal is finally settled or resolved, or (iii) the plaintiff in the Pending Litigation has appealed a judgment in the Pending Litigation and such appeal remains pending, in which event the Pending Claim relating to such litigation shall continue as a Pending Claim in an amount equal to the Losses that the Company or any Company Subsidiary would incur if the plaintiff were 100% successful in such appeal. If judgment in the Pending Litigation is entered against the Company or any Company Subsidiary within such 18-month period, Parent shall, within one (1) Business Day after receiving written notice of such judgment, provide written notice of such judgment to the Representative. In the event the Representative desires to have the Company appeal such judgment, the Representative shall so advise Parent within ten (10) Business Days after receipt by the Representative of such notice, in which event Parent shall timely file an appeal in a court of competent jurisdiction and post any bond required to be posted in connection with such appeal.

10.10   Special Provisions Concerning Certain Matters. The parties acknowledge and agree that (i) the alleged title defect matters and other matters described in that certain letter of even date herewith from Parent to the Company, (ii) the environmental matters described in that certain Environmental Assessment Update of Ascent Energy, Inc. prepared by E. Vironment, L.P. for RAM Energy Resources, Inc., dated August 2007, a copy of which has been furnished to the Company, and (iii) all other title defects (including any variance in net revenue interest from that set forth in Schedule 2.14(a)), environmental defects and lease access impairments of which Parent has Knowledge on the date of this Agreement, have been taken into account in determining the amount of the Merger Consideration and other amounts payable by Parent hereunder, and no additional claims may be made by the Parent Indemnified Parties with respect to such matters and the Parent Indemnified Parties shall have no right to indemnification under this Article X with respect to such matters. The alleged title defects and other matters described in this Section 10.10 are not intended and shall not be deemed to constitute an acknowledgment by the Company or Parent that the title defects and other matters referred to herein actually exist or an acknowledgment or admission by the Company or Parent with respect to the possible consequences thereof.

10.11.  Claim Support. In the event and for so long as the Representative is actively contesting or defending any Third-Party Action or any matter that is the subject of a Notice of Direct Claim (a “Direct Claim”), then the Parent Indemnified Parties will make available to the

Representative reasonable access during normal business hours, upon reasonable notice, to their respective personnel, records and information applicable to such Third-Party Action or Direct Claim as may be necessary in connection with the Representative’s handling of such Third-Party Action or Direct Claim; provided, however, that the Representative shall reimburse the Parent Indemnified Parties for the reasonable out-of-pocket costs of such efforts, which amounts shall be payable out of the Representative Fund until such fund is exhausted, after which the Parent Indemnified Parties shall have an immediate claim against the Escrow Fund for the amount of such costs not reimbursed out of the Representative Fund; provided further, however, that Parent Indemnified Parties shall have notified the Representative in writing prior to incurring any material amount of such costs.

ARTICLE XI

DEFINED TERMS

11.1     Definitions. As used in this Agreement, the following terms have the meanings ascribed to them below:

(a)       “Adjustments” means, collectively, the Working Capital Adjustment (as defined in Section 5.2), the Hedge Contract Adjustment (as defined in Section 5.3) and the tax burden adjustment (as described in Section 5.4).

(b)       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. Each director, executive officer and holder of ten percent (10%) or more of the outstanding voting stock of Person that is a corporation shall conclusively be deemed to be an Affiliate of the corporation.

(c)       “Aggregate Company Warrant Exercise Price” means the product of (i) the number of Warrant Shares underlying the Company Warrants outstanding immediately prior to the Effective Time, and (ii) the Company Warrant Exercise Price.

(d)       “Approved Capital Expenditures” means capital expenditures (other than capital expenditures in connection with activities or operations described in the Work Plan) made or incurred by the Company or any Company Subsidiary (i) in connection with the activities or operations described on Schedule 4.2(b), or (ii) with the prior written approval of Parent between the date of this Agreement and the Closing Date.

(e)       “Business Day” means any day that is not a Saturday, Sunday or other day on which national banks in the State of New York are authorized or obligated by law to close.

(f)        “Charter Documents” means (i) with respect to a corporation, its certificate of incorporation and bylaws, (ii) with respect to a limited liability company, its articles of organization and operating agreement, and (iii) with respect to a limited partnership, its certificate of limited partnership and limited partnership agreement.

(g)       “COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended, and the rules and regulations promulgated thereunder.

(h)       “Company Common Stock Warrant Agreement” means that certain Amended and Restated Warrant Agreement dated as of August 22, 2002, by and between Ascent Energy Inc. and the Warrant Agent, as amended by that certain Amendment to Amended and Restated Warrant Agreement dated as of July 27, 2004, between the Company and the Warrant Agent, as further amended, including by the Company Common Stock Warrant Agreement Amendment upon execution and delivery thereof by the parties thereto.

(i)        “Company Common Stock Warrant Agreement Amendment” means that certain amendment to the Company Common Stock Warrant Agreement defined in the Note Holder Payoff and Recapitalization Agreement as the “Common Stock Warrant Agreement Amendment.”

(j)        “Company Warrant” means a warrant to purchase 191.943 shares of Company Common Stock at the Company Warrant Exercise Price issued pursuant to the Company Common Stock Warrant Agreement.

(k)       “Company Warrant Exercise Price” means $5.21 per share of Company Common Stock, subject to adjustment as provided in the Company Common Stock Warrant Agreement.

(l)        “Company Warrantholder” means a holder of Company Warrants issued pursuant to the Company Common Stock Warrant Agreement.

(m)      “Confidentiality Agreement” means, collectively (i) that certain confidentiality agreement dated as of May 22, 2007, by and between the Company and Parent, and (ii) that certain confidentiality agreement dated June 27, 2007, by and between the Company and Parent.

(n)       “Credit Facilities” means (i) that certain Second Amended and Restated Loan Agreement dated as of December 19, 2005, as amended, restated or supplemented from time to time, including the Security Documents (as defined therein), (ii) that certain Second Lien Term Loan Agreement dated as of July 24, 2007, as amended, restated or supplemented from time to time, including the Security Documents (as defined therein), and (iii) the Hydrocarbon Hedge Contracts to the extent secured by any Security Documents described in this definition.

(o)       “ERISA Affiliate” means any business or entity which is a member of the same “controlled group of corporations,” under “common control” or an “affiliated service group” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

(p)	“Escrow Agent” means JPMorgan Chase, N.A.

(q)       “Governmental Entity” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, administrative agency, commission, or any other governmental or regulatory authority.

(r)        “Intellectual Property” shall mean the following intellectual property rights, including both statutory and common law rights, as applicable: (i) copyrights; (ii) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and registrations and applications for registrations thereof; (iii) patents and patent applications (including all reissues, divisions, continuations, continuations in part, renewals and extensions of the foregoing); (iv) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know how, whether or not patentable; and (v) registrations for any of the foregoing.

(s)       “Jefferies Investors” means, collectively, Jefferies & Company, Inc., Jefferies High Yield Trading, L.L.C., ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd.

(t)        “Knowledge” when used with respect to (i) the Company, means the actual knowledge or awareness as to a specified fact or event of Terry Carter, Eddie LeBlanc, David McCabe, Mark Haney or Vicky Lindsey, or (ii) Parent or Merger Sub, means the actual knowledge or awareness as to a specified fact or event of Larry E. Lee, John M. Longmire, Larry G. Rampey or Drake N. Smiley.

(u)       “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(v)       “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind.

(w)      “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity and its subsidiaries taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated by the

Transaction Documents, (ii) changes in general national or regional economic conditions, (iii) changes in economic conditions in the oil and gas industry generally, including changes in current sale and future prices for oil and gas, (iv) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (v) any change in accounting requirements or principles imposed on the entity or its business by GAAP or any change in Legal Requirements after the date hereof, or (vi) the compliance with the terms of, or taking of any action required by, this Agreement. For purposes of ascertaining whether a particular change, event, violation, inaccuracy, circumstance or effect is “materially adverse” to an entity, no formulaic or analogical approach to a determination of materiality shall be considered (for example, a percentage of the value of the aggregate Merger Consideration, the amount of any “basket,” claim threshold or other dollar amount used in this Agreement, or the applicable measure of materiality under GAAP); rather, the nature of each change, event, violation, inaccuracy, circumstance or effect shall be considered along with the detrimental financial and operational impact on the affected entity and its subsidiaries, taken as a whole, of such change, event, violation, inaccuracy, circumstance or effect.

(x)       “Note Holders” means, collectively, the holders of the Senior Notes and the holders of the Senior Subordinated Notes.

(y)       “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that the term “Person” shall not include an area of mutual interest.

(z)       “PIK Notes” has the meaning ascribed to such term in the Note Holder Payoff and Recapitalization Agreement.

(aa)     “Representative Agreement” means that certain representative agreement of even date herewith by and among the Representative and certain security holders of the Company.

(bb)     “Retention Bonus Program” means the Ascent Energy Inc. Retention Bonus Program adopted by the Company’s Board of Directors in April 2007.

(cc)     “Senior Notes” means the Company’s 16% Senior Notes due February 1, 2010 (or such later maturity date as automatically extended in accordance with Section 7 thereof (but in no event later than February 1, 2015)), including any PIK Notes executed and delivered by the Company in connection therewith.

(dd)     “Senior Subordinated Notes” means the Company’s 11 3/4% Senior Subordinated Notes due May 1, 2010 (or such later maturity date as automatically extended in accordance with Section 7 thereof (but in no event later than May 1, 2015)), including any PIK Notes executed and delivered by the Company in connection therewith.

(ee)     “SLPH Merger” means the merger of a subsidiary of the Company with and into South Louisiana Property Holdings, Inc. pursuant to that certain Agreement and Plan of Merger dated as of June 30, 2006, as amended.

(ff)      “Transaction Documents” means this Agreement, the Note Holder Payoff and Recapitalization Agreement, the Escrow Agreement, the Registration Rights Agreement, the Voting Agreement, the Lock-Up Letter and the other documents and instruments to be delivered at the Closing and any other document or instrument expressly agreed by Parent and Company to constitute a Transaction Document for purposes of this Agreement.

(gg)     “Warrant Agent” means Mellon Investor Services LLC, the warrant agent under the Company Common Stock Warrant Agreement.

11.2     Reference to Terms Defined in Text. The following provides a reference for the definitions of the following terms, all of which are defined in the text of this Agreement:

“AAA”	Section 9.1(c)
“Accessing Party”	Section 6.2(d)
“Accrued Dividends Paid in Stock Number”	Section 1.5(d)(i)
“Accrued Dividends Paid in Warrants Number”	Section 1.5(d)(ii)
“Additional Per Share Common Merger Consideration”	Section 1.5(d)(iii)
“Additional Per Share Preferred Merger Consideration”	Section 1.5(d)(iv)
“Adjusted Cash Number”	Section 1.5(v)
“Adjusted Parent Common Stock Number”	Section 1.5(d)(vi)
“Adjustments”	Section 11.1(a)
“Affiliate”	Section 11.1(b)
“Aggregate Additional Common Merger Consideration”	Section 1.5(d)(vii)
“Aggregate Additional Preferred Cash Merger Consideration”	Section 1.5(d)(viii)
“Aggregate Base Common Merger Consideration”	Section 1.5(d)(ix)
“Aggregate Base Preferred Merger Consideration”	Section 1.5(d)(x)
“Aggregate Closing Value”	Section 1.5(d)(xi)
“Aggregate Common Merger Consideration”	Section 1.5(d)(xii)
“Aggregate Company Warrant Consideration”	Section 1.5(g)(iii)
“Aggregate Company Warrant Exercise Price”	Section 11.1(c)
“Aggregate Minimum Common Merger Consideration”	Section 1.5(d)(xiii)
“Aggregate Minimum Preferred Merger Consideration”	Section 1.5(d)(xiv)
“Agreement”	Section 1.2
“Applicable Environmental Law”	Section 2.16(f)
“APO”	Section 2.14(b)
“Approved Capital Expenditures”	Section 11.1(d)
“Base Per Share Common Merger Consideration”	Section 1.5(d)(xv)
“Base Per Share Preferred Merger Consideration”	Section 1.5(c)

“Basket”	Section 10.5(c)
“BPO”	Section 2.14(b)
“Business Day”	Section 11.1(e)
“Certificate of Designations”	Section 2.4
“Certificate of Merger”	Section 1.2
“Charter Documents”	Section 11.1(f)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Date Balance Sheet”	Section 5.2
“Closing Date Hedge Asset”	Section 5.3(b)
“Closing Date Hedge Liability”	Section 5.3(b)
“COBRA”	Section11.1(g)
“Code”	Section 2.11(c)
“Common Stockholder List”	Section 1.7
“Company”	Heading
“Company Audited Financial Statements”	Section 2.7(a)
“Company Board”	Section 2.4
“Company CFO”	Section 5.2
“Company Closing Certificate”	Section 7.3(a)
“Company Common Stock”	Section 1.5(b)
“Company Common Stock Warrant Agreement”	Section 11.1(h)
“Company Common Stock Warrant Agreement Amendment”	Section 11.1(i)
“Company Warrant”	Section 11.1(j)
“Company Warrant Exercise Price”	Section 11.1(k)
“Company Warrantholder”	Section 11.1(l)
“Company Contracts”	Section 2.19(b)(i)
“Company Disclosure Schedule”	Article II Preamble
“Company Financial Statements”	Section 2.7(c)
“Company Person”	Section 12.15
“Company Preferred Stock”	Section 1.5(c)
“Company Recent Financial Statements”	Section 2.7(b)
“Company Reserve Report”	Section 2.33
“Company Stock”	Section 1.5(e)
“Company Stockholder Consent”	Section 2.4
“Company Stockholder List”	Section 7.3(m)
“Company Subsidiary”	Section 2.2(a)
“Confidentiality Agreement”	Section 11.1(m)
“Continuing Employees”	Section 6.7(a)
“Corporate Records”	Section 2.1(c)
“CPA”	Section 9.1(c)
“Credit Facilities”	Section 11.1(n)
“CST”	Section 6.16(a)
“Current Assets”	Section 5.2
“Current Liabilities”	Section 5.2
“D&O Indemnified Parties”	Section 6.11(a)
“Defensible Title”	Section 2.14(b), (c), (d), (e)

“DGCL”	Recital A
“Direct Claim”	Section 10.11
“Disclosure Schedules”	Section 6.4
“Dissenting Shares”	Section 1.13
“Dissenting Stockholder”	Section 1.13
“Distribution Rights”	Section 12.5
“Effective Time”	Section 1.2
“Eligible Employees”	Section 6.7(a)
“ERISA”	Section 2.11(a)
“ERISA Affiliate”	Section 11.1(o)
“Escrow Agent”	Section 11.1(p)
“Escrow Agreement”	Section 1.5(d)(xvi)
“Escrow Fund”	Section 1.6(e)
“Estimated Adjusted Working Capital”	Section 5.2
“Exchange Act”	Section 3.5(b)
“Exchange Agent”	Section 1.6(a)
“Execution Date Hedge Liability”	Section 5.3(a)
“Existing Wells”	Section 2.14(a)
“Final Adjusted Working Capital”	Section 9.1(a)
“Future Completions”	Section 2.14(a)
“Future Operations”	Section 2.14(a)
“Future Wells”	Section 2.14(a)
“GAAP”	Section 2.7(a)
“Garb”	Section 3.22
“Governmental Entity”	Section 11.1(q)
“Governmental Filings/Permits”	Section 2.21
“Hedge Contract Adjustment”	Section 5.3(g)
“Hedge Contracts”	Section 2.36
“Hydrocarbon Hedge Contracts”	Section 5.3
“Indebtedness”	Section 5.1(b)
“Indemnified Losses”	Section 10.2
“Information Statement”	Section 6.5
“Initial Cash Number”	Section 1.5(d)(xvii)
“Initial Parent Common Stock Number”	Section 1.5(d)(xviii)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 11.1(r)
“Jefferies Investors”	Section 11.1(s)
“Knowledge”	Section 11.1(t)
“LaRoche”	Section 2.33
“Leased Real Property”	Section 2.14(i)
“Legal Requirement”	Section 11.1(u)
“Lien”	Section 11.1(v)
“Lock-Up Letter”	Section 6.10
“Losses”	Section 10.2, 10.9
“Material Adverse Effect”	Section 11.1(w)
“Material Company Contracts”	Section 2.19(b)(ii)

“Material Parent Contracts”	Section 3.19(a)(ii)
“Merger”	Section 1.1
“Merger Consideration”	Section 1.5(d)(xix)
“Merger Sub”	Heading
“Merger Sub Common Stock”	Section 1.5(a)
“Merger Sub Stockholder Consent”	Section 3.4
“Mineral Properties/Mineral Property”	Section 2.14(a)
“Minimum Per Share Common Merger Consideration”	Section 1.5(d)(xx)
“Minimum Per Share Preferred Merger Consideration”	Section 1.5(d)(xxi)
“NASD”	Section 3.3(f)
“Nasdaq”	Section 3.3(f)
“Non-Certifying Holder”	Section 6.18
“Non-Foreign Affidavit”	Section 6.18
“Note Holder Payoff and Recapitalization Agreement”	Section 1.5(d)(xxii)
“Note Holder Stock Number”	Section 1.5(d)(xxiii)
“Note Holder Warrant Number”	Section 1.5(d)(xxiv)
“Note Holders”	Section 11.1(x)
“Notice of Direct Claim”	Section 10.4
“Notice of Third-Party Claim”	Section 10.3
“NSA”	Section 2.33
“Objective Formation”	Section 2.14(c)(ii), (d)(iii),
(e)(iii)
“Observer”	Section 6.6
“Operating Equipment”	Section 2.14(g)
“Outstanding Accrued Preferred Stock Dividend Amount”	Section 1.5(d)(xxv)
“Outstanding Company Common Stock Number	Section 1.5(d)(xxvi)
“Outstanding Company Preferred Stock Number”	Section 1.5(d)(xxvii)
“Outstanding Preferred Stock Face Amount”	Section 1.5(d)(xxviii)
“Outstanding Senior Note Indebtedness”	Section 1.5(d)(xxix)
“Outstanding Senior Subordinated Note Indebtedness”	Section 1.5(d)(xxx)
“Owned Real Property”	Section 2.14(h)
“Parent”	Heading
“Parent Board”	Section 3.4
“Parent Closing Certificate”	Section 7.2(a)
“Parent Common Stock”	Section 1.5(c)
“Parent Contracts”	Section 3.19(a)(i)
“Parent Disclosure Schedule”	Article III, Preamble
“Parent Financial Statements”	Section 3.7(b)
“Parent Indemnified Parties”	Section 10.2
“Parent Merger Stock”	Section 1.5(d)(xxxi)
“Parent Merger Stock Number”	Section 1.5(d)(xxxi)
“Parent Permitted Encumbrances”	Section 3.14(b)
“Parent Person”	Section 12.15
“Parent Plans”	Section 3.11(a)
“Parent Property”	Section 3.14(a)
“Parent Reserve Reports”	Section 3.22

“Parent SEC Documents	Section 3.7(a)
“Parent Stockholder Consent”	Section 3.4
“Parent Subsidiary”	Section 3.2(a)
“Pending Litigation”	Section 10.2
“Permitted Encumbrances”	Section 2.14(f)
“Person”	Section 11.1(y)
“Personal Property”	Section 2.14(g)
“PIK Notes”	Section 11.1(z)
“Plans”	Section 2.11(b)
“Positive Value”	Section 1.5(g)(ii)
“Prior Month Balance Sheet”	Section 5.2
“Projected Closing Date Balance Sheet”	Section 5.2
“Projected Subsurface Location”	Section 2.14(d)(ii), (e)(ii)
“Properties”	Section 2.16(a)
“Proposed True-Up Balance Sheet”	Section 9.1(a)
“Proved Developed Non-Producing Reserves”	Section 2.14(c)(iii)
“Proved Undeveloped Reserves”	Section 2.14(d)(iv), (e)(iv)
“PV-10 Value”	Section 2.33
“Recent Reserve Report”	Section 2.33
“Recorded Liens”	Section 2.14(b)
“Registration Rights Agreement”	Section 6.9
“Representative”	Section 1.14
“Representative Fund”	Section 1.6(f)
“Representative Agreement”	Section 11.1(aa)
“Returns”	Section 2.15(a)
“Retention Bonus Program”	Section 11.1(bb)
“SEC”	Section 3.3(d)
“Securities Act”	Section 1.15
“Senior Notes”	Section 11.1(cc)
“Senior Subordinated Notes”	Section 11.1(dd)
“Settlement Benefit”	Section 5.3(b)
“Settlement Cost”	Section 5.3(b)
“Settlement Date Parent Common Stock Value”	Section 1.5(d)(xxxii)
“Settlement Date Warrant Value”	Section 1.5(d)(xxxiii)
“SLPH”	Section 6.12
“SLPH Merger”	Section 11.1(ee)
“SLPH Reverse Stock Split”	Section 6.12
“Subject Properties”	Section 2.14(a)
“Survival Period”	Section 10.1
“Surviving Corporation”	Section 1.1
“Tax/Taxes”	Section 2.15(a)
“Termination Date”	Section 8.2(a)
“Third-Party Action”	Section 10.3
“Transaction Documents”	Section 11.1(ff)
“Voting Agreement”	Section 6.8
“Warrant”	Section 1.5(d)(xxxiv)

“Warrant Agent”	Section 11.1(gg)
“Warrant Merger Number”	Section 1.5(d)(xxxv)
“Warrant Number”	Section 1.5(d)(xxxvi)
“Warrant Share”	Section 1.5(g)(i)
“Well/Wells”	Section 2.25
“Williamson”	Section 3.22
“Working Capital Adjustment”	Section 5.2
“W/C Review Period”	Section 9.1(a)
“Work Plan”	Section 4.2(a)

ARTICLE XII

GENERAL PROVISIONS

12.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to Parent:

RAM Energy Resources, Inc.

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, OK 74135

Attention: Larry E. Lee, Chairman and CEO

Telephone: (918) 663-2800

Telecopy: (918) 663-9214

with a copy to:

C. David Stinson, Esq.

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102-7103

Telephone: (405) 552-2266

Telecopy: (405) 235-0439

If to the Company prior to the Effective Time:

Ascent Energy Inc.

4965 Preston Park Blvd., Suite 800

Plano, TX 75093

Attention: Eddie LeBlanc

Telephone: (972) 543-3905

Telecopy: (972) 543-3904

with a copy to:

Caroline B. Blitzer, Esq.

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, TX 77002-6760

Telephone: (713) 758-4680

Telecopy: (713) 615-5871

If to the Representative:

Stuart B. Katz

FS Private Investments III LLC

c/o Jefferies Capital Partners

520 Madison Avenue, New York, NY 10022

Telephone: (212) 284-1719

Telecopy: (212) 284-1717

with a copy to:

Melvin Epstein, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Telephone: (212) 806-5864

Telecopy: (212) 806-6006

and to:

Caroline B. Blitzer, Esq.

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, TX 77002-6760

Telephone: (713) 758-4680

Telecopy: (713) 615-5871

12.2     Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

12.3     Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to the other party, or to counsel for such other party, of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

12.4     Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Documents, including the Exhibits and Schedules hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

12.5     Adjustment of Merger Consideration; Distributions from Escrow Fund. The return of any portion of the Escrow Fund to Parent pursuant to Article IX or Article X of this Agreement, or pursuant to the Escrow Agreement, that otherwise would have been paid to the former holders of Company Stock as Merger Consideration shall constitute an adjustment to the Merger Consideration in the same manner as if effected at the Closing. Any funds distributable to the former holders of Company Stock from the Escrow Fund or the Representative Fund shall constitute a portion of the Merger Consideration to which such holders are entitled by virtue of the Merger. All distributions from the Escrow Fund and the Representative Fund (i) to the former holders of Company Common Stock shall be made by the Exchange Agent to the same former holders of Company Common Stock and in the same manner as the Aggregate Base Common Merger Consideration paid at Closing is distributed to such former holders pursuant to Section 1.6 and 1.7, and (ii) to the former holders of Company Preferred Stock shall be made as directed by the Representative in accordance with the Note Holder Payoff and Recapitalization Agreement. The right of the former holders of Company Stock to receive distributions from the Escrow Fund and the Representative Fund (“Distribution Rights”) shall be personal to such Company stockholders and shall not attach to or in any manner follow any shares of Parent Common Stock received by such former holders in the Merger. Neither Parent, the Exchange Agent nor the Representative shall be bound by or obligated to honor any notice of assignment of Distribution Rights and shall be entitled, without liability or recourse, to remit any distributions from the Escrow Fund and the Representative Fund as provided in this Section 12.5.

12.6     The Representative. The parties acknowledge that the Representative’s rights, duties and obligations under this Agreement, the Note Holder Payoff and Recapitalization Agreement, the Representative Agreement and the Escrow Agreement are solely as a representative of the holders of Company Stock and the Note Holders and that to the full extent permitted by applicable law, the Representative shall have no personal liability to the holders of

Company Stock or the Note Holders for actions taken by the Representative in good faith in such capacity. All reasonable out-of-pocket expenses incurred by the Representative that are directly related to the performance or discharge of the Representative’s duties and obligations under this Agreement shall be paid out of the Representative Fund until such fund is exhausted, after which time such expenses shall be paid or reimbursed by Parent, and Parent shall have an immediate claim against the Escrow Fund for the amount of the Representative’s expenses so paid or reimbursed by Parent.

12.7     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.8     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.9     Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law.

12.10	Rules of Construction.

(a)       Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and that it has executed the same upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Therefore, the parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)       The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article II and Article III merely for convenience. This parties acknowledge that this Agreement requires the inclusion in each separate section of the Company Disclosure Schedule the disclosure of all information called for by the corresponding section of Article II, without regard for the fact that the same information may be called for in two or more sections of Article II and therefore should be disclosed on two or more sections of the Company Disclosure Schedule. Notwithstanding the foregoing, if despite the Company’s reasonable good faith efforts to comply with such requirement, the Company includes disclosure of certain information in one or more but less than all sections of the Company Disclosure Schedule that call for the disclosure of such information, and the relevance of the information to the section(s) in which it is not disclosed is reasonably apparent on the face of the disclosure in the section(s) where such information is disclosed, then the Company shall be deemed to have disclosed such information in the sections of the Company Disclosure Schedule where such information is not disclosed and the failure of the Company to include such information in the appropriate section(s) of the Company Disclosure Schedule shall not constitute an inaccuracy of representation or breach of warranty. Disclosure Schedules (i) include matters set forth in documents referenced in the Schedules and (ii) do not purport to disclose any agreements, contracts or instruments entered into pursuant to the terms of this Agreement.

(c)       The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)       Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger Consideration or any of the Adjustments, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over or under counted for purposes of the transactions contemplated by this Agreement.

12.11   Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 12.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.12   Amendment.   This Agreement may be amended at any time prior to the Effective Time by written agreement approved by the Company Board, the Merger Sub Board and the Parent Board, subject to the provisions of Section 251(d) of the DGCL. This Agreement may not be amended except by an instrument executed in writing by each of the parties hereto.

12.13   Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

12.14   Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a joint representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

12.15   Exclusive Remedy; Affiliate Liability. Each of the following is herein referred to as a “Company Person”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise) and (ii) any director, officer, employee, representative or agent of (A) the Company, (B) any Company Subsidiary or (C) any Person who controls the Company or is specified in clause (i). No Company Person shall have any liability or obligation to Parent or Merger Sub with respect to any claim arising under this Agreement or any of the Transaction Documents, except to the extent any such Company Person is a party to any Transaction Document and then only with respect to the express obligations of such Company Person under such Transaction Document. Each director, officer, employee, representative or agent of Parent or of any Parent Subsidiary is herein referred to as a “Parent Person.” No Parent Person shall have any liability or obligation to the Company or to any Company Person with respect to any claim arising under this Agreement or any of the Transaction Documents. The parties acknowledge and agree that the sole and exclusive remedy of the Parent Indemnified Parties for any and all Losses for which a claim for indemnification could be asserted under Section 10.2 shall be pursuant to the indemnification provisions in Article X. Notwithstanding anything to contrary contained in this Section 12.15 or elsewhere in this Agreement, any party to this Agreement or any of the Transaction Documents shall have the right to assert claims against any Person based on such Person’s actual fraud.

12.16   Consequential Damages. No party hereto shall be entitled to recover from another party or its Affiliates or any Indemnified Parties, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby. Subject to the preceding sentence, each party on its own behalf and on behalf of its Affiliates and its Indemnified Parties waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained in this Section 12.16 is intended to limit or otherwise affect Parent’s right to seek indemnification under Article X with respect to Indemnified Losses constituting indirect, consequential, punitive or exemplary damages, or damages for lost profits, assessed against Parent or the Surviving Corporation in any Third-Party Action.

12.17   Anti-Dilution Adjustments. Wherever in this Agreement there is a reference to a specific number of shares of Parent Common Stock or Warrants, or a price per share or consideration received in respect of such shares or Warrants, then, upon the occurrence of any subdivision, combination or dividend of such shares or Warrants, the specific number of shares or Warrants or the price so referenced in this Agreement shall automatically be proportionately adjusted to reflect the effect on the outstanding shares or Warrants of such subdivision, combination or dividend.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

RAM ENERGY RESOURCES, INC.

By	/s/Larry E. Lee
Larry E. Lee, Chairman and CEO

ASCENT ACQUISITION CORP.

By	/s/Larry E. Lee
Larry E. Lee, Chairman and CEO

ASCENT ENERGY INC.

By	/s/Terry W. Carter
Terry W. Carter, CEO

The Representative is executing this Agreement solely for purposes of (i) acknowledging its appointment as Representative hereunder, (ii) acknowledging its rights as Representative hereunder, and (iii) acknowledging and agreeing to perform its duties and obligations hereunder, and for no other purpose.

FS PRIVATE INVESTMENTS III LLC

By /s/James L. Luikart
James L. Luikart, Managing Member

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	-	Certificate of Incorporation of the Company at the Effective Time
Exhibit B	-	By-Laws of the Company at the Effective Time
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Note Holder Payoff and Recapitalization Agreement
Exhibit E	-	Form of Voting Agreement
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G	-	Form of Lock-Up Letter
Exhibit H	-	Form of Opinion of McAfee & Taft A Professional Corporation
Exhibit I	-	Form of Opinion of Vinson & Elkins L.L.P.
Exhibit J	- Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

Schedules

Schedule 2	-	Company Disclosure Schedule
Schedule 3	-	Parent Disclosure Schedule
Schedule 4.2(a)	-	Work Plan
Schedule 4.2(b)	-	Approved Capital Expenditures
Schedule 5.2	-	Calculation of Adjusted Working Capital
Schedule 6.8	-	Company Affiliates Executing Voting Agreement
Schedule 6.10	-	Company Affiliates Executing Lock-Up Letter
Schedule 6.12(a)	-	SLPH Merger Agreement
Schedule 6.12(b)	-	SLPH Stockholders and Reverse Split Description
Schedule 6.14	-	Holders of Parent Common Stock Delivering Support Agreement

104

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ASCENT ENERGY INC.

FIRST: The name of the corporation (the “Corporation”) is:

Ascent Energy Inc.

SECOND: The Corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation’s registered agent in charge thereof is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The Corporation shall be authorized to issue one class of stock to be designated as Common Stock. The total number of shares which the corporation shall be authorized to issue is 5,000 having a par value of $.0001 per share.

FIFTH: The number of directors that will constitute the whole board of directors (the “Board”) shall be no more than three nor less than one. A director’s term of office shall be from the date such director is elected until the next annual meeting of the Corporation at which time such director’s successor will be elected and qualified; subject, however, to the prior death, resignation, retirement, disqualification or removal of such director from office. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

EIGHTH: The Corporation shall indemnify the following persons in the following manner:

(a)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the

Corporation (other than a judicial action or suit brought by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Agent in connection with such action, suit or proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the Agent’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent’s conduct was unlawful.

(b)        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent (as defined above) against expenses (including attorneys’ fees), actually and reasonably incurred by the Agent in connection with the defense or settlement of such action or suit if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable for gross negligence or misconduct in the performance of the Agent’s duty to the Corporation, unless and only to the extent that the Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

(c)        Any indemnification under Subsection (a) or (b) of this Section (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that either (y) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (z) with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent’s conduct was unlawful.

(d)        Notwithstanding the other provisions of this Section, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

(e)        Except as limited by this Subsection (e), expenses incurred in any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that the Agent is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested-directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, the Agent acted in bad faith and in a manner that the Agent did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that Agent believed or had reasonable cause to believe the Agent’s conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that the Agent deliberately breached the Agent’s duty to the Corporation or its shareholders.

(f)        Any indemnification or advance under Subsections (a), (b), (c), (d) or (e) of this Section shall be made promptly, and in any event within ninety (90) days, upon the written request of the Agent, unless with respect to applications under Subsections (a), (b), (c) or (e) of this Section, a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Subsections as to justify the Corporation in not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Subsections as to justify the Corporation not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Section shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety (90) days. The Agent’s expenses incurred in connection with successfully establishing the Agent’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(g)        The indemnification provided by this Section shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the Agent’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Section shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while this Certificate of Incorporation and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and to the extent the relevant provisions of the DGCL are hereafter amended to permit more expansive indemnification, an Agent shall be entitled to the benefit of the more expansive indemnification so permitted. Any repeal or modification thereof shall not affect any rights or obligations then existing.

(h)        Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against such Agent and incurred by such Agent in any such capacity, or arising out of the Agent’s status as such, whether or not the Corporation would have the power to indemnify the Agent against such liability under the provisions of this Section.

(i)         For the purposes of this Section, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(j)         For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, trustee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonable believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(k)        If this Section or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated, or by any other applicable agreement or law.

(l)      The rights of indemnity created by this Section are and shall be at all times subordinate to the right of prior payment of all obligations of the Corporation for borrowed money to the extent they are due and payable at the time any payment under this Section shall be due and payable.

NINTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ELEVENTH: The power to adopt, amend or repeal the bylaws is hereby conferred upon the board of directors.

EXHIBIT B

As of __, 2007

AMENDED AND RESTATED

BY LAWS

OF

ASCENT ENERGY INC.

ARTICLE I

OFFICES

1.1      Registered Office. The registered office of Ascent Energy Inc. (the “Corporation”) in the State of Delaware shall be established and maintained at The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company.

1.2       Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1       Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2       Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”). Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

2.3       Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors, or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4       Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5       Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Secretary of the Corporation shall act as secretary of all

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meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6       Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7       Action of Shareholders Without Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.8       Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the election, either at a place within the city, town or village where the election is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of election during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

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2.9       Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.8 of these Bylaws or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10     Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11     Ratification. Any transaction questioned in any stockholders’ derivative suit, or any other suit to enforce alleged rights of the Corporation or any of its stockholders, on the ground of lack of authority, defective or irregular execution, adverse interest of any director, officer or stockholder, nondisclosure, miscomputation or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the holders of common stock and, if so approved, ratified or confirmed, shall have the same force and effect as if the questioned transaction had been originally duly authorized, and said approval, ratification or confirmation shall be binding upon the Corporation and all of its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

2.12     Judges. All votes by ballot at any meeting of stockholders shall be conducted by two judges appointed for the purpose either by the directors or by the meeting. The judges shall decide upon the qualifications of voters, count the votes and declare the result.

ARTICLE III

DIRECTORS

3.1       Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The number of directors which shall constitute the Board of Directors shall be not less than one (1) nor more than three (3). The exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2       Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which time such director’s successor will be elected and qualified; subject, however, to the prior death, resignation, retirement, disqualification or removal of such director from office. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.

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3.3       Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.3. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4       Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer or a majority of the entire Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

3.5       Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any

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committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.6       Organization of Meetings. The Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7       Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filled with the minutes of proceedings of the Board of Directors or committee.

3.8       Removal of Directors by Stockholders. The entire Board of Directors or any individual Director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors. In case the Board of Directors or any one or more Directors be so removed, new Directors may be elected at the same time for the unexpired portion of the full term of the Director or Directors so removed.

3.9       Resignations. Any Director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10     Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or

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authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; and, unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11     Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12     Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13     Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

3.14     Related Party Transactions. No contract or other transaction shall be made or entered into between the Corporation and any “related party” (as hereinafter defined) unless such contract or other transaction (i) is on terms no less favorable to the Corporation than may reasonably be available to the Corporation from an unaffiliated third party, and (ii) if material in amount, is approved by vote of a majority of the Corporation’s disinterested (in such contract or transaction)

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directors. For purposes of this provision, the term “related party” means: (x) any director or executive officer of the Corporation; (y) any person known by the Corporation to be the beneficial owner of more than five percent (5%) of any class of the Corporation’s voting securities; or (z) any immediate family member of any director or executive officer, or of any person known by the Corporation to be the beneficial owner of more than five percent (5%) of any class of the Corporation’s voting securities.

ARTICLE IV

OFFICERS

4.1       General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2       Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV and subject to the provisions of any employment agreement approved by the Board of Directors, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3       Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4       Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the

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Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5       Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6       Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7       Secretary. The Secretary shall attend all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also maintain all minutes and records of the proceedings of the Board of Directors and committees of the Board in a book or books for such purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then the Chief Executive Officer or any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8       Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name

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and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.9       Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10     Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.11     Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12     Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13     Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14     Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the

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Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15     Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1       Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

5.2       Signatures. Any or all of the signatures on the certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

5.3       Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4       Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a

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reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5       Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)       The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)       The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)       The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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5.6       Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State Delaware.

ARTICLE VI

NOTICES

6.1       Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by facsimile or by email in accordance with instructions received from each director.

6.2       Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1       Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Agent in connection with such action, suit or proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the Agent’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (ii)

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with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent’s conduct was unlawful.

7.2       Actions by the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent (as defined above) against expenses (including attorneys’ fees), actually and reasonably incurred by the Agent in connection with the defense or settlement of such action or suit if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Agent shall have been adjudged to be liable for gross negligence or misconduct in the performance of the Agent’s duty to the Corporation, unless and only to the extent that the Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

7.3       Determination of Entitlement. Any indemnification under Sections 7.1 or 7.2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that either (y) the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, or (z) with respect to any criminal action or proceeding, that the Agent had reasonable cause to believe that the Agent’s conduct was unlawful.

7.4       Expenses. Notwithstanding the other provisions of this Section, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

7.5       Advancement of Expenses. Except as limited by this Section 7.5, expenses incurred in any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that the Agent is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, the Agent acted in bad faith and in a manner that the Agent did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that Agent believed or had reasonable cause to believe the Agent’s conduct was unlawful. In no event shall any advance be

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made in instances where the Board or independent legal counsel reasonably determines that the Agent deliberately breached the Agent’s duty to the Corporation or its shareholders.

7.6       Payment. Any indemnification or advance under this Article 7 shall be made promptly, and in any event within ninety (90) days, upon the written request of the Agent, unless with respect to applications under Sections 7.1, 7.2, 7.4 or 7.5, a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation in not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety (90) days. The Agent’s expenses incurred in connection with successfully establishing the Agent’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

7.7       Non-Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the Agent’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while this Certificate of Incorporation and the relevant provisions of the General Corporation Law of Delaware and other applicable law, if any, are in effect, and to the extent the relevant provisions of the General Corporation Law of Delaware are hereafter amended to permit more expansive indemnification, an Agent shall be entitled to the benefit of the more expansive indemnification so permitted. Any repeal or modification thereof shall not affect any rights or obligations then existing.

7.8       Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against such Agent and incurred by such Agent in any such capacity, or arising out of the Agent’s status as such, whether or not the Corporation would have the power to indemnify the Agent against such liability under the provisions of this Article.

7.9	Definitions and Other Matters.

(i)        For the purposes of this Article, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same

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position under the provisions of this Article respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(ii)       For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, trustee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, trustee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonable believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

(iii)      If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable agreement or law.

(iv)      The rights of indemnity created by this Article are and shall be at all times subordinate to the right of prior payment of all obligations of the Corporation for borrowed money to the extent they are due and payable at the time any payment under this Article shall be due and payable.

7.10     Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11     Exclusions. No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

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ARTICLE VIII

GENERAL PROVISIONS

8.1       Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2       Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, believe to be proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall believe conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.3       Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

8.4       Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5	Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

8.6       Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7       Amendments. These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal Bylaws.

8.8       Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter.

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EXHIBIT C

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated [Closing Date] is executed and delivered by and among RAM Energy Resources, Inc., a Delaware corporation (“RAM”), FS Private Investments III LLC, a Delaware limited liability company (the “Representative”), as the representative of the parties listed in Exhibit A, attached hereto (the “Owners”), and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”).

A.       RAM, Ascent Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RAM (“Merger Subsidiary”), and Ascent Energy Inc., a Delaware corporation (“Ascent”), are parties to an Agreement and Plan of Merger dated as of October ___, 2007 (the “Merger Agreement”), pursuant to which Merger Subsidiary has merged with and into Ascent so that Ascent has become a wholly-owned subsidiary of RAM. The Escrow Agent is not a party to, has not received and will not be responsible for the Merger Agreement.

B.        Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.        Pursuant to the terms of the Merger Agreement (i) the Escrow Fund is to be funded at the Closing by the delivery by RAM to the Escrow Agent of the sum of $20,000,000 out of funds that otherwise would be paid to the Owners, either in payment of Indebtedness or as Merger Consideration, and (ii) the Escrow Agent is to hold, administer and distribute the Escrow Fund in accordance with the terms of this Agreement.

D.        The Representative has been designated pursuant to the Merger Agreement, the Note Holder Payoff and Recapitalization Agreement and the Representative Agreement to represent the Owners and to act on their behalf for all purposes under this Agreement.

In consideration of the premises and the mutual covenants of the parties contained herein and in the Merger Agreement, the parties agree as follows:

1.	Deposit in Escrow; Escrow Fund; Investment.

(a)       Concurrently with the execution of this Agreement, RAM will deliver to the Escrow Agent, by wire transfer of immediately available funds, to be held in escrow pursuant to the terms of this Agreement, the sum of $20,000,000 (together with any additional payment made by RAM to the Escrow Agent under Section 9.1(b)(i) of the Merger Agreement, the “Escrow Fund”). The period during which the Escrow Agent holds any portion of the Escrow Fund in escrow pursuant to this Agreement is referred to herein as the “Escrow Period.”

(b)       The Escrow Agent hereby agrees to act as escrow agent hereunder and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(c)       Until disposed of in accordance with the terms of this Agreement, the Escrow Fund shall be held and invested by the Escrow Agent in a JPMorgan Chase Bank, N.A. money market account, unless otherwise instructed in a joint written notice to the Escrow Agent executed by both RAM and the Representative (a “Joint Notice”). Interest earned from time to time on the Escrow Fund shall become part of and be included in the Escrow Fund for all purposes. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this contract or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.

2.         Authority and Responsibility of Representative to Allocate and Make Distributions to Owners. The Representative hereby represents and warrants to RAM and to the Escrow Agent that the Owners have granted to the Representative the authority, pursuant to the terms of the Representative Agreement, the Note Holder Payoff and Recapitalization Agreement and the Merger Agreement (i) to represent the Owners in all matters arising under this Agreement, (ii) to receive directly from the Escrow Agent all amounts distributed out of the Escrow Fund for the benefit of the Owners, (iii) to allocate among the Owners in accordance with their entitlement thereto, determined pursuant to the terms of the Note Holder Payoff and Recapitalization Agreement and, with respect to those Owners who are holders of Company Preferred Stock just prior to the Merger, the Merger Agreement, all amounts distributed to the Representative for the benefit of the Owners out of the Escrow Fund, and (iv) to make distributions to the Owners of all amounts distributed out of the Escrow Fund to the Representative for the benefit of the Owners. Neither RAM (in executing and delivering to the Escrow Agent any Joint Notice that is also signed by the Representative), nor the Escrow Agent (in making any payment pursuant to the instructions set out in any Joint Notice signed by both RAM and the Representative) shall assume or incur any liability of any nature whatsoever to the Owners (or any of them) with respect to (y) the allocation among the Owners of amounts distributed out of the Escrow Fund for the benefit of the Owners (or any of them), or (z) the making of any payments to the Owners (or any of them) of any amounts distributed to the Representative for the benefit of the Owners out of the Escrow Fund. Notwithstanding the foregoing, the Representative shall deposit, or direct the Escrow Agent to deposit, with RAM’s transfer agent, all amounts distributable out of the Escrow Fund pursuant to the Note Holder Payoff and Recapitalization Agreement and the Merger Agreement to those Persons who, immediately prior to the Merger, were holders of Company Common Stock, which amounts shall be distributed by such transfer agent to such Persons pro rata based on the number of shares of Company Common Stock held by such Persons immediately prior to the Merger.

3.	Claims Against the Escrow Fund.

(a)       RAM may make claims against the Escrow Fund (a “Claim”) under any of the following provisions: (i) Section 9.1(d) of the Merger Agreement (a “Working

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Capital Claim”); (ii) Section 12.6 of the Merger Agreement (each an “Expense Claim”); or (iii) Article X of the Merger Agreement (each an “Indemnity Claim”); provided, however, that any such claim pursuant to clause (ii) or (iii) shall be made on or prior to 5:00 p.m. Central Time on [first Business Day that is 18 months after the Closing Date].

(b)       A Claim shall be initiated by RAM giving written notice of such Claim (a “Notice”) within the time periods specified in Section 3(a) to the Representative and to the Escrow Agent specifying (i) the nature of the Claim (whether a Working Capital Claim, an Expense Claim or an Indemnity Claim), (ii) the basis for such Claim, in reasonable detail, together with any invoices or other documentary evidence in support of such Claim, (iii) the amount of such Claim, estimated in good faith, and (iv) with respect to each Indemnity Claim (A) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which RAM asserts has been breached or otherwise entitles RAM to indemnification, (B) whether the Indemnity Claim results from a Third Party Claim, and (C) whether any portion of such claim is reasonably likely to be covered by insurance policy (in which event the provisions of Section 10.6 of the Merger Agreement shall be applicable with respect to such Claim). Each Claim described in a Notice shall constitute a “Pending Claim” until such time as RAM and the Representative deliver to the Escrow Agent a Joint Notice advising the Escrow Agent of the final disposition of such Claim. RAM and the Representative shall cooperate in good faith in promptly delivering a Joint Notice describing the disposition of each Pending Claim promptly after such disposition occurs. If at any time after a Claim is initiated, RAM determines in good faith that the amount of such Claim as estimated in the Notice is greater than or less than the amount RAM reasonably believes will be necessary to dispose of such Claim, RAM (y) may (in the event the estimated amount of the Claim as set out in the Notice is believed to be significantly understated), or (z) shall promptly (in the event the estimated amount of the Claim as set out in the Notice is believed to be significantly overstated or payment is received under an insurance policy with respect to such Claim), amend the Notice by providing an Amended Notice to the Representative and the Escrow Agent, in which event the amended estimated amount of the Claim shall constitute the amount of the Pending Claim.

(c)       In the event the Claim is a timely made Working Capital Claim and the Notice includes as documentary evidence in support thereof an award of an arbitrator certified by RAM and the Representative as being a final award under Section 9.1(c) of the Merger Agreement, then such Claim shall be deemed to be an Established Claim (as hereinafter defined) and shall not be subject to a Counter Notice (as hereinafter defined).

(d)       Except as otherwise provided in Section 3(c), if the Representative shall give written notice (a “Counter Notice”) to RAM within 20 days following the date of receipt by the Representative of a timely delivered Notice, disputing the Claim or whether the Claim is payable out of the Escrow Fund under the terms of the Merger Agreement, RAM and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 3(e) below. If no Counter Notice with respect to a Claim is received by RAM within such 20-day period, the Claim shall be deemed to be an Established Claim.

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(e)       If the Representative timely delivers a Counter Notice to RAM, RAM and the Representative shall, during the 20-day period following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing, attempt to resolve the dispute with respect to which the Counter Notice was given. If RAM and the Representative shall reach a settlement with respect to any such dispute, then such Claim shall be deemed to be an Established Claim for the agreed amount. If RAM and the Representative shall be unable to reach a settlement with respect to a dispute regarding a Claim, such dispute shall be resolved by subsequent agreement or by litigation pursuant to Section 3(f) below.

(f)        If RAM and the Representative cannot resolve a dispute prior to expiration of the 20-day period referred to in Section 3(e) above (or such longer period as the parties may have agreed to in writing), then either party may, upon five (5) business days’ prior written notice to the other party, file a declaratory judgment action or such other action as the filing party shall deem appropriate to obtain judicial determination of such dispute, which lawsuit shall be filed in a court specified in Section 8(b) hereof. Within two (2) business days after the expiration of such 20-day period (as so extended), the parties shall exchange in writing final settlement offers stating the amount each such party believes is the appropriate amount, if any, of the disputed Claim. Each such final settlement offer must be in the form of an offer to settle the disputed matter and must remain open and subject to acceptance by the other party for a period of two (2) business days after receipt by the such other party. Neither such final settlement offers nor the existence thereof shall be admissible in the trial of the matter; however, such final settlement offers shall be admissible to determine the identity of the prevailing party after final judgment has been rendered. The prevailing party in any litigation filed to determine the validity or amount of any Claim under this Agreement shall be entitled to reimbursement from the non-prevailing party of all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such litigation. In making such determination, the prevailing party shall be the party whose pre-trial final settlement offer exchanged with the other party is the closest to the amount of the Claim determined by judgment of the Court in such action, without regard to any award in such judgment of costs, attorneys’ fees or interest from and after the date the action is filed.

(g)       As used in this Agreement (and subject to the final sentence of Section 4(c) hereof), “Established Claim” means: (i) any timely made Working Capital Claim determined in accordance with the Merger Agreement and deemed established pursuant to Section 3(c); (ii) any timely made Claim deemed established pursuant to the last sentence of Section 3(d); (iii) any timely made Claim resolved by agreement pursuant to Section 3(e) resulting in an agreed amount payable to RAM; (iv) any timely made Claim established by a final, unappealable judgment of a court of competent jurisdiction pursuant to Section 3(f); or (v) any other timely made Claim that RAM and the Representative agree upon in accordance with the provisions of the Merger Agreement.

(h)       For purposes of avoiding doubt, the parties expressly acknowledge and agree that the Escrow Agent shall not be involved in or have any obligation or

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responsibility with respect to the procedures described herein for asserting, determining, resolving and establishing Claims, or otherwise with respect to the Claim process, other than the payment of Claims pursuant to and in accordance with the terms of a Joint Notice.

4.	Payment of Established Claims to RAM.

(a)       Promptly after a Working Capital Claim or an Expense Claim becomes an Established Claim, RAM and the Representative shall deliver a Joint Notice to the Escrow Agent directing the Escrow Agent to pay to RAM, and the Escrow Agent promptly shall pay to RAM out of the Escrow Fund, an amount equal to the aggregate dollar amount of the Claim described in the Joint Notice (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(b)       Promptly after an Indemnity Claim based on the incurrence by Parent Indemnified Parties of Indemnified Losses resulting from (i) breach of covenant by the Company under the Merger Agreement, as provided in Section 10.2(i) of the Merger Agreement, (ii) a claim asserted against the Surviving Corporation or any Company Subsidiary by a Note Holder or holder of Company Preferred Stock, as provided in Section 10.2(ii) of the Merger Agreement, (iii) a claim asserted against the Surviving Corporation or any Company Subsidiary arising out of or relating to the SLPH Stock Split, as provided in Section 10.2(iii) of the Merger Agreement, or (iv) breach of representation or warranty by the Company under Section 2.15 of the Merger Agreement, becomes an Established Claim, RAM and the Representative shall deliver a Joint Notice to the Escrow Agent directing the Escrow Agent to pay to RAM, and the Escrow Agent promptly shall pay to RAM out of the Escrow Fund, an amount equal to the aggregate dollar amount of the Claim described in the Joint Notice (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(c)       If, after any Indemnity Claim based on the incurrence by Parent Indemnified Parties of Indemnified Losses resulting from breach of representation or warranty by the Company under the Merger Agreement (except claims for inaccuracy of representation or breach of warranty under Section 2.15 of the Merger Agreement) becomes an Established Claim, the sum of such Established Claim and all other such Indemnity Claims that have become Established Claims exceeds $2,000,000, then RAM and the Representative promptly shall deliver a Joint Notice directing the Escrow Agent to pay to RAM, and the Escrow Agent promptly shall pay to RAM out of the Escrow Fund, an amount equal to the aggregate amount of such Established Claims, less the $2,000,000 Basket (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund). If, subsequent to any payment out of the Escrow Fund pursuant to the preceding sentence, any other such Indemnity Claim becomes an Established Claim, then RAM and the Representative promptly shall deliver a Joint Notice directing the Escrow Agent to pay to RAM, and the Escrow Agent promptly shall pay to RAM out of the Escrow Fund, an amount equal to

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the amount of such Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund). If, after all Indemnity Claims based on inaccuracy of representation or breach of warranty by the Company under the Merger Agreement (except claims for inaccuracy of representation or breach of warranty under Section 2.15 of the Merger Agreement) are resolved by agreement or litigation (pursuant to Section 3(f) of this Agreement), the sum of all such Claims that have become Established Claims is $2,000,000 or less, then RAM shall have no claim against the Escrow Fund with respect to such Indemnity Claims and any such claims that theretofore have become Established Claims shall not thereafter constitute Established Claims.

5.	Distributions to the Representative.

(a)       In the event RAM does not, prior to 12:00 noon (Central Standard or Daylight Time, whichever is applicable) on [the day that is the first business day after the day that is 90 days after the Closing Date] (the “True-Up Date”), deliver to the Representative and the Escrow Agent a Notice of a Working Capital Claim, then on such date RAM and the Representative shall furnish to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Representative on behalf of the Owners out of the Escrow Fund the sum of (i) $5,000,000, plus (ii) the amount of any additional payment made by RAM into the Escrow Fund pursuant to Section 9(b)(i) of the Merger Agreement (or, if at such time there remains in the Escrow Fund less than the sum of the amounts described at (i) and (ii), the full amount remaining in the Escrow Fund).

(b)       In the event RAM delivers to the Representative and the Escrow Agent a Notice of a Working Capital Claim at any time prior to 12:00 noon (Central Standard or Daylight Time, whichever is applicable) on the True-Up Date, then promptly (but in no event more than two Business Days) after such Claim is resolved (whether by agreement or arbitration), RAM and the Representative shall furnish to the Escrow Agent a Joint Notice advising the Escrow Agent to pay out of the Escrow Fund (i) to RAM, the amount of any Established Claim resulting from such resolution (or, if at such time there remains in the Escrow Fund less than the amount of such Established Claim, the full amount remaining in the Escrow Fund), and (ii) to the Representative for the benefit of the Owners, an amount equal to the positive difference, if any, between (A) $5,000,000, and (B) the amount of such Established Claim paid by the Escrow Agent to RAM pursuant to clause (i) (or, if after payment of such Established Claim there remains in the Escrow Fund less than the amount that otherwise would be paid to the Representative for the benefit of the Owners, the full amount remaining in the Escrow Fund).

(c)       On [the first business day that is 18 months after the Closing Date] (the “Termination Date”), RAM and the Representative shall furnish to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Representative for the benefit of the Owners the full amount of the balance then remaining in the Escrow Fund, less the sum of (i) the amount of any Established Claims that remain unpaid, and (ii) the amount of all Pending Claims.

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(d)       If, on the first Business Day of each calendar quarter after the Termination Date, the balance remaining in the Escrow Fund exceeds the sum of (i) the amount of any Established Claims that remain unpaid, and (ii) the amount of all Pending Claims, then promptly after such determination is made, RAM and the Representative shall furnish to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Representative for the benefit of the Owners out of the Escrow Fund the amount of such excess, which procedure shall continue until the full amount of the Escrow Fund is paid to RAM or distributed to the Representative for the benefit of the Owners. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth in Section 8 hereof is authorized or required by law or executive order to remain closed.

(e)       Notwithstanding the provisions of Section 5(d), if at any time after the Termination Date all Established Claims have been paid and there are no Pending Claims outstanding, RAM and the Representative promptly shall furnish to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to the Representative for the benefit of the Owners the balance remaining in the Escrow Fund.

(f)        Notwithstanding the provisions of this Section 5, the Representative shall direct the Escrow Agent to distribute to RAM’s transfer agent any amounts distributable to the Representative pursuant to this Section 5 that are payable to the former holders of Company Common Stock pursuant to the Note Holder Payoff and Recapitalization Agreement and the Merger Agreement, which amounts shall be distributed by such transfer agent to such Persons pro rata based on the number of shares of Company Common Stock held by such Persons immediately prior to the Merger.

6.	Effect of Merger Agreement; Cooperation.

(a)       As between RAM and the Representative, acting for and on behalf of the Owners, the purpose of this Agreement is to effect the agreement of the parties to the Merger Agreement with respect to the matters contemplated hereby. This Agreement is not intended to contradict or be in conflict with the Merger Agreement, and in the event of any such conflict, the terms of the Merger Agreement shall control.

(b)       RAM and the Representative shall cooperate with one another in good faith in the calculation of any amounts determined to be payable to RAM or the Representative for the benefit of the Owners out of the Escrow Fund in accordance with this Agreement and the Merger Agreement and in implementing the procedures necessary to effect such payments.

7.	Escrow Agent; Rights, Powers and Duties.

(a)       The Escrow Agent undertakes to perform under this Agreement only such duties as are expressly set forth herein.

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(b)       Subject to the provisions of Section 7(j), Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto. The Escrow Agent shall not be liable to RAM or the Representative for losses due to the Escrow Agent’s inability to perform its obligations under the terms of this Agreement in a timely manner because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. For the avoidance of doubt, the Escrow Agent shall have no liability with respect to any provisions of this Agreement which set forth obligations or limitations of liability that the other parties to this Agreement have to each other, without regard to any action to be taken by or refrained from by the Escrow Agent, subject to Section 7(j). The Escrow Agent shall have no obligation to investigate, inquire, examine or assist in any manner whatsoever the other parties’ compliance with the terms of this Agreement that incorporate by reference provisions of the Merger Agreement or that apply to the other parties’ obligations or limitations of liability to each other and that do not relate to obligations of the Escrow Agent under this Agreement. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

(c)       The Escrow Agent’s sole responsibility with respect to payments out of the Escrow Fund shall be to make such payments in accordance with the instructions set out in any Joint Notice or, if applicable, as directed by a court order reasonably believed by the Escrow Agent to be a final, unappealable order of a court of competent jurisdiction with respect to the subject matter thereof.

(d)       Each Joint Notice directing payment by the Escrow Agent out of the Escrow Fund (i) to RAM shall include the amount of the payment to be made to RAM

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and wire transfer instructions for the making of such payment, or (ii) to the Representative for the benefit of the Owners (or, at the direction of the Representative, to RAM’s transfer agent for the benefit of the former holders of Company Common Stock) shall include the amount of the payment to be made to the Representative (or the transfer agent) and wire transfer instructions for the making of such payment.

(e)       The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder (subject to Section 7(j)) by its giving the other parties hereto written notice of resignation and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by RAM and the Representative. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with such resignation. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may commence an action in the nature of interpleader in an appropriate state or federal court situated in Dallas County, Texas, to determine the ownership or disposition of the Escrow Fund and shall, upon depositing the Escrow Fund with the clerk of such court and giving of notice of such action to RAM and the Representative, be relieved of any further liability with respect to the Escrow Fund or otherwise hereunder.

(f)        In the event of a dispute between RAM and the Representative as to the proper disposition of the Escrow Fund, the Escrow Agent shall be entitled (but not required) to commence an action in the nature of interpleader in an appropriate state or federal court situated in Dallas County, Texas, to determine the ownership or disposition of the Escrow Fund and shall, upon depositing the Escrow Fund with the clerk of such court and giving of notice of such action to RAM and the Representative, be relieved of any further liability with respect to the Escrow Fund or otherwise hereunder.

(g)       RAM and Representative shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or relating to (i) any claim against any indemnitee arising out of or relating to the Escrow Agent’s execution and performance of this Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the bad faith, gross negligence or willful misconduct of the Escrow Agent or other indemnitee, or (ii) the performance by the Escrow Agent of the action specified in any Joint Notice; provided, however, that solely as between RAM and the Representative, the foregoing joint and several indemnification obligation shall in no way modify, supersede or amend the provisions of Section 2 hereof with respect to the Representative’s sole responsibility (except as qualified by the last sentence of Section 2) for (y) the allocation among the Owners of amounts distributed out of the Escrow Fund for the benefit of the Owners (or any of them), or (z) the making of any payments to the Owners (or any of

9

them) of any amounts distributed to the Representative for the benefit of the Owners out of the Escrow Fund. RAM and Representative hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. RAM and Representative hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any amount due the Escrow Agent hereunder for indemnification, compensation, expenses and otherwise.

(h)       The Escrow Agent shall be entitled to reasonable compensation for all services rendered by it hereunder (“Fees”) as noted on Exhibit B hereto, together with reimbursement for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and other disbursements (“Expenses”). RAM and the Representative hereby expressly authorize the Escrow Agent to withdraw from the Escrow Fund from time to time such amounts as may be necessary to pay such Fees and reimburse such Expenses.

(i)        From time to time on and after the date hereof, RAM and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(j)        Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own bad faith, its own gross negligence or its own willful misconduct.

(k)       This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

8.	Miscellaneous.

(a)       Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties, except that RAM may assign this Agreement or any of its rights hereunder without the consent of the other parties hereto to a subsidiary of RAM so long as RAM remains responsible for the performance of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, permitted assigns and legal representatives, shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed therein.

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(b)       RAM and the Representative each hereby consents to the exclusive jurisdiction of the state courts of the State of Texas sitting in Dallas County, Texas, or the United States District Court for the Northern District of Texas sitting in Dallas, Texas, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against RAM or the Representative in respect of any such claim or controversy may be made upon RAM or the Representative by registered mail, postage prepaid, return receipt requested, at the address specified in Section 8(c). EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

(c)       All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to RAM:

RAM Energy Resources, Inc.

Meridian Tower, Suite 650

5100 E. Skelly Drive

Tulsa, OK 74135

Attention: Larry E. Lee, Chairman and CEO

Telephone: (918) 663-2800

Telecopy: (918) 663-9214

with a copy to:

C. David Stinson, Esq.

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102-7103

Telephone: (405) 552-2266

Telecopy: (405) 235-0439

If to the Representative:

Stuart B. Katz

FS Private Investments III LLC

c/o Jefferies Capital Partners

520 Madison Avenue, New York, NY 10022

Telephone: (212) 284-1719

Telecopy: (212) 284-1717

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with a copy to:

Melvin Epstein, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Telephone: (212) 806-5864

Telecopy: (212) 806-6006

and to:

Caroline B. Blitzer, Esq.

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, TX 77002-6760

Telephone: (713) 758-4680

Telecopy: (713) 615-5871

If to the Escrow Agent:

JPMorgan Chase Bank, N.A.

Attn: Paul Gilliam, Escrow Services

712 Main Street, 5th Floor, TX2 S037

Houston, TX 77002

Telephone: (713) 216-3985

Telecopy: (713) – 216-6927

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

(d)       This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

(e)       As between RAM and the Representative on the one hand, and the Escrow Agent on the other hand, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

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(f)        In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g)       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(h)       Any party hereto may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (ii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(i)        All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable hereunder.

(j)        Funds transfer instructions to the Escrow Agent under this Agreement shall be given by Joint Notice executed by both RAM and the Representative. Each time a Joint Notice is given, the Escrow Agent shall be authorized to seek confirmation of such Joint Notice by telephone call-back to the person or persons designated by each of RAM and the Representative on Exhibit C hereto, and in the case of each of RAM and the Representative, the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated by such party. Each Joint Notice shall be signed on behalf of RAM by an authorized signatory of RAM, and on behalf of the Representative by an authorized signatory of the Representative, in each case as set forth on Exhibit C. Each of RAM and the Representative represents to the Escrow Agent that the Person executing this Agreement on its behalf is authorized to certify that the signatories on Exhibit C are authorized signatories with respect to it. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives of a party as identified in Exhibit C, the Escrow Agent is hereby authorized to seek confirmation of such party’s execution of the Joint Notice, or of any of the instructions contained therein, by telephone call-back to any one or more of such party’s executive officers (“Executive Officers,” which shall include the titles (i) President, Chief Financial Officer or Senior Vice President, with respect to RAM, and (ii) Managing Member, President or Chief Financial Officer, with respect to the

13

Representative) as the Escrow Agent may select. Each such Executive Officer shall deliver to the Escrow Agent, upon request, a fully executed incumbency certificate certifying that such Person holds the office such Person purports to hold, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the receiving party’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by RAM and the Representative in the Joint Notice to identify (i) the receiving party, (ii) the receiving party’s bank, or (iii) an intermediary bank. The Escrow Agent may make payment out of the Escrow Fund using such identifying numbers, even when its use may result in a person other than one of the receiving parties hereto being paid, or the transfer of funds to a bank other than RAM’s, RAM’s transfer agent’s or the Representative’s bank or an intermediary bank so designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable. RAM and Representative agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of RAM and Representative, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided herein or such other security procedure to which the Escrow Agent, RAM and Representative may agree.

(k)       In the event portion of the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing to be final and binding upon the Escrow Agent, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance with such writ, order or decree.

(l)        RAM and the Representative hereby acknowledge that in order to assist the federal government in stopping the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. Accordingly, upon creating the account to be maintained under this Agreement, the Escrow Agent will ask for, and RAM and the Representative agree to provide, information that will allow the Escrow Agent to identify the relevant parties.

9.	Tax Matters.

(a)       For federal and state income tax purposes, RAM shall be treated as the owner of the Escrow Fund held by the Escrow Agent pursuant to this Escrow Agreement, and thus shall take into account in filing its income tax returns all items of income, gain, loss and deduction with respect to the Escrow Fund, in accordance with Proposed Treasury Regulation Section 1.468B-8(c). The Escrow Agent shall report the income on the Escrow Fund on Internal Revenue Service Form 1099 or any other required information return or reporting form showing the Escrow Agent as payor and RAM as payee, in accordance with Proposed Treasury Regulation Section 1.468B-8(g).

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Neither RAM nor the Representative shall take any position for federal or state income tax purposes that is inconsistent with the provisions of this Section 9.

(b)       RAM and Representative have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. RAM and Representative each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Agreement.

(c)       RAM and the Representative will provide to the Escrow Agent prior to each disbursement from the Escrow Fund a schedule setting forth the allocation of the disbursement amount between (i) principal to be reported on IRS Form 1099-B (ii) imputed interest to be reported on IRS Form 1099-INT or 1042S or (iii) Original Issue Discount (“OID) to be reported on IRS Form 1099 – OID along with the relevant payee tax information, documentation and appropriate interest thereof. Escrow Agent shall be entitled to rely on such schedule and shall not be responsible for and shall be indemnified by Ram and Representative for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such schedule. RAM and Representative shall calculate imputed interest based on the short-term applicable federal rate, as prescribed by Section 1274 of the Code, effective for the Closing Date.

(d)       All tax returns relating to interest paid or income earned on the Escrow Fund required by applicable law to be filed by RAM or the Representative will be prepared and filed by RAM or the Representative with the IRS and any other taxing authority, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). RAM and the Representative acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Fund or any income earned by the Escrow Fund. In the absence of written direction from the RAM and Representative, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to amounts required to be withheld in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

Tax Certification: Taxpayer Identification Number (TIN): 20-0700684 Date:

Name and Address:  RAM Energy Resources, Inc.

5100 E. Skelly Drive, Suite 650

Tulsa, OK 74135

Customer is a (check one):

X Corporation	Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

X  Exempt from backup withholding

Under the penalties of Perjury, the undersigned certifies that:

(1)  the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)  it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)  the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

"RAM"

RAM ENERGY RESOURCES, INC.

By_____________________________________

Larry E. Lee, President and CEO

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Tax Certification: Taxpayer Identification Number (TIN): 13-4127833	Date:

Name and Address:  FS PRIVATE INVESTMENTS III LLC.

c/o Jefferies Capital Partners

520 Madison Avenue

New York, NY 10022

Customer is a (check one):

Corporation	X Partnership
Individual/sole proprietor	Trust	Other

Taxpayer is (check if applicable):

X  Exempt from backup withholding

Under the penalties of Perjury, the undersigned certifies that:

(1)  the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)  it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)  the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

“REPRESENTATIVE”

FS PRIVATE INVESTMENTS III LLC

By______________________________________

Stuart B. Katz, Managing Director

“ESCROW AGENT”

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JPMorgan Chase Bank, N.A.

By______________________________________

18

EXHIBIT A

Owners

Owner Name

19

EXHIBIT B

Escrow Fee Schedule

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

New Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . .$750.00 Waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Minimum Administrative Fee . . . . . . . . . . . . . . . . . . . . . . . . . . $3,000.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

ACTIVITY FEES: Activity fees will not be assessed for any month in which fewer than five transactions occur.

Disbursements

Per Check.	$35.00
Per Wire	U.S.	$35.00
International	$100.00

Receipts

Per Deposit.	$10.00

Investments

Per directed buy/sell	.	$75.00

The Investments fee will be waived if a JPMorgan Chase Bank compensating trust account provided by JPMorgan's Escrow Services group is selected.

1099 Reporting	$15.00

Legal Expenses	At Cost

There will be no legal expense for JPMorgan Chase if our standard form escrow agreement is employed without substantive amendments. Should another form of agreement be used, external legal counsel would be retained only after advising the client of our intent to do so.

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Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney's or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate.

Modification of Fees

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions

•

Please note that any proposed fees quoted herein are indicative and not intended to be binding or to form an agreement between ourselves. This fee quote is subject to a review of the transaction documents and completion of an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein. All fee arrangements are subject to a definitive and binding agreement between parties.

•

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank trust account or a JPMorgan Money Market Account. The Minimum Administrative Fee would include a supplemental charge up to 25 basis points on the escrow deposit amount if another investment option were chosen.

•

The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance

•

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

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EXHIBIT C

Telephone Number(s) and signature(s) for

Person(s) Designated to give and confirm Funds Transfer Instructions

If to RAM:

Name	Telephone Number	Signature

1.	John M. Longmire	(918) 663-2800/632-0652	______________________

2.	John L. Cox	(918) 663-2800/632-0602	______________________

3.	Sabrina Gicaletto	(918) 663-2800/632-0646	_______________________

If to Representative/Owners:

Name	Telephone Number	Signature

1.	Stuart B. Katz	(212) 284-1719	_______________________

2.	James L. Luikart	(212) 284-1703	_______________________

3.	Mindy Luxenberg-Grant	(212) 284-1708	_______________________

Telephone call backs shall be made to both RAM and Representative if joint instructions are required pursuant to the Agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

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EXHIBIT D

Note Holder Payoff and Recapitalization Agreement

dated as of October 16, 2007

relating to

Ascent Energy Inc.

and

South Louisiana Property Holdings, Inc.

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

This Note Holder Payoff and Recapitalization Agreement (this “Agreement”), dated as of October 16, 2007, is entered into by and among Ascent Energy Inc., a Delaware corporation (the “Company”); South Louisiana Property Holdings, Inc., a Louisiana corporation (“SLPH”); the holders of the Company’s outstanding 16% Senior Notes (including any PIK Notes executed and delivered by the Company in connection therewith, the “Senior Notes”) due February 1, 2010 (or such later maturity date as automatically extended in accordance with Section 7 thereof (but in no event later than February 1, 2015)) listed on Exhibit A hereto (collectively, the “Senior Note Holders”); the holders of the Company’s outstanding 11¾% Senior Subordinated Notes due May 1, 2010 (or such later maturity date as automatically extended in accordance with Section 7 thereof (but in no event later than May 1, 2015)) (including any PIK Notes executed and delivered by the Company in connection therewith, the “Senior Subordinated Notes”) listed on Exhibit B hereto (collectively, the “Senior Subordinated Note Holders”); the holders of outstanding shares of the Company’s 8% Series A Preferred Stock, $0.001 par value per share (the “Preferred Stock”), listed on the signatures pages hereto (collectively, the “Preferred Stockholders”); and the holders of outstanding warrants to purchase shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) listed on the signatures pages hereto (collectively, the “Common Warrantholders”). The Senior Note Holders, the Senior Subordinated Note Holders, the Preferred Stockholders and the Common Warrantholders are referred to collectively as the “Investor Parties.” The Company and SLPH are referred to collectively as the “Company Parties.” The Investor Parties and the Company are referred to collectively as the “Parties.”

RECITALS:

A.    The Company and the Senior Note Holders are parties to that certain Amended and Restated Securities Purchase Agreement dated as of November 9, 2005 (the “Senior Note Purchase Agreement”). The Senior Note Holders hold all of the outstanding Senior Notes as of the date of this Agreement. Exhibit A is a list of the holders of all of the outstanding Senior Notes as of the date of this Agreement.

B.        The Company, certain of its subsidiaries and U.S. Bank National Association (the “Trustee”), are parties to that certain Indenture dated as of September 28, 2001, as supplemented by that certain First Supplemental Indenture dated as of July 27, 2004 by and among the Company, certain of its subsidiaries and the Trustee, as further supplemented by that certain Second Supplemental Indenture dated as of November 9, 2005 by and between the Company and the Trustee (as so supplemented, the “Indenture”). Exhibit B is a list of the holders of all of the outstanding Senior Subordinated Notes as of the date of this Agreement.

C.        The Company has previously issued 43,097 units, each consisting of one share of Preferred Stock and one warrant to purchase 191.943 shares of Common Stock at an exercise price of $5.21 per share (collectively, the “Common Stock Warrants”), all of which shares of Preferred Stock and Common Stock Warrants are outstanding as of the date of this Agreement. The relative rights, preferences and limitations of the Preferred Stock are set forth in the Amendment to the Certificate of Designations of Preferred Stock filed with the Secretary of State of the State of Delaware on December 22, 2004 (the “Certificate of Designations”). The

Common Stock Warrants were issued pursuant to that certain Amended and Restated Warrant Agreement dated as of August 22, 2002 by and between the Company and Mellon Investor Services LLC, as warrant agent (the “Warrant Agent”), as amended by that certain Amendment to Amended and Restated Warrant Agreement dated as of July 27, 2004 by and between the Company and the Warrant Agent (as so amended, the “Common Stock Warrant Agreement”). Exhibit C is a list of the holders of all of the outstanding shares of Preferred Stock and all of the outstanding Common Stock Warrants as of the date of this Agreement. Exhibit D is a list of the holders of outstanding shares of Preferred Stock and Common Stock Warrants as of the date of this Agreement who are not Investor Parties (“Non-Investor Party Securityholders”).

D.        On the date hereof, the Company, RAM Energy Resources, Inc., a Delaware corporation (“RAME”), and Ascent Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RAME (“Merger Sub”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which RAME and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) between Merger Sub and the Company in which Merger Sub will merge with and into the Company and the Company will be the surviving entity and a wholly owned subsidiary of RAME, through an exchange of all the issued and outstanding shares of capital stock of the Company and all of the outstanding Common Stock Warrants for $185,000,000 in cash (the “Cash Number”), $107,000,000 of value in shares of common stock, par value $0.0001 per share, of RAME (the “RAME Common Stock”) based on the weighted average closing price per share of RAME Common Stock for the 10-trading day period ending on the third Business Day prior to the closing of the Merger, but in no event less than 20,000,000 shares or greater than 20,500,000 shares (the “Initial RAME Common Stock Number”) and 6,200,000 warrants (the “Warrant Number”), each of which entitles the holder thereof to purchase one share of RAME Common Stock at an exercise price of $5.00 per share, exercisable on or before May 11, 2008, the terms of which shall be identical in all material respects with RAME’s publicly traded warrants outstanding on the date hereof (the “RAME Warrants”).

E.        The Cash Number and the Initial RAME Common Stock Number are each subject to adjustment by the Adjustments (as defined below) pursuant to the terms and conditions set forth in the Merger Agreement.

F.        In connection with the Merger, the Parties desire to effect a recapitalization (the “Recapitalization”) of the Company pursuant to the terms and conditions of this Agreement.

G.        To implement certain of the transactions contemplated by the Recapitalization, pursuant to the terms and conditions of this Agreement and the Merger Agreement: (i) RAME will deliver to the Senior Note Holders the amount in cash, and deliver to such holders the number of shares of RAME Common Stock, if any, that such holders are entitled to receive pursuant to this Agreement in payment of all Outstanding Senior Note Indebtedness, on the terms and conditions set forth in this Agreement and the Merger Agreement; (ii) RAME will deliver to the Senior Subordinated Note Holders the amount in cash, if any, and deliver to such holders the number of shares of RAME Common Stock and RAME Warrants, if any, that such holders are entitled to receive pursuant to this Agreement in payment of all Outstanding Senior Subordinated Note Indebtedness, on the terms and conditions set forth in this Agreement and the Merger Agreement, (iii) RAME will deliver to the Preferred Stockholders and the Non-Investor

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Party Securityholders the number of shares of RAME Common Stock and RAME Warrants, if any, that such holders are entitled to receive pursuant to this Agreement in payment of the Outstanding Accrued Preferred Stock Dividend Amount, on the terms and conditions set forth in this Agreement and the Merger Agreement, (iv) the Common Warrantholders will surrender all outstanding Common Stock Warrants held by such Common Warrantholders to the Company for cancellation, (v) the Preferred Stockholders will agree that the RAME Common Stock and RAME Warrants, if any, payable to such holders under this Agreement together with the Merger Consideration payable to such holders under the Merger Agreement constitute full satisfaction of all of the Company’s obligations with respect to the Preferred Stock under the Certificate of Designations or otherwise, and (vi) each of the Preferred Stockholders and SLPH, in its capacity as a holder of Common Stock, will agree to execute and deliver, promptly following execution and delivery of the Merger Agreement by the parties thereto, a written consent approving the Merger Agreement and the transactions contemplated thereby. In addition, in connection with the Merger and the Recapitalization, the Company will merge (the “SLPH Merger”) South Louisiana Property Holdings Acquisition Company, Inc., a Louisiana corporation and wholly owned subsidiary of the Company (the “SLPH Merger Sub”), with and into SLPH with SLPH surviving the merger as a wholly owned subsidiary of the Company pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of June 30, 2006 (the “SLPH Merger Agreement”) by and among the Company, SLPH and Merger Sub. Prior to the consummation of the SLPH Merger, the stockholders of SLPH intend to approve a reverse stock split of the common stock of SLPH and a corresponding repurchase in cash of fractional shares of such common stock (the “SLPH Reverse Stock Split”).

AGREEMENT:

Now, therefore, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFNITIONS

1.1       Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). For purposes of this Agreement the following terms shall be defined as follows:

(a)       “Adjusted Cash Number” means the Cash Number, as adjusted by the Adjustments pursuant to the Merger Agreement.

(b)       “Adjusted RAME Common Stock Number” means the Initial RAME Common Stock Number, as adjusted by the Adjustments pursuant to the Merger Agreement.

(c)       “Adjustments” means the Working Capital Adjustment, the Hedge Contract Adjustment and the Tax Burden Adjustment..

(d)       “Aggregate Closing Uses” means an amount (expressed in dollars) equal to the sum of (i) all Indebtedness to be paid or repaid by RAME in connection with the Merger pursuant to Section 1.6 of the Merger Agreement (whether payable in cash, shares of RAME

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Common Stock or RAME Warrants), (ii) the Outstanding Preferred Stock Face Amount, (iii) the amount of the Escrow Fund, and (iv) the amount of the Representative Fund. For the avoidance of doubt, the Indebtedness referred to in clause (i) shall include the Outstanding Senior Note Indebtedness, the Outstanding Senior Subordinated Note Indebtedness and the Outstanding Accrued Preferred Stock Dividend Amount.

(e)       “Aggregate Closing Value” means an amount (expressed in dollars) equal to the sum of (i) the Adjusted Cash Number, (ii) the product of the Adjusted RAME Common Stock Number and the RAME Stock Price and (iii) the product of the Warrant Number and the RAME Warrant Price.

(f)        “Aggregate Common Merger Consideration” means an amount of cash equal to the greater of (i) the positive difference, if any, between the Aggregate Closing Value and the Aggregate Closing Uses and (ii) the product of $0.01 and the Outstanding Company Common Stock Number.

(g)       “Available Security Holder Cash Amount” means the positive difference between the Adjusted Cash Number and the sum of (i) the Aggregate Common Merger Consideration (including, for the avoidance of doubt, the Aggregate Company Warrant Consideration (as defined in the Merger Agreement), if any), (ii) the amount of the Escrow Fund, (iii) the amount of the Representative Fund, (iv) the sum of the Indebtedness payable in cash by RAME pursuant to the Merger Agreement (other than any Indebtedness payable to the Senior Note Holders, the Senior Subordinated Note Holders or the Preferred Stockholders in their capacities as such), and (v) the Aggregate Minimum Preferred Merger Consideration, if applicable.

(h)       “Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are authorized or obligated by law to close.

(i)        “Outstanding Accrued Preferred Stock Dividend Amount” means the amount of all accrued but unpaid dividends outstanding as of the date immediately preceding the Recapitalization Closing on the shares of Preferred Stock outstanding immediately prior to the Recapitalization Closing.

(j)        “Outstanding Preferred Stock Face Amount” means an amount equal to the product of (A) the positive difference between the Preferred Liquidation Amount (as defined in the Certificate of Designations) and the Outstanding Accrued Preferred Stock Dividend Amount and (B) the number of shares of Preferred Stock outstanding immediately prior to the Recapitalization Closing.

(k)       “Outstanding Senior Note Indebtedness” means the outstanding principal amount of all Senior Notes immediately prior to the Recapitalization Closing plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing.

(l)        “Outstanding Senior Subordinated Note Indebtedness” means the outstanding principal amount of all Senior Subordinated Notes immediately prior to the Recapitalization Closing plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing.

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(m)      “PIK Notes” means (A) when used with respect to the Senior Notes, the PIK Notes as defined in the Senior Note Purchase Agreement, and (B) when used with respect to the Senior Subordinated Notes, the PIK Notes as defined in the Indenture.

(n)       “Preferred Stock Accrued Dividend Payoff Amount” means, (i) a number of shares of RAME Common Stock, deliverable out of the Adjusted RAME Common Stock Number, that is equal to the quotient obtained by dividing the amount of the Outstanding Accrued Preferred Stock Dividend Amount by the RAME Stock Price; provided, however, that such number of shares of RAME Common Stock shall not exceed the positive difference between (A) the Adjusted RAME Common Stock Number and (B) the sum of the Senior Note Holder Stock Number and the Senior Subordinated Note Holder Stock Number, and (ii) a number of RAME Warrants, deliverable out of the Warrant Number, that is equal to the quotient obtained by dividing (x) the amount of the Outstanding Accrued Preferred Stock Dividend Amount that is not satisfied in shares of RAME Common Stock pursuant to clause (i) by (y) the RAME Warrant Price; provided, however, that such number of RAME Warrants shall not exceed the positive difference between (A) the Warrant Number and (B) the Senior Subordinated Note Holder Warrant Number.

(o)       “Pro Rata Share” means, (i) with respect to a holder of Senior Notes, the quotient (expressed as a percentage) obtained by dividing (A) the outstanding principal of all Senior Notes held by such holder immediately prior to the Recapitalization Closing plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing by (B) the Outstanding Senior Note Indebtedness; (ii) with respect to a holder of Senior Subordinated Notes, the quotient (expressed as a percentage) obtained by dividing (A) the outstanding principal of all Senior Subordinated Notes held by such holder immediately prior to the Recapitalization Closing plus all accrued but unpaid interest thereon as of the date immediately preceding the Recapitalization Closing by (B) the Outstanding Senior Subordinated Note Indebtedness, and (iii) with respect to a Preferred Stockholder, the quotient (expressed as a percentage) obtained by dividing (A) the accrued but unpaid dividends outstanding as of the date immediately preceding the Recapitalization Closing on all shares of Preferred Stock held by such holder immediately prior to the Recapitalization Closing divided by (B) the Outstanding Accrued Preferred Stock Dividend Amount.

(p)       “Publicly Traded RAME Warrants” means the warrants to purchase shares of RAME Common Stock at a purchase price of $5.00 per share which are quoted for trading on the Nasdaq Capital Market under the symbol “RAMEW.”

(q)       “RAME Stock Price” means the weighted (based on daily trading volume) average closing price per share of RAME Common Stock as reported by the Nasdaq Capital Market for the 10 trading day period ending on the third Business Day preceding the date of the Recapitalization Closing; provided, however, that if the sum of (i) the product of the Adjusted RAME Common Stock Number and the RAME Stock Price and (ii) the product of the Warrant Number and the RAME Warrant Price exceeds the sum of (A) the Outstanding Senior Note Indebtedness, (B) the Outstanding Senior Subordinated Note Indebtedness, (C) the Outstanding Accrued Preferred Stock Dividend Amount and (D) the Outstanding Preferred Stock Face Amount, then the RAME Stock Price shall be reduced such that the sum of (i) the product of the Adjusted RAME Common Stock Number and the RAME Stock Price and (ii) the product of the

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Warrant Number and the RAME Warrant Price equals the sum of (A) the Outstanding Senior Note Indebtedness, (B) the Outstanding Senior Subordinated Note Indebtedness, (C) the Outstanding Accrued Preferred Stock Dividend Amount and (D) the Outstanding Preferred Stock Face Amount.

(r)        “RAME Warrant Price” means the weighted (based on daily trading volume) average closing price per Publicly Traded RAME Warrant as reported by the Nasdaq Capital Market for the 10 trading day period ending on the third Business Day preceding the date of the Recapitalization Closing.

(s)       “Senior Note Holder Stock Number” means the number of shares of RAME Common Stock, if any, deliverable to the Senior Note Holders pursuant to this Agreement.

(t)        “Senior Note Payoff Amount” means, (i) if the Available Security Holder Cash Amount is equal to or exceeds the Outstanding Senior Note Indebtedness, an amount in cash, payable out of the Available Security Holder Cash Amount, that is equal to the Outstanding Senior Note Indebtedness; and (ii) if the Available Security Holder Cash Amount is less than the Outstanding Senior Note Indebtedness, (A) an amount in cash, payable out of the Available Security Holder Cash Amount, that is equal to the Available Security Holder Cash Amount, and (B) a number of shares of RAME Common Stock, deliverable out of the Adjusted RAME Common Stock Number, that is equal to the quotient obtained by dividing (x) the amount of the Outstanding Senior Note Indebtedness that is not satisfied in cash pursuant to clause (ii)(A) by (y) the RAME Stock Price; provided, however, that such number of shares of RAME Common Stock shall not exceed the Adjusted RAME Common Stock Number.

(u)       “Senior Subordinated Note Holder Stock Number” means the number of shares of RAME Common Stock deliverable to the Senior Subordinated Note Holders pursuant to this Agreement.

(v)       “Senior Subordinated Note Holder Warrant Number” means the number of RAME Warrants, if any, deliverable to the Senior Subordinated Note Holders pursuant to this Agreement.

(w)      “Senior Subordinated Note Payoff Amount” means, (i) an amount in cash, payable out of the Available Security Holder Cash Amount, that is equal to the positive difference, if any, between the Available Security Holder Cash Amount and the amount of cash payable to the Senior Note Holders pursuant to this Agreement, (ii) a number of shares of RAME Common Stock, deliverable out of the Adjusted RAME Common Stock Number, that is equal to the quotient obtained by dividing the amount of the Outstanding Senior Subordinated Note Indebtedness that is not satisfied in cash pursuant to clause (i) by the RAME Stock Price; provided, however, that such number of shares of RAME Common Stock shall not exceed the positive difference between the Adjusted RAME Common Stock Number and the Senior Note Holder Stock Number, and (C) a number of RAME Warrants, deliverable out of the Warrant Number, that is equal to the quotient obtained by dividing (x) the amount of the Outstanding Senior Subordinated Note Indebtedness that is not satisfied in cash or shares of RAME Common

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Stock pursuant to clause (i) or (ii) by (y) the RAME Warrant Price; provided, however, that such number of RAME Warrants shall not exceed the Warrant Number.

(x)       “Tax Burden Adjustment” means the tax burden adjustment described in Section 5.4 of the Merger Agreement.

ARTICLE II

RECAPITALIZATION

2.1	Senior Notes.

(a)       At or prior to the Recapitalization Closing, notwithstanding anything to the contrary in the Senior Note Purchase Agreement, each Senior Note Holder will deliver to the Company all Senior Notes then held by such Senior Note Holder in exchange for such holder’s Pro Rata Share of the cash and RAME Common Stock (if any) included in the Senior Note Holder Payoff Amount. The Senior Note Payoff Amount will be paid and delivered to the Senior Note Holders pursuant to the terms and conditions of the Merger Agreement.

(b)       Each Senior Note Holder hereby waives compliance by the Company with any term, covenant, default, event of default, provision or condition of the Senior Note Purchase Agreement that would conflict with, be violated by or occur by reason of the consummation of the Merger, the SLPH Merger, the Recapitalization or the transactions contemplated by this Agreement or the Merger Agreement.

(c)       As soon as practicable after the execution and delivery of this Agreement, the Company will deliver to each record holder of Senior Notes a letter of transmittal and instructions for effecting the surrender of such Senior Notes pursuant to this Agreement and the Merger Agreement. Notwithstanding anything to the contrary in the Senior Note Purchase Agreement, interest will cease to accrue on the Senior Subordinated Notes as of the date immediately preceding the Recapitalization Closing if the transactions contemplated by this Agreement are consummated.

(d)       The Senior Notes were issued with an aggregate of 3,000 warrants to purchase shares of Preferred Stock (the “Preferred Warrants”), all of which warrants were exercised on a cashless, net-exercise basis prior to their expiration. If the transactions contemplated by this Agreement are consummated, then effective as of the Recapitalization Closing, each Senior Note Holder hereby waives any cash payment in lieu of fractional shares that may be then due and owing to such Senior Note Holder by the Company pursuant to the exercise by such Senior Note Holder of the Preferred Warrants held by such Senior Note Holder prior to the expiration date thereof.

2.2	Senior Subordinated Notes.

(a)       At or prior to the Recapitalization Closing, notwithstanding anything to the contrary in the Indenture, each Senior Subordinated Note Holder will deliver all Senior Subordinated Notes then held by such Senior Subordinated Note Holder in exchange for such holder’s Pro Rata Share of the cash (if any), RAME Common Stock and RAME Warrants (if any) comprising the Senior Subordinated Note Holder Payoff Amount to either (i) the designated

7

depositary through the facilities of DTC by instructing its DTC participant or participants not later than the close of business on the second Business Day prior to the Recapitalization Closing to tender such Senior Subordinated Notes electronically through the Automated Tender Offer Program instituted by DTC or (ii) the Company (but only if the Senior Subordinated Notes are represented by Definitive Notes (as defined in the Indenture)). The Senior Subordinated Note Payoff Amount will be paid and delivered to the Senior Subordinated Note Holders pursuant to the terms and conditions of the Merger Agreement.

(b)       Each Senior Subordinated Note Holder hereby waives compliance by the Company with any term, covenant, default, event of default, provision or condition of the Indenture that would conflict with, be violated by or occur by reason of the consummation of the Merger, the SLPH Merger, the Recapitalization or the transactions contemplated by this Agreement or the Merger Agreement.

(c)       As soon as practicable after the execution and delivery of this Agreement, the Company will deliver to each record holder of Senior Subordinated Notes instructions for effecting the surrender of such Senior Subordinated Notes pursuant to this Agreement and the Merger Agreement. Notwithstanding anything to the contrary in the Indenture, interest will cease to accrue on the Senior Subordinated Notes as of the date immediately preceding the Recapitalization Closing if the transactions contemplated by this Agreement are consummated.

(d)       The Senior Subordinated Note Holders hereby agree that at any time prior to the Recapitalization Closing, the Company shall be entitled, upon delivery of an authentication order in accordance with Section 2.02 of the Indenture to the trustee under the Indenture (the “Trustee”), to exchange all Global Notes (as defined in the Indenture) representing all then outstanding principal plus accrued but unpaid interest on the Senior Subordinated Notes for Definitive Notes (as defined in the Indenture) in an aggregate amount equal to such outstanding principal plus accrued but unpaid interest. Definitive Notes issued in exchange for beneficial interests in Global Notes shall be registered in such names and in such denominations as the Senior Subordinated Note Holders shall instruct the Company shall be delivered to the persons in whose names such Definitive Notes are registered. As soon as practicable after any such exchange, the Company will deliver to the holders of such Definitive Notes a letter of transmittal and instructions for effecting the surrender of such Definitive Notes pursuant to this Agreement and the Merger Agreement. In addition, the Company shall be entitled, upon delivery of an authentication order in accordance with Section 2.02 of the Indenture to the Trustee, to issue any PIK Notes required to be issued prior to the Recapitalization Closing in the form of Definitive Notes.

2.3       Preferred Stock; Consent of Preferred Stockholders and SLPH; Common Stock Warrants.

(a)       At or prior to the Recapitalization Closing, notwithstanding anything to the contrary in the Certificate of Designations, each Preferred Stockholder will tender to the Company all shares of Preferred Stock then held by such Preferred Stockholder in exchange for (i) such holder’s Pro Rata Share of the RAME Common Stock (if any) and RAME Warrants (if any) included in the Preferred Stock Accrued Dividend Payoff Amount and (ii) the Merger Consideration payable to such holder pursuant to the Merger Agreement. Each Non-Investor

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Party Securityholder shall be entitled to receive in exchange for its shares of Preferred Stock (i) such holder’s Pro Rata Share of the RAME Common Stock (if any) and RAME Warrants (if any) and (ii) the Merger Consideration payable to such holder pursuant to the Merger Agreement, all in accordance with the Merger Agreement. The Preferred Stock Accrued Dividend Payoff Amount and the Merger Consideration payable to the Preferred Stockholders and the Non-Investor Party Securityholders pursuant to the Merger Agreement will be paid and delivered to the Preferred Stockholders and the Non-Investor Party Securityholders pursuant to the terms and conditions of the Merger Agreement.

(b)       Each Preferred Stockholder hereby agrees that the Preferred Stock Accrued Dividend Payoff Amount, together with the Merger Consideration payable to the holders of Preferred Stock pursuant to the Merger Agreement, shall constitute full satisfaction by the Company of all obligations of the Company with respect to all shares of Preferred Stock outstanding and owned of record by such holder immediately prior to the Effective Time of the Merger, whether pursuant to the Certificate of Designations or otherwise. Each Preferred Stockholder hereby waives compliance by the Company with any term, covenant, default, event of default, provision or condition of the Certificate of Designations that would conflict with, be violated by or occur by reason of the consummation of the Merger, the SLPH Merger, the Recapitalization or the transactions contemplated by this Agreement or the Merger Agreement. Each Preferred Stockholder further agrees that each share of Company Preferred Stock redeemed by the Company after the date hereof and prior to the Recapitalization Closing shall be entitled to receive only the Preferred Stock Accrued Dividend Payoff Amount and the Merger Consideration, in each case payable with respect to such share of Company Preferred Stock.

(c)       As soon as practicable after the execution and delivery of this Agreement, the Company will deliver to each record holder of Preferred Stock a letter of transmittal and instructions for effecting the surrender of such shares of Preferred Stock pursuant to this Agreement and the Merger Agreement and a certification of non-foreign status which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) (a “Non-Foreign Affidavit”). Notwithstanding anything to the contrary in the Certificate of Designations, dividends will cease to accrue on the Preferred Stock as of the date immediately preceding the Recapitalization Closing if the transactions contemplated by this Agreement are consummated.

(d)       The Company and each Common Warrantholder hereby agrees to execute and deliver to the Company, promptly following the execution and delivery of the Merger Agreement by the parties thereto, an amendment to the Common Stock Warrant Agreement in the form attached hereto as Exhibit E providing for the conversion of the Common Stock Warrants and the termination of the Common Stock Warrant Agreement in connection with the Merger (the “Common Stock Warrant Agreement Amendment”). The Company and the Common Warrantholders agree to seek the consent of the Warrant Agent to the Common Stock Warrant Agreement Amendment. Each Common Warrantholder hereby waives compliance by the Company with any term, covenant, default, event of default, provision or condition of the Common Stock Warrant Agreement that would conflict with, be violated by or occur by reason of the consummation of the Merger, the SLPH Merger, the Recapitalization or the transactions contemplated by this Agreement or the Merger Agreement.

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(e)       Each Preferred Stockholder hereby agrees to execute and deliver to the Company, promptly following the execution and delivery of the Merger Agreement by the parties thereto, a written consent of Preferred Stockholders, in accordance with Section 228 of the Delaware General Corporation Law, (i) adopting the Merger Agreement and (ii) adopting an amendment to the Certificate of Designations in the form attached hereto as Exhibit F providing that, among other things, the provisions of Section 8 and Section 9 of the Certificate of Designations do not apply to the transactions contemplated by this Agreement or the Merger Agreement (the “Certificate Amendment”).

(f)        SLPH, in its capacity as the holder of not less than a majority of the outstanding shares of Common Stock, hereby agrees to execute and deliver to the Company, promptly following the execution and delivery of the Merger Agreement by the parties thereto, a written consent of the holders of Common Stock, in accordance with Section 228 of the Delaware General Corporation Law, adopting the Merger Agreement and the Certificate Amendment.

(g)       In furtherance of the foregoing, each of the Preferred Stockholders, each of the Common Warrantholders and SLPH irrevocably makes, constitutes and appoints Terry W. Carter and Stuart B. Katz, acting individually or collectively, as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to and record the stockholder consents described in this Section 2.3 and the Common Stock Warrant Agreement Amendment, as applicable. With respect to each of the Preferred Stockholders, each of the Common Warrantholders and SLPH, the foregoing power of attorney (i) is coupled with an interest, shall be irrevocable and shall survive the incapacity or bankruptcy of such Preferred Stockholder, Common Warrantholder or SLPH and (ii) shall survive the disposition by such Preferred Stockholder, Common Warrantholder or SLPH of all or any portion of the equity securities of the Company held by such Preferred Stockholder, Common Warrantholder or SLPH, as the case may be.

(h)       Each Preferred Stockholder that is also a Senior Note Holder or a Senior Subordinated Note Holder will, if such holder so qualifies, furnish to RAME at or prior to the Recapitalization Closing a Non-Foreign Affidavit. With respect to any such Preferred Stockholder that does not furnish to RAME a Non-Foreign Affidavit at or prior to the Recapitalization Closing (a “Non-Certifying Holder”), at the Closing under the Merger Agreement RAME will withhold for Federal income tax purposes an amount of cash equal to 10% of the sum of (i) any cash, and (ii) the value (determined pursuant to the terms of this Agreement) of the RAME Common Stock and RAME Warrants to be received by such Non-Certifying Holder with respect to Preferred Stock pursuant to the terms of this Agreement or the Merger Agreement. The amount so withheld may be deducted from any cash payment due such Non-Certifying Holder, whether as payment under the Senior Notes, the Senior Subordinated Notes or with respect to Preferred Stock. Notwithstanding the foregoing, RAME may treat as a Non-Certifying Holder any holder who furnishes a Non-Foreign Affidavit which RAME knows or reasonably believes, based upon receipt of notice pursuant to Treasury Regulation Section 1.1445-4, to be false.

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2.4       Restrictions on Transfer. Prior to any proposed transfer (whether by sale, assignment, pledge or otherwise) of debt or equity securities of the Company at any time prior to the Recapitalization Closing and as long as this Agreement has not been terminated, the proposed transferor (the “Transferor”) will give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail and shall be accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the securities in question may be effected without registration under the Securities Act. Any such legal opinion must be reasonably satisfactory to the Company and must state that it may also be relied upon by the Company and any transfer agent or stock exchange. As a condition to the transfer, the Company may also require a certificate of the Transferor that certifies as to matters that assist the Company in establishing compliance with securities laws at the time of the proposed transfer and at the Recapitalization Closing. Upon compliance with the terms of this Section 2.4 to the satisfaction of the Company, the Transferor shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the Transferor to the Company; provided, however, that the Transferor shall, prior to any transfer, cause any transferee of the Company’s debt or equity securities to enter into an agreement with the Company that the transferee will take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Each certificate or book-entry notation evidencing the Company’s debt or equity securities so transferred shall bear or be subject to an appropriate restrictive legend reasonably deemed appropriate by the Company, including any appropriate legend relating to the restrictions and obligations hereunder. Without limiting the generality of any other provision hereof, the provisions of this Section 2.4 and Section 2.6 shall be binding on successive transferees. Any sale or transfer, or purported sale or transfer, of the Company’s debt or equity securities shall be null and void, and the Company shall have no obligation to effect any transfer, unless the terms, conditions and provisions of this Section 2.4 are strictly observed and followed or are waived by the Company. The Company may issue stop transfer instructions to any transfer agent or registrar for the Company’s debt or equity securities in order to implement any restriction on transfer contemplated hereby.

2.5       Support of the Recapitalization and Merger. As long as the Merger Agreement has not been terminated, no Party hereto will (i) object to or otherwise commence any proceeding to oppose or alter any of the documents to be executed or implemented in connection with the Recapitalization in any way inconsistent with this Agreement, or (ii) take any other action not required by law that is inconsistent with, or that would materially delay the commencement or consummation of the Merger or any of the transactions contemplated by the Merger Agreement or consummation of any portion of the Recapitalization; provided, however, that nothing in this Section 2.5 shall prevent any Party from exercising its rights under any provision of this Agreement.

2.6       Appointment of Nominees. Effective immediately prior to the record date of the SLPH Reverse Stock Split, each Investor Party that owns beneficially or of record shares of common stock, $.001 par value per share, of SLPH (“SLPH Common Stock”) hereby appoints, and agrees to cause its affiliates that own shares of SLPH Common Stock beneficially or of record to appoint, a single nominee as the record holder of all shares of SLPH Common Stock held beneficially or of record by such Investor Party and its affiliates in accordance with this Section 2.6. SLPH and the Company shall be entitled to recognize for all purposes, including,

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without limitation, the SLPH Reverse Stock Split and the SLPH Merger, each such nominee as the record holder of the shares of SLPH Common Stock designated by the Investor Parties to be held of record by such nominees. Pursuant to this Section 2.6, (i) Jefferies & Company, Inc. and Jefferies High Yield Trading, L.L.C. (collectively, “JEFCO”) hereby appoint Jefferies & Company, Inc. as the nominee for such persons and their respective affiliates pursuant to this Section 2.6, (ii) Shared Opportunity Fund IIB, L.L.C. and TCW Shared Opportunity Fund III, L.P. (collectively, “The TCW Funds”) hereby appoint Shared Opportunity Fund IIB, L.L.C. as the nominee for such persons and their respective affiliates pursuant to this Section 2.6; (iii) ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC and ING Barings Global Leveraged Equity Plan Ltd. (collectively “Jefferies Capital Partners”) hereby appoint ING Furman Selz Investors III, L.P. as the nominee for such persons and their respective affiliates pursuant to this Section 2.6; and (iv) W Capital Partners West LLC hereby appoints W Capital Partners West LLC as the nominee for it and its affiliates pursuant to this Section 2.6.

2.7       Registration Rights. At the Recapitalization Closing, RAME will enter into a registration rights agreement with certain of the holders of the RAME Common Stock and RAME Warrants issued pursuant to this Agreement and the Merger Agreement in the form attached as an exhibit to the Merger Agreement.

2.8	Termination of Agreements.

(a)       Concurrently with the execution and delivery of this Agreement by the Parties hereto, that certain Recapitalization Agreement dated as of September 20, 2006 by and among SLPH, the Company and the other parties thereto, as amended by that certain Amendment No. 1 dated as of February 5, 2007, shall automatically terminate and thereafter be of no further force or effect.

(b)       If the transactions contemplated by this Agreement are consummated, the Parties hereby agree that the following agreements shall automatically terminate at the Recapitalization Closing and shall thereafter be of no further force or effect: (i) that certain Shareholders’ Agreement dated as of August 22, 2002 by and among the Company, SLPH and the shareholders of the Company party thereto, (ii) that certain Registration Rights Agreement dated as of July 27, 2001 by and among the Company and the other parties thereto, as amended by that certain First Amendment dated as of August 22, 2002 by and among the Company and the other parties thereto, (iii) that certain Stockholders Agreement dated as of January 14, 2000 by and among SLPH and the shareholders of SLPH party thereto, (iv) that certain Registration Rights Agreement dated as of January 14, 2000 by and among SLPH and the other parties thereto, (v) the Senior Note Purchase Agreement, (vi) subject to obtaining the consent of the Warrant Agent to the Common Stock Warrant Agreement Amendment (which consent will be requested by the applicable parties thereto), the Common Stock Warrant Agreement, and (vii) subject to obtaining the consent of the Trustee (which consent will be requested by the applicable parties thereto), the Indenture.

2.9       Representative. By virtue of the execution and delivery of this Agreement by the Senior Subordinated Note Holders, FS Private Investments III LLC shall be deemed approved and appointed by such holders as the “Representative” under this Agreement, the Merger Agreement and the Escrow Agreement (the “Representative”), shall be constituted and appointed

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as agent and attorney-in-fact for and on behalf of each such holder and shall be deemed to be bound by the terms and conditions of the Representative Agreement. The Representative shall have full power and authority to represent such holders and their successors with respect to all matters arising under the Escrow Agreement, the Merger Agreement and, after the Recapitalization Closing, this Agreement in accordance with the Representative Agreement, and all actions taken by the Representative under such agreements shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them, including resolving all claims relating to the Escrow Fund.

2.10     Settlement Statement. Not later than 12:00 p.m. on the second Business Day preceding the Recapitalization Closing Date, each of the Investor Parties shall execute and deliver to such other Investor Parties, the Company and RAME a settlement statement (the “Settlement Statement”) setting forth (i) the agreed upon amount of cash (if any), number of shares of RAME Common Stock (if any) and number of RAME Warrants (if any) to be received by each such Investor Party (and each Non-Investor Party Securityholder) at the Recapitalization Closing and in connection with the Closing under the Merger Agreement pursuant to this Agreement and the Merger Agreement, and (ii) a description and the amount of all expenses, fees and costs to which such Investor Party is entitled to receive reimbursement in accordance with Section 6.5(a), which amounts shall constitute Indebtedness for purposes of this Agreement and the Merger Agreement. Illustrative examples of the allocations of cash, RAME Common Stock and RAME Warrants to be received by the Investor Parties pursuant to this Agreement and the Merger Agreement, based on the various assumptions set forth therein, are attached to this Agreement as Schedule 2.10. The Parties agree that such examples are not binding on the Parties but are merely intended to illustrate the application of the provisions of this Agreement and the Merger Agreement, in each case based on the assumed amounts of outstanding securities of the Company, the assumed amount of outstanding Indebtedness, an assumed RAME Stock Price and RAME Warrant Price and the assumed date of the Recapitalization Closing, all as set forth in such examples.

2.11      Cross Receipts. Upon receipt by each Investor Party of the cash (if any) RAME Common Stock (if any) and RAME Warrants (if any) such Investor Party is entitled to receive at the Recapitalization Closing from RAME pursuant to this Agreement (as set forth on the Settlement Statement) and at the Closing under the Merger Agreement (including, if applicable, the depositing by RAME into the Escrow Fund or the Representative Fund of a portion of the cash such Investor Party otherwise would receive at such closings), such Investor Party shall execute and deliver to the Company and RAME at the Recapitalization Closing an acknowledgement and cross-receipt (each, a “Cross-Receipt”) stating that (i) such Investor Party has received payment in full of such Investor Party’s Pro Rata Share, if any, of the Senior Note Holder Payoff Amount, the Senior Subordinated Note Holder Payoff Amount and the Preferred Stock Accrued Dividend Payoff Amount, as applicable, (ii) such Investor Party has received payment in full of all other Indebtedness (as set forth on the Settlement Statement) owed to such Investor Party by the Company and the Company Subsidiaries, (iii) in the case of an Investor Party that is a Senior Note Holder, all obligations of the Company to such Investor Party of every nature whatsoever arising under or relating to the Senior Notes, the Senior Note Purchase Agreement or otherwise have been paid and discharged in full and that all rights of such Investor Party of every nature whatsoever arising under or relating to the Senior Notes and the Senior Note Purchase Agreement are released and relinquished in full, except as otherwise expressly

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provided in this Agreement, the Merger Agreement or the Escrow Agreement, (iv) in the case of an Investor Party that is a Senior Subordinated Note Holder, all obligations of the Company to such Investor Party of every nature whatsoever arising under or relating to the Senior Subordinated Notes, the Indenture or otherwise have been paid and discharged in full and that all rights of such Investor Party of every nature whatsoever arising under or relating to the Senior Subordinated Notes and the Indenture are released and relinquished in full, except as otherwise expressly provided in this Agreement, the Merger Agreement or the Escrow Agreement, and (v) in the case of an Investor Party that is a Preferred Stockholder, all obligations of the Company to such Investor Party of every nature whatsoever arising under or relating to the Preferred Stock, the Certificate of Designations or otherwise have been paid and discharged in full and that all rights of such Investor Party of every nature whatsoever arising under or relating to the Preferred Stock and the Certificate of Designations are released and relinquished in full, except as otherwise expressly provided in this Agreement, the Merger Agreement or the Escrow Agreement. Upon receipt of such Cross-Receipts by the Company, the Company shall mark all Senior Notes and all Senior Subordinated Notes “paid” and “cancelled.”

2.12     Escrow. Notwithstanding anything to the contrary in this Agreement, if the sum of the cash, the RAME Common Stock (valued at the RAME Stock Price) and the RAME Warrants (valued at the RAME Warrant Price) delivered to the Senior Subordinated Note Holders at the Recapitalization Closing pursuant to this Agreement and the Merger Agreement is less than the Outstanding Senior Subordinated Note Indebtedness (such difference, the “Senior Subordinated Note Holder Shortfall Amount”), then each Person that was a Senior Subordinated Note Holder as of the Recapitalization Closing shall be entitled to its Pro Rata Share of all distributions, if any, from the Escrow Fund and the Representative Fund until such Persons have received an aggregate amount of distributions equal to the Senior Subordinated Note Holder Shortfall Amount. Notwithstanding anything to the contrary in this Agreement, if the sum of the RAME Common Stock (valued at the RAME Stock Price) and the RAME Warrants (valued at the RAME Warrant Price) delivered to the Preferred Stockholders at the Recapitalization Closing pursuant to this Agreement and the Merger Agreement is less than the sum of the Preferred Stock Accrued Dividend Payoff Amount (such difference, the “Preferred Stock Accrued Dividend Shortfall Amount”), then, after the Senior Subordinated Note Holder Shortfall Amount has been satisfied in full, each Person that was a Preferred Stockholder as of the Recapitalization Closing shall be entitled to its Pro Rata Share of all distributions, if any, from the Escrow Fund and the Representative Fund until such Persons have received an aggregate amount of distributions equal to the Preferred Stock Accrued Dividend Shortfall Amount. Notwithstanding anything to the contrary in this Agreement, if the sum of the cash, the RAME Common Stock (valued at the RAME Stock Price) and the RAME Warrants (valued at the RAME Warrant Price) delivered to the Preferred Stockholders in connection with the Merger pursuant to the Merger Agreement is less than the Outstanding Preferred Stock Face Amount (such difference, the “Preferred Stock Face Shortfall Amount”), then, after the Senior Subordinated Note Holder Shortfall Amount and the Preferred Stock Accrued Dividend Shortfall Amount have been satisfied in full, each Person that was a Preferred Stockholder immediately prior to the Effective Time of the Merger shall be entitled to all distributions, if any, from the Escrow Fund and the Representative Fund, pro rata based on the number of shares of Preferred Stock held by such Persons immediately prior to the Effective Time of the Merger, until such Persons have received an aggregate amount of distributions equal to the Preferred Stock Face Shortfall Amount. All distributions, if any, from the Escrow Fund and the Representative Fund after the satisfaction in full of the Senior

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Subordinated Note Holder Shortfall Amount, the Preferred Stock Accrued Dividend Shortfall Amount and the Preferred Stock Face Shortfall Amount, shall be made to the Persons that were the holders of Common Stock immediately prior to the Effective Time of the Merger (including holders of Common Stock deemed to be outstanding immediately prior to the Effective Time of the Merger pursuant to Section 1.5(g)(iii) of the Merger Agreement), pro rata based on the number of shares of Common Stock held by such Persons immediately prior to the Effective Time of the Merger. For the avoidance of doubt, any amounts delivered to the Representative or the Representative Fund pursuant to Section 6.7(d) of the Merger Agreement (relating to forfeited retention bonuses) shall be distributed in accordance with this Section 2.12.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Company Parties. Each Company Party hereby represents and warrants to the Investor Parties as follows:

(a)       Such Company Party is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Company Party has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by such Company Party of this Agreement and the performance by such Company Party of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such Company Party and do not and will not contravene any provision of law, statute, rule or regulation to which the Company is subject or such Company Party’s organizational documents, as amended.

(b)       This Agreement constitutes valid and binding obligations of such Company Party, enforceable against such Company Party in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)       Each Company Party acknowledges and agrees that the foregoing representations are true as of the date hereof and as of the time of the Recapitalization Closing.

3.2       Representations and Warranties of the Investor Parties. Each Investor Party hereby represents and warrants, as to itself, to each other Party and for the benefit of RAME under the Merger Agreement as follows:

(a)       If not an individual, the Investor Party is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite power and authority to execute and deliver this Agreement. If an individual, the Investor Party has all requisite right, capacity, power and authority to execute and deliver this Agreement. The execution and delivery by the Investor Party of this Agreement and the performance by the Investor Party of its obligations hereunder have been duly authorized by all necessary action on the part of the Investor Party.

(b)       This Agreement constitutes valid and binding obligations of the Investor Party, enforceable against the Investor Party in accordance with its terms, except as the

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enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)       The Investor Party has experience in analyzing and investing in companies like RAME and is capable of evaluating the merits and risks of the Investor Party’s investment in RAME as a corporation. To the extent necessary, the Investor Party has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the Recapitalization and the Merger, or any part thereof, and owning the shares of RAME Common Stock and the RAME Warrants, if any (collectively, the “RAME Securities”), the Investor Party will receive pursuant to the Recapitalization and the Merger, it being understood that the Company has not retained legal or financial advisors on behalf of the Investor Party.

(d)       If acquiring RAME Securities, the Investor Party is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, is able to bear the economic risk of such Investor Party’s investment in the RAME Securities for an indefinite period of time and has sufficient net worth to sustain a loss of such Investor Party’s entire investment in the RAME Securities without economic hardship if such loss should occur.

(e)       If acquiring RAME Securities, the Investor Party is not participating in the Recapitalization or the Merger as a result of or after any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.

(f)        If acquiring RAME Securities, the Investor Party has had an opportunity to discuss RAME’s business, management and financial affairs with the members of RAME management and has had the opportunity to review RAME’s facilities. Such Investor Party has also had an opportunity to ask questions of the officers of RAME, which questions were answered to such Investor Party’s satisfaction. Such Investor Party acknowledges that such Investor Party is familiar with all aspects of RAME’s business.

(g)       Except as set forth in this Agreement or the Merger Agreement, the Investor Party has received no representations or warranties from RAME or the Company or any of their respective employees, affiliates, attorneys, accountants or agents with respect to the Merger and the transactions contemplated by this Agreement. Such Investor Party acknowledges that the Merger Agreement has been provided to such Investor Party as an exhibit hereto.

(h)       If acquiring RAME Securities, the Investor Party is acquiring the RAME Securities to be issued in the Recapitalization and/or the Merger solely for investment for such Investor Party’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Investor Party understands that the shares of RAME Securities to be issued in the Recapitalization and the Merger have not been registered under the Securities Act or applicable state and other securities laws by reason of the exemptions from the registration provided by Section 4(2) of the Securities Act and applicable state and other securities laws.

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(i)        If acquiring RAME Securities, the Investor Party acknowledges and understands that such Investor Party must bear the economic risk of such Investor Party’s investment in the RAME Securities for an indefinite period of time because the RAME Securities must be held indefinitely unless the offering thereof is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

(j)        If acquiring RAME Securities, the Investor Party is aware of the current provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer of the securities, the resale occurring not less than one year after a party has purchased from an issuer or its affiliate and paid the full purchase price for the securities to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of securities being sold during any three-month period not exceeding specified limitations. Such Investor Party understands that any transfer agent or registrar of RAME will be issued stop-transfer instructions with respect to the RAME Securities unless such transfer is subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

(k)       Each Investor Party is the beneficial owner of the securities of the Company set forth below its name on the signature pages of this Agreement, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and any applicable state securities laws) and any Liens which would interfere with the consummation of the Recapitalization or the Merger (it being acknowledged and agreed that a permitted transfer made pursuant to Section 2.4 shall not be deemed to be a restriction on transfer with respect to the representations and warranties made by an Investor Party in this Section 3.2(k)).

(l)        The Investor Party acknowledges and agrees that the foregoing representations are true as of the date hereof and as of the time of the Recapitalization Closing and as of the Effective Time.

ARTICLE IV

CONDITIONS

4.1       Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Recapitalization is subject to the satisfaction or waiver on or prior to the Recapitalization Closing Date (as defined below) of the following conditions:

(a)       The consummation of the Merger and the other transactions contemplated by the Merger Agreement shall occur concurrently with the consummation of the Recapitalization.

(b)       The SLPH Merger shall have occurred or shall occur concurrently with the consummation of the Recapitalization.

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(c)       All of the outstanding Senior Notes shall have been validly tendered to the Company in accordance with the terms of this Agreement.

(d)       All of the outstanding Senior Subordinated Notes shall have been validly tendered to the designated depositary through the facilities of DTC or to the Company in accordance with the terms of this Agreement.

(e)       All of the certificates representing outstanding shares of Preferred Stock held by the Preferred Stockholders shall have been validly tendered to the Company in accordance with the terms of this Agreement.

(f)        The Common Stock Warrant Agreement Amendment shall have been executed and delivered by the Company, the Common Warrantholders and the Warrant Agent.

(g)       Each of the Parties hereto shall have complied in all material respects with each of the covenants and agreements contained in this Agreement to be fulfilled or performed by it on or before the Recapitalization Closing Date.

(h)       The representations and warranties made by each of the Parties hereto in this Agreement shall be true and correct as if made on and as of the Recapitalization Closing Date.

Any waiver of a condition under this Section 4.1 must be in writing and executed by the Company, the holders of not less than a majority of the outstanding Senior Subordinated Notes held by JEFCO and the holders of not less than a majority of the outstanding Senior Subordinated Notes held by Senior Subordinated Note Holders other than JEFCO. If the Recapitalization Closing occurs, each Party will be deemed to have waived any other Party’s failure to comply with the conditions to be performed by that Party.

ARTICLE V

CLOSING

5.1       Time and Place. The closing of the Recapitalization (the “Recapitalization Closing”) will take place at the offices of Vinson & Elkins L.L.P., 2500 First City Tower, 1001 Fannin Street, Houston, Texas 77002, immediately prior to or contemporaneously with the Closing under the Merger Agreement.

5.2       Deliveries by Investor Parties. At the Recapitalization Closing, each Investor Party will, as applicable:

(a)       deliver to the Company the Senior Notes and letter of transmittal required to be delivered by it pursuant to Section 2.1 of this Agreement;

(b)       deliver to the Trustee or the Company the Senior Subordinated Notes and letter of transmittal required to be delivered by it pursuant to Section 2.2 of this Agreement;

(c)       deliver to the Company the certificates representing the Preferred Stock required to be delivered by it pursuant to Section 2.3(a) of this Agreement;

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(d)       deliver to the Company the Common Stock Warrant Agreement Amendment required to be delivered by it pursuant to Section 2.3(d) of this Agreement;

(e)       deliver to the Company the Cross-Receipt required to be delivered by it pursuant to Section 2.11 of this Agreement;

(f)        deliver to the Company or SLPH any documentation reasonably requested to be delivered in connection with the Recapitalization; and

(g)       deliver to the Company and RAME a Non-Foreign Affidavit if such Investor Party is a Preferred Stockholder and a non-foreign person.

5.3       Deliveries by the Company. At the Recapitalization Closing, the Company will deliver to each Investor Party the Common Stock Warrant Agreement Amendment and any other documentation reasonably requested to be delivered in connection with the Recapitalization.

ARTICLE VI

MISCELLANEOUS

6.1       No Securities Transactions. From and after the date hereof until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to Article VIII thereof, each of the Senior Note Holders and the Senior Subordinated Note Holders shall not, directly or indirectly, engage in any transactions involving the securities of RAME solely for its own account as principal.

6.2	Termination; Continued Effectiveness of Certain Provisions.

(a)       This Agreement shall terminate upon the earlier to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement. Upon termination of this Agreement pursuant to Section 6.2(a)(ii), the waivers set forth in Article II shall be of no further force or effect.

(b)       Notwithstanding any termination of this Agreement, the provisions of Sections 6.2 through 6.13, Section 6.15 and Section 6.18 shall survive such termination without limitation.

6.3       Notices. All notices, requests and other communications required or permitted hereunder to be given to or made upon any Party hereto shall be in writing addressed as set forth in Annex I and shall be considered properly given (a) if delivered in person; (b) if sent by an express courier delivery service which provides signed acknowledgments of receipt; (c) if deposited in the US. certified or registered first class mail, postage prepaid, return receipt requested or (d) if transmitted by telecopier (upon receipt by sender thereof of evidence that a complete transmission of such telecopy was made to the recipient thereof) and, in the case of telecopier transmission, confirmed by (i) telephone contemporaneously to the person entitled to receive such notice or to such person’s secretary, and (ii) dispatching a copy of such notice by the methods described in clause (a), (b) and (c) above. All notices shall be effective upon receipt. For the purposes of notice, the addresses of the Parties shall be as set forth in Annex I; provided, however, that any Party shall have the right to change its address for notice hereunder to any

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other location by giving not less than 30 days’ notice to the other Parties in the manner set forth above.

6.4	Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the holders of not less than a majority of the outstanding Senior Notes and the holders of not less than a majority of the outstanding Senior Subordinated Notes; provided, however, that any amendment or waiver that adversely affects in any material respect the economic rights of the Investor Parties set forth in this Agreement shall not be effective without the prior written consent of the Company, the holders of not less than a majority of the outstanding Senior Subordinated Notes held by JEFCO and the holders of not less than a majority of the outstanding Senior Subordinated Notes held by Senior Subordinated Note Holders other than JEFCO.

(b)       No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

6.5	Expenses.

(a)       Each Party will assume and bear all expenses, costs and fees incurred or assumed by it in the preparation and execution of this Agreement and compliance with the agreements and covenants contained in this Agreement, whether or not the transactions contemplated hereby are consummated; provided, however, subject to the provisions of Section 6.5(b), the Company will assume and bear all such expenses, costs and fees (including all reasonable attorneys’ fees of counsel to the Investor Parties) incurred or assumed by the Investor Parties (unless the failure to consummate such transactions results from the breach by an Investor Party or Investor Parties of the covenants and agreements contained herein, in which event the breaching Party or Parties will assume and bear all such expenses, costs and fees).

(b)       Notwithstanding the provisions of Section 6.5(a), in the event the Recapitalization Closing occurs, neither the Company (which for this purpose shall include the Surviving Corporation) nor any Company Subsidiary shall have any obligation to bear, pay or reimburse any costs or expenses of any nature whatsoever incurred by the Investor Parties under this Agreement, the Senior Notes, the Senior Note Purchase Agreement, the Senior Subordinated Notes, the Indenture or under any other agreement between any of the Parties hereto (including any agreement between the Investor Parties or any of them and the Company Subsidiaries or any of them) except to the extent set out in the Settlement Statement.

(c)       Without duplication, the Company (or any paying agent authorized by either of them) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Company’s securities such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law or any other applicable legal

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requirement. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company’s securities in respect of which such deduction and withholding was made.

(d)       In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance or subject matter, the Party to this contract who prevails shall be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal and in enforcing any judgment.

6.6       Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that, except as otherwise expressly provided in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent the Company.

6.7       No Third-Party Beneficiaries. Except for the representations and warranties of the Investor Parties pursuant to Section 3.2, which are made in part for the benefit of RAME, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns, and nothing herein expressed or implied will give or be construed to give to any person or entity, other than the Parties hereto and such permitted assigns any legal or equitable rights hereunder.

6.8       Governing Law. This Agreement will be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws rules of that State.

6.9       Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the County of New York (including the Federal District Court for the Southern District of New York) and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.3 will be deemed effective service of process on such Party.

6.10     Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. One or more counterparts of this Agreement may be delivered by facsimile with the intent that delivery by such means shall have the same effect as delivery of an original counterpart of this Agreement.

21

6.11     Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

6.12     Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement, it being understood and agreed by the Parties that the payment of cash and the delivery of RAME Common Stock and RAME Warrants contemplated hereby will be effected pursuant to the Merger Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto) supersede all prior agreements and understandings, both oral and written, among the Parties hereto with respect to the subject matter of this Agreement.

6.13     Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

6.14     Further Assurances. The Parties will take such further action and deliver or cause to be delivered to each other on the Recapitalization Closing Date and at such other times thereafter as will be reasonably agreed such additional agreements, instruments or other documents as any of them may reasonably request for the purpose of carrying out this Agreement. Each of the Parties hereto will use its reasonable efforts to cause each of the conditions contained in this Agreement to the obligations of the Parties hereto to be satisfied.

6.15     Representation by Counsel; Strict Construction. Each Party hereto acknowledges that it has been represented by counsel, to the extent such Party deemed necessary, in connection with this Agreement and the transactions contemplated by this Agreement and that the Company has not retained legal or financial advisors on behalf of any Investor Party and that Vinson & Elkins L.L.P. has acted as counsel solely to the Company and SLPH and not to any of the Investor Parties in their capacities as securityholders. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

6.16     Specific Performance. It is understood and agreed by each of the Parties hereto that monetary damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled, in addition to any other remedies, to the remedy of specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such equitable relief.

22

6.17     Adjustments for Stock Splits, etc. Wherever in this Agreement there is a reference or implication to a specific number or percentage of shares of capital stock, or a price per share of such capital stock, or consideration received in respect of such capital stock, then, upon the occurrence of any subdivision, combination, stock split or stock dividend of such capital stock, the specific number or percentage of shares or the price so referenced in or implicated by this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such capital stock by such subdivision, combination, stock split or stock dividend.

[Signature pages follow]

23

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

COMPANY:

ASCENT ENERGY INC.

By:

Name: Terry W. Carter

Title: Chief Executive Officer

SLPH:

SOUTH LOUISIANA PROPERTY HOLDINGS, INC.

By:

Name: Terry W. Carter

Title: Chief Executive Officer

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR NOTEHOLDERS:

JEFFERIES & COMPANY, INC.

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$3,089,601
11/08/05	$10,263,997
Allocate to Jefferies High Yield Trading, L.L.C.	($7,802,042)
Total	$2,461,955

JEFFERIES HIGH YIELD TRADING, L.L.C.

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$27,215,727
11/08/05
Jefferies Partners Opportunity Fund, LLC	$7,153,173
Jefferies Partners Opportunity Fund II, LLC	$5,202,131
Jefferies Employee Opportunity Fund, LLC	$1,517,508
Allocation from Jefferies & Company, Inc.	$7,802,042
Total	$21,674,854

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR NOTEHOLDERS:

SHARED OPPORTUNITY FUND IIB, L.L.C.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$315,824
11/08/05	$251,540

TCW SHARED OPPORTUNITY FUND III, L.P.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$1,790,668
11/08/05	$1,426,185

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR NOTEHOLDERS:

ING FURMAN SELZ INVESTORS III L.P.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$6,716,975
11/08/05	$5,349,763

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$2,378,169
11/08/05	$1,894,102

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Notes Held as of:
4/30/07	$544,674
11/08/05	$433,808

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

JEFFERIES & COMPANY, INC.

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$9,094,366
11/08/05	$31,242,469.78
Allocate to Jefferies High Yield Trading, L.L.C.	($23,563,843.54)
Remaining Balance	$7,678,626.24

Name of DTC Participant Through

Which the Notes Are Held: Jefferies & Company, Inc.

Chris M. Kanoff

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$157,143.52
11/08/05	$132,735.96

Name of DTC Participant Through

Which the Notes Are Held: Jefferies & Company, Inc.

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

JEFFERIES HIGH YIELD TRADING, L.L.C.

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$77,482,549
11/08/05
Jefferies Partners Opportunity Fund, LLC	$21,598,169.79
Jefferies Partners Opportunity Fund II, LLC	$15,706,377.70
Jefferies Employee Opportunity Fund, LLC	$4,582,756.71
Allocation from Jefferies & Company, Inc.	$23,563,843.54
Total	$65,451,147.74

Name of DTC Participant Through

Which the Notes Are Held: Bank of New York

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

SHARED OPPORTUNITY FUND IIB, L.L.C.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$2,407,564.38
11/08/05	$2,033,621.06

Name of DTC Participant Through

Which the Notes Are Held: Bank of New York

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

TCW SHARED OPPORTUNITY FUND III, L.P.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$13,642,989.49
11/08/05	$11,523,957.95

Name of DTC Participant Through

Which the Notes Are Held: Bank of New York

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

W CAPITAL PARTNERS WEST LLC

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$6,420,165.92
11/08/05 as Allocated from TCW Funds (transferred 9/27/06)	$5,422,984.61

Name of DTC Participant Through

Which the Notes Are Held: Morgan Stanley

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

ING FURMAN SELZ INVESTORS III L.P.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$6,029,268.28
11/08/05	$5,092,801.26

Name of DTC Participant Through

Which the Notes Are Held: Jefferies & Company, Inc.

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$1,833,559.97
11/08/05	$1,548,771.11

Name of DTC Participant Through

Which the Notes Are Held: Jefferies & Company, Inc.

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

SENIOR SUBORDINATED NOTEHOLDERS:

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Principal Amount of Senior Subordinated Notes Held as of:
4/30/07	$790,029.60
11/08/05	$667,322.06

Name of DTC Participant Through

Which the Notes Are Held: Jefferies & Company, Inc.

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

JEFFERIES & COMPANY, INC.

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

22,500

Number of Warrants to purchase shares of Common Stock held: 22,500

JEFFERIES HIGH YIELD TRADING, L.L.C.

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

1,294

Number of Warrants to purchase shares of Common Stock held: 1,294

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

SHARED OPPORTUNITY FUND IIB, L.L.C.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

694

Number of Warrants to purchase shares of Common Stock held: 694

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

TCW SHARED OPPORTUNITY FUND III, L.P.

By:	TCW Asset Management Company,
as its Investment Advisor
By:

Name:

Title:

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

3,942

Number of Warrants to purchase shares of Common Stock held: 3,942

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

W CAPITAL PARTNERS WEST LLC

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

1,814

Number of Warrants to purchase shares of Common Stock held: 1,814

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

ING FURMAN SELZ INVESTORS III L.P.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

8,354

Number of Warrants to purchase shares of Common Stock held: 8,354

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

2,557

Number of Warrants to purchase shares of Common Stock held: 2,557

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Note Holder Payoff and Recapitalization Agreement to be duly executed by their respective authorized representatives, if applicable, as of the day and year first above written.

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS:

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By: FS Private Investments III LLC, Manager

By:

Name:

Title:

Number of Shares of Series A Preferred Stock Held:

1,079

Number of Warrants to purchase shares of Common Stock held: 1,079

SIGNATURE PAGE

NOTE HOLDER PAYOFF AND RECAPITALIZATION AGREEMENT

ANNEX 1

NOTICE ADDRESSES

Ascent Energy Inc. South Louisiana Property Holdings, Inc. 4965 Preston Park Blvd. – Suite 800 Plano, TX 75093 Facsimile: (972) 543-3904	ING Furman Selz Investors III L.P. c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Attn: James Luikart Facsimile: (212) 284-1717

Jefferies & Company, Inc. The Metro Center One Station Place, Three North Stamford, CT 06902 Attn: Robert J. Welch Facsimile: (203) 708-5820	ING Barings U.S. Leveraged Equity Plan LLC c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Attn: James Luikart Facsimile: (212) 284-1717

Jefferies High Yield Trading, L.L.C. The Metro Center One Station Place, Three North Stamford, CT 06902 Attn: Robert J. Welch Facsimile: (203) 708-5820	ING Barings Global Leveraged Equity Plan Ltd. c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Attn: James Luikart Facsimile: (212) 284-1717

Chris Kanoff c/o Jefferies & Company, Inc. The Metro Center One Station Place, Three North Stamford, CT 06902 Facsimile: (310) 575-5209	TCW Shared Opportunity Fund III, L.P. c/o Trust Company of the West 11100 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025 Attn: Andrew Park Facsimile: (310) 235-5965

Shared Opportunity Fund IIB, L.L.C. c/o Trust Company of the West 11100 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025 Attn: Andrew Park Facsimile: (310) 235-5965	W Capital Partners West LLC One East 52nd Street New York, New York 10022 Attn: Stephen Wertheimer Facsimile: (212) 561-5241

EXHIBIT A

SENIOR NOTEHOLDERS

Jefferies & Company, Inc.

Jefferies High Yield Trading, L.L.C.

Shared Opportunity Fund IIB, L.L.C.

TCW Shared Opportunity Fund III, L.P.

ING Furman Selz Investors III L.P.

ING Barings U.S. Leveraged Equity Plan LLC

ING Barings Global Leveraged Equity Plan Ltd.

EXHIBIT B

SENIOR SUBORDINATED NOTEHOLDERS

Jefferies & Company, Inc.

Jefferies High Yield Trading, L.L.C.

Shared Opportunity Fund IIB, L.L.C.

TCW Shared Opportunity Fund III, L.P.

ING Furman Selz Investors III L.P.

ING Barings U.S. Leveraged Equity Plan LLC

ING Barings Global Leveraged Equity Plan Ltd.

Chris M. Kanoff

W Capital Partners West LLC

EXHIBIT C

PREFERRED STOCKHOLDERS AND COMMON WARRANTHOLDERS

Jefferies & Company, Inc.

Jefferies High Yield Trading, L.L.C.

Shared Opportunity Fund IIB, L.L.C.

TCW Shared Opportunity Fund III, L.P.

ING Furman Selz Investors III L.P.

ING Barings U.S. Leveraged Equity Plan LLC

ING Barings Global Leveraged Equity Plan Ltd.

W Capital Partners West LLC

Duetsche Banc Alex Brown TR FBO Jeffrey Clarke

Jeffrey Clarke

DB Securities Inc. R-IRA UA Feb 07 02 Custodian FBO Keri Clarke

Keri Clarke

Larry Keller

DB Securities Inc. Custodian FBO Larry L. Keller IRA

DB Alex Brown LLC Custodian FBO Robert N. Marshall R-IRA

EXHIBIT D

NON-INVESTOR PARTY SECURITYHOLDERS

Duetsche Banc Alex Brown TR FBO Jeffrey Clarke

Jeffrey Clarke

DB Securities Inc. R-IRA UA Feb 07 02 Custodian FBO Keri Clarke

Keri Clarke

Larry Keller

DB Securities Inc. Custodian FBO Larry L. Keller IRA

DB Alex Brown LLC Custodian FBO Robert N. Marshall R-IRA

EXHIBIT E

COMMON STOCK WARRANT AGREEMENT AMENDMENT

EXHIBIT F

CERTIFICATE AMENDMENT

SCHEDULE 2.10

ILLUSTRATIVE EXAMPLES OF ALLOCATION OF CONSIDERATION

EXHIBIT E

VOTING AGREEMENT

This Voting Agreement, dated as of this ____ day of ___________, 2007 (the “Agreement”), is executed and delivered by and between RAM Energy Resources, Inc., a Delaware corporation (“RAM”) and the undersigned.

A.    RAM, Ascent Acquisition Corp. (“Merger Sub”), a Delaware corporation, and Ascent Energy Inc., (the “Company”), a Delaware corporation, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August __, 2007, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving and becoming a wholly owned subsidiary of RAM (the “Merger”).

B.        The undersigned has entered into that certain Note Payoff and Recapitalization Agreement of even date with the Merger Agreement (the “Recapitalization Agreement”) among the Company, South Louisiana Property Holdings, Inc., a Louisiana corporation, and the “Investor Parties” (as defined therein).

C.        At the Effective Time, the undersigned, pursuant to the Merger Agreement and the Recapitalization Agreement, will be entitled to receive shares of the common stock of RAM, par value $0.0001 per share (the “RAM Common Stock”).

D.        All shares of RAM Common Stock received by the undersigned pursuant to the Merger Agreement and the Recapitalization Agreement, together with any and all other shares of RAM Common Stock which are owned of record by the undersigned on the record date for voting on any action described herein, or with respect to which the undersigned has the power to vote on such record date, are referred to herein as the “Shares.”

E.        This Agreement is being entered into as a condition to the consummation of the Merger.

In consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.         Vote in Favor of the Directors. During the term of this Agreement, the undersigned agrees to vote all of the Shares owned by the undersigned (or with respect to which the undersigned has the power to vote) on the record date applicable to any vote for the election of directors of RAM, for the directors recommended by RAM’s Board of Directors.

2.         Term of Agreement. The obligations of the undersigned pursuant to this Agreement shall terminate immediately following the election of directors at the annual meeting of RAM’s stockholders that will be held in 2009.

3.         Transfer of Shares. This Agreement shall not restrict in any manner the transfer of Shares during the term hereof; provided, however, that any such transfer of Shares, other than for valuable consideration to an unaffiliated third party, shall be made expressly subject to this Agreement and shall be binding upon the transferee.

4.         ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS VOTING AGREEMENT SHALL BE BROUGHT IN ANY DELAWARE STATE COURT HAVING JURISDICTION OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS VOTING AGREEMENT, EACH OF RAM AND THE UNDERSIGNED IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN THE COURTS REFERENCED ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

5.         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the law that might otherwise govern under applicable principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RAM ENERGY RESOURCES, INC.

By:
Name: Larry E. Lee
Title: Chairman and CEO

Name:

2

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated ________, 2007 (this “Agreement”), among (a) RAM Energy Resources, Inc., a Delaware corporation (the “Company”), (b) the Designated Holders named on the signature pages hereto and (c) FS Private Investments III LLC, solely in its capacity as the “Holder Representative” appointed pursuant to Section 9.16 hereof. Unless otherwise provided in this Agreement, capitalized terms used herein have the respective meanings given to them in Section 1.1 hereof.

WHEREAS, each of the Company, Ascent Acquisition Corp., a Delaware corporation (“Merger Sub”), and Ascent Energy Inc., a Delaware corporation (“Ascent”), have entered into an Agreement and Plan of Merger, dated ___________, 2007 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Ascent, with Ascent surviving and becoming a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, at the effective time of the Merger, the Company Preferred Stock (as defined in the Merger Agreement), the Senior Notes (as defined in the Note Holder Payoff and Recapitalization Agreement (as defined in the Merger Agreement)) and the Senior Subordinated Notes (as defined in the Note Holder Payoff and Recapitalization Agreement) beneficially owned by the Designated Holders shall be converted as described in the Merger Agreement (in the case of the Company Preferred Stock) and paid in full as described in the Note Holder Payoff and Recapitalization Agreement (in the case of the Senior Notes and the Senior Subordinated Notes), for cash, shares of Company common stock, par value $0.0001 per share (the “Common Stock”), and Warrants (as defined in the Merger Agreement); and

WHEREAS, in connection with the Merger, the Company has agreed to grant certain registration rights with respect to the Registrable Securities as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1   Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accession Agreement” has the meaning set forth in Section 9.5.

“Affiliate” means with respect to any specified Person, an “affiliate,” as defined in Rule 144 under the Securities Act, of such Person.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Approved Underwriter” means an investment banking firm of national reputation to act as the managing underwriter of an offering under Articles III or IV.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Charter Documents” means the Certificate of Incorporation and the By-laws of the Company, as amended from time to time.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Common Shares” means the [_________] shares of Common Stock issued pursuant to the Merger, adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 5.1.

“Demand Registration” has the meaning set forth in Section 4.1.

“Designated Holders” means (a) Jefferies & Company, Inc., Jefferies High Yield Trading, L.L.C., Chris Kanoff Shared Opportunity Fund IIB, L.L.C., TCW Shared Opportunity Fund III, L.P., ING Furman Selz Investors III L.P., ING Barings U.S. Leveraged Equity Plan LLC, ING Barings Global Leveraged Equity Plan Ltd. and W Capital Partners West LLC, and any fund, investment vehicle or account managed, advised or controlled by any of them or any of their respective Affiliates and (b) any transferee of any of them to whom Registrable Securities have been transferred in accordance with Section 9.5 of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 under the Securities Act (or any successor rule thereto), but in each case solely for so long as such holder or transferee continues to be a holder of Registrable Securities.

“Effectiveness Period” means the period commencing with the date of this Agreement and ending on the date that there are no longer any Holders of Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Holder Representative” has the meaning set forth in Section 9.16(a).

“Holders” means each holder of Registrable Securities, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 under the Securities Act (or any successor rule thereto), but in each case solely for so long as such holder or transferee continues to be a holder of Registrable Securities.

“Holders’ Counsel” means a single counsel that shall be counsel selected by the Designated Holders holding a majority of the Registrable Securities held by all of the Designated Holders (in the case of the Shelf Registration Statement) or the Designated Holders holding a majority of the Registrable Securities held by all of the Designated Holders offering Registrable Securities in any such Demand Registration or Incidental Registration (in the case of a Demand Registration or Incidental Registration).

“Incidental Registration” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initiating Holders” has the meaning set forth in Section 4.1.

“Inspector” has the meaning set forth in Section 6.1(h).

“Issuer Free Writing Prospectus” has the meaning set forth in Section 6.1.

“Knowledge” means the knowledge of any executive officer of the Company.

“Liability” or “Liabilities” has the meaning set forth in Section 7.1.

“Merger Effective Date” means the date on which the Merger shall become effective.

“Maximum Number of Shares (Demand Registration)” has the meaning set forth in Section 4.6.

“Maximum Number of Shares (Incidental Registration)” has the meaning set forth in Section 5.1.

“NASD” means the National Association of Securities Dealers, Inc.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Records” has the meaning set forth in Section 6.1(h).

“Registrable Securities” means, subject to Section 2.2 below, the Common Shares, the Warrant Shares, the Warrants (so long as they are outstanding) and any other securities of the Company or any successor or assign of the Company referred to in clause (iv) of Section 9.1 hereof.

“Registration Default” has the meaning set forth in Section 3.3(a).

“Registration Expenses” has the meaning set forth in Section 6.4.

“Registration Penalties” has the meaning set forth in Section 3.3(a).

“Registration Statement” means a Registration Statement filed pursuant to the Securities Act.

“Reimbursable Expenses” means the reasonable documented out-of-pocket costs and expenses incurred by the Company (a) in connection with marketing efforts relating to the sale of Registrable Securities to be registered in a Demand Registration, (b) after the date of notice (which may be written or oral) to the Company by the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders (or the Approved Underwriter of the Demand Registration on behalf of such Initiating Holders) of their intent to cause the Approved Underwriter and/or the Company to begin marketing efforts to sell the Registrable Securities to be registered in the Demand Registration and (c) prior to the date on which the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders request the Company to withdraw the Demand Registration pursuant to clause (y) or (z) of Section 4.4 hereof (which request may be made by notice (written or oral) to the Company by such Initiating Holders).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Registration Period” has the meaning set forth in Section 3.2.

“Shelf Registration Statement” has the meaning set forth in Section 3.1.

“2006 Registration Statement” has the meaning set forth in Section 3.1.

“Valid Business Reason” has the meaning set forth in Section 4.1.

“Warrants” has the meaning set forth in the recitals to this Agreement.

“Warrant Shares” means the 6,200,000 shares of Common Stock issuable upon exercise of the Warrants, adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, other antidilution adjustments as provided in the Warrants and the like occurring after the date hereof.

ARTICLE II

GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1       Grant of Rights. The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

2.2       Registrable Securities. For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement or, (ii) in the case of any Holder, the entire amount of the Registrable Securities owned by such Holder may be sold in the open market in a single transaction, in the opinion of counsel reasonably satisfactory to the Company and such Holder, without any limitation as to volume pursuant to Rule 144 (or any successor provisions then in effect) under the Securities Act or any state securities and blue sky laws.

2.3       Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person is the record or beneficial owner of Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the record owner of such Registrable Securities.

ARTICLE III

SHELF REGISTRATION STATEMENT

3.1       Shelf Registration Statement. Promptly, and in any event within ninety (90) days after the Merger Effective Date, the Company shall file with the Commission a shelf registration statement pursuant to Rule 415 of the Securities Act (the “Shelf Registration Statement”) on Form S-3 (or any successor form thereto, or, if unavailable, any other form available for use by the Company to register the Registrable Securities), with respect to the resale, from time to time, of all of the Registrable Securities issued or issuable to the Holders. At the election of the Company, and in its sole discretion, the Warrants and/or the Warrant Shares may be registered either in the Shelf Registration Statement required by this Section 3.1 or as a post-effective amendment to that certain Registration Statement filed with the Commission (File No. 333-113583) (the “2006 Registration Statement”).

3.2       Effective Shelf Registration Statement. The Company shall promptly cause the Shelf Registration Statement to become effective (but in any event not later than one hundred fifty (150) days after the Merger Effective Date), and shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, subject to the provisions of Section 6.3, until the later of (i) the date on which no Holder is an Affiliate of the Company or (ii) the first anniversary of the Merger Effective Date (the “Shelf Registration Period”). Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to keep the Shelf Registration Statement effective for such longer period as it deems appropriate.

The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Registration Period (as it may be extended pursuant to the preceding sentence) if it voluntarily takes any action that would result in the Holders of Registrable Securities covered thereby not being able to offer and sell such Registrable Securities pursuant to such effective Shelf Registration Statement during the Shelf Registration Period, unless such action is required by applicable law, provided that, in the event that such action is required, the Shelf Registration Period shall be automatically extended for a number of days equal to the number of days during which such Holders were not so able to offer and sell such Registrable Securities. Following the first anniversary of the Merger Effective Date, the Company’s obligations under clause (i) of this Section 3.2 shall only apply if (x) the Shelf Registration Statement is on a Form S-3 or (y) the Company then qualifies to file with the Commission a registration statement on Form S-3 (or any successor form thereto).

3.3	Registration Default.

(a)       Cash payments (“Registration Penalties”) shall accrue as follows if any of the following events occur (each such event in clauses (i) through (iv) below being herein called a “Registration Default”):

(i)        the Shelf Registration Statement required by this Agreement is not filed with the Commission on or prior to ninety (90) days after the Merger Effective Date;

(ii)       the Shelf Registration Statement required by this Agreement is not declared effective by the Commission on or prior to one hundred fifty (150) days after the Merger Effective Date;

(iii)      if not registered by the Shelf Registration Statement, the Warrants and/or Warrant Shares are not registered under the 2006 Registration Statement, and any post-effective amendment thereto is not effective, within the time periods set forth in (i) and (ii) above; or

(iv)      if after the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) required by this Agreement has been declared effective by the Commission but (A) such Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) thereafter ceases to be effective or (B) the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) or the related prospectus ceases to be usable in connection with resales of Registrable Securities during the period ending on the first anniversary of the Merger Effective Date (including, without limitation, because of a failure to keep such Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) effective, a failure to disclose such information as is necessary for sales to be made pursuant to such Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) or a failure to register sufficient Registrable Securities).

Each of the foregoing will constitute a Registration Default whatever the reason for any such event and whether it is voluntary or involuntary or is beyond the control of the Company or pursuant to operation of law or as a result of any action or inaction by the Commission.

Registration Penalties shall accrue from and including the date on which any such Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of $0.0025 per Registrable Security which is the subject of the Registration Default.

A Registration Default referred to in Section 3.3(a)(iv) hereof shall be deemed not to have occurred and be continuing in relation to the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) or the related prospectus if such Registration Default has occurred solely as a result of the filing of a post-effective amendment to the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) to incorporate annual audited financial information with respect to the Company where such post-effective amendment is not yet effective and needs to be declared effective to permit Holders to use the related prospectus; provided, however, that in any case if the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) or the related prospectus shall not be usable for a continuous period in excess of 30 days, a Registration Default shall be deemed to have occurred effective as of the first day the Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) or the related prospectus shall cease to be usable and the Registration Penalties shall be payable in accordance with the above paragraph from such day that the Registration Default shall be deemed to have occurred until such Registration Default is cured.

(b)       Any accrued and unpaid amounts of Registration Penalties due pursuant to Section 3.3(a) will be payable on the due date of the Company’s next following quarterly or annual report (whichever may first occur) to the Commission pursuant to the Exchange Act. The amount of the Registration Penalties will be determined by multiplying $0.0025 by the number of outstanding Registrable Securities subject to the Registration Default, and further multiplied by a fraction, the numerator of which is the number of days such Registration Default was applicable during such period, and the denominator of which is 90.

3.4       Expenses. The Company shall pay all Registration Expenses in connection with a Shelf Registration Statement (or the post-effective amendment to the 2006 Registration Statement, if the Warrants and/or Warrant Shares are registered thereunder) , whether or not such Shelf Registration Statement becomes effective.

3.5       Selection of Underwriters. At the election of a Designated Holder or Designated Holders who individually or collectively (as applicable) hold more than 50% of all Registrable Securities at such time, any distribution of Registrable Securities under the Shelf Registration Statement may be in the form of an underwritten offering. The Designated Holders engaging in any such underwritten offering holding a majority of the Registrable Securities subject to the underwritten offering shall select and obtain an Approved Underwriter; provided, however, that the Approved Underwriter shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned.

ARTICLE IV

DEMAND REGISTRATION

4.1       Request for Demand Registration. Subject to Section 4.2, at any time and from time to time commencing after the Merger Effective Date, any Designated Holder or Designated Holders who individually or collectively (as applicable) hold more than 50% of all Registrable Securities at such time may request to the Company to register, and the Company shall use its reasonable best efforts to register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8 or any successor thereto) (a “Demand Registration”), the number of Registrable Securities stated in such request (any such Designated Holder, an “Initiating Holder”). The Designated Holders will not be entitled to require the Company to effect more than a total of two (2) Demand Registrations; provided, however, that no Demand Registration may be requested after the day that is twenty-four (24) months after the Merger Effective Date.

Notwithstanding anything to the contrary set forth herein, the Company shall have the right to postpone the filing of a Registration Statement and to suspend the use of any such Registration Statement for a reasonable period of time (not exceeding sixty (60) days) if the Company furnishes to the Designated Holders a certificate signed by the Chairman of the Board or the President of the Company stating that the Company has determined in good faith that filing such Registration Statement or the use of such Registration Statement, as the case may be, at such time would materially adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction or would require the Company to make public disclosure of information, the public disclosure of which would have a material adverse effect on the Company (a “Valid Business Reason”). The Company shall give written notice of its determination to postpone or suspend the use of a Registration Statement (and the Valid Business Reason for such postponement or suspension) and of the fact that the Valid Business Reason for such postponement or suspension no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone or withdraw a filing due to a Valid Business Reason under this Section 4.1 or Section 5.3 more than twice in any twelve (12) month period. In addition, the Company shall not be required to file any Registration Statement pursuant to this Article IV within ninety (90) days after the effective date of any other Registration Statement of the Company if (i) the other Registration Statement was not for the account of the Initiating Holders but the Initiating Holders had the opportunity to include all of the Registrable Securities they requested to include in such registration pursuant to Article V or (ii) the Registration Statement was filed pursuant to this Article IV. Each request for a Demand Registration by the Initiating Holders shall state the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof.

4.2       Minimum Number of Registrable Securities. Notwithstanding the provisions of Section 4.1, the Company may elect not to effect a Demand Registration if the amount of the estimated offering price of Registrable Securities stated in the Demand Registration is less than $10.0 million.

4.3       Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Each of the Designated Holders (other than the Initiating Holders) may offer its or his Registrable Securities under any Demand Registration pursuant to this Section 4.3. Within five (5) Business Days after the receipt of a request for a Demand Registration from an Initiating Holder, the Company shall (i) give written notice thereof to all of the Designated Holders (other than the Initiating Holders) and (ii) subject to Section 4.6, include in such registration all of the Registrable Securities held by such Designated Holders from whom the Company has received a written request for inclusion therein within ten (10) Business Days of the giving by the Company of the written notice referred to in clause (i) above. Each such request by such Designated Holders shall specify the number of Registrable Securities proposed to be registered. The failure of any such Designated Holder to respond within such 10-Business Day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Article IV with respect to such Demand Registration. Any such Designated Holder may waive its rights under this Article IV prior to the expiration of such 10-Business Day period by giving written notice to the Company, with a copy to the Initiating Holders.

4.4       Effective Demand Registration. The Company shall use its reasonable best efforts to cause any such Demand Registration to become and remain effective not later than seventy-five (75) days after it receives a request under Section 4.1 hereof. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of, subject to the provisions of Section 6.3, (i) the period during which all Registrable Securities registered in the Demand Registration are sold or otherwise disposed of (but not before the Warrants so registered shall have been exercised or shall have expired) and (ii) one hundred eighty (180) days; provided, however, that a registration shall not constitute a Demand Registration if (w) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the Initiating Holders and such interference is not eliminated within thirty (30) days after such interference first occurs, (x) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Initiating Holders, (y) such Demand Registration does not become effective within the seventy-five (75) day period referred to in the first sentence of this Section 4.4 and the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders request the Company to withdraw such Demand Registration, or (z) the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders request the Company to withdraw such Demand Registration prior to the effectiveness of such Demand Registration for marketing reasons or because of a material adverse change in the business, financial condition or prospects of the Company; provided, however, that a Demand Registration that is requested to be withdrawn under clause (y) or clause (z) above shall constitute a Demand Registration if the Designated Holders shall not have paid to the Company the Reimbursable Expenses within sixty (60) days after receipt by the Holder Representative of a certificate of an executive officer of the Company specifying in reasonable detail such Reimbursable Expenses, together with reasonable documentation to support such Reimbursable Expenses.

4.5       Expenses. Subject to Section 4.4, the Company shall pay all Registration Expenses in connection with a Demand Registration, whether or not such Demand Registration becomes effective.

4.6       Underwriting Procedures. If the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders so elect, the Company shall use its reasonable best efforts to cause such Demand Registration to be, subject to Section 4.7, in the form of a firm commitment underwritten offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 4.7. In connection with any Demand Registration under this Article IV involving an underwritten offering, none of the Registrable Securities held by any Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 4.3 hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company (subject to Section 6.1(g)), the Initiating Holders and the Approved Underwriter, and then only in such quantity as will not, in the opinion of the Approved Underwriter, jeopardize the success of such offering by the Initiating Holders. If the Approved Underwriter advises the Company and the Holders of the Registrable Securities to be registered in writing that in its opinion the number of Registrable Securities proposed to be sold in any registration under this Article IV and any other securities of the Company requested or proposed to be included in such registration exceeds the number (the “Maximum Number of Shares (Demand Registration)”) that can be sold in such registration without (A) creating a substantial risk that the proceeds or price per share that will be derived from such registration will be materially reduced or that the number of Registrable Securities to be registered is too large a number to be reasonably sold, or (B) materially and adversely affecting such registration in any other respect, then the Company will include in such registration (x) first, such number of Registrable Securities of the Initiating Holders and any Designated Holder participating in the offering pursuant to this Article IV, which Registrable Securities shall be allocated among such Initiating Holders and Designated Holders as they may agree or, failing such agreement, pro rata among them based on the number of Registrable Securities requested to be included in such offering by each such Initiating Holder and Designated Holder regardless of the number of Registrable Securities actually held by such Initiating Holder and such Designated Holder, (y) second, to the extent that the Maximum Number of Shares (Demand Registration) has not been reached under the foregoing clause (x), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares (Demand Registration), and (z) third, to the extent that the Maximum Number of Shares (Demand Registration) has not been reached under the foregoing clauses (x) and (y), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate in any such registration to the extent the Approved Underwriter determines in good faith that the participation of such employee in such registration would materially adversely affect the marketability or offering price of the Registrable Securities subject to such registration.

4.7       Selection of Underwriters. If any Demand Registration of Registrable Securities is in the form of an underwritten offering, the Initiating Holders holding a majority of the Registrable Securities held by all of the Initiating Holders shall select and obtain an Approved Underwriter; provided, however, that the Approved Underwriter shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned.

ARTICLE V

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

5.1       Request for Incidental Registration. At any time commencing after the date hereof, but prior to the day that is twenty-four (24) months after the Merger Effective Date, if the Company proposes to file a Registration Statement with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) or for the account of any stockholder of the Company other than any Designated Holders, then the Company shall give written notice of such proposed filing to each of the Designated Holders at least twenty (20) days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”). The Company, subject to the remaining provisions of this Section 5.1, shall use its reasonable best efforts (within twenty (20) days of the notice by the Designated Holders provided for below in this sentence) to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders that have requested the Company in writing within ten (10) Business Days of the giving of the notice by the Company to participate in the Incidental Registration to include its, his or her Registrable Securities in such offering on the same terms and conditions as the securities of the Company or such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 5.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other stockholders, if any, and the Company Underwriter. If the Company Underwriter advises the Company and the Designated Holders in writing that in its opinion the number of Registrable Securities proposed to be sold in any registration under this Article V and any other securities of the Company requested or proposed to be included in such registration exceeds the number (the “Maximum Number of Shares (Incidental Registration)”) that can be sold in such registration without (A) creating a substantial risk that the proceeds or price per share that will be derived from such registration will be materially reduced or that the number of Registrable Securities to be registered is too large a number to be reasonably sold, or (B) materially and adversely affecting such registration in any other respect, then the Company shall be required to include in such Incidental Registration: (i) if the Incidental Registration is an underwritten registration on behalf of the Company, (x) first, all of the securities to be offered for the account of the Company, that can be sold without exceeding the Maximum Number of Shares (Incidental Registration) and (y) second, to the extent that the Maximum Number of Shares (Incidental Registration) has not been reached under the foregoing clause (x), the shares of Common Stock and other securities of the Company, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock or other securities (determined on an as-converted to Common Stock basis) which each requesting Person has actually requested to be included in such Incidental Registration, regardless of the number of shares of Common

Stock or other securities with respect to which such Person has the right to request such inclusion that can be sold without exceeding the Maximum Number of Shares (Incidental Registration), or (ii) if the Incidental Registration does not include an underwritten registration on behalf of the Company, but does include an underwritten registration demanded by any Person (other than a Designated Holder) that has the right to demand such registration pursuant to any contractual right granted by the Company, (I) first, the shares of Common Stock or other securities of the Company for the account of the demanding Person(s) that can be sold without exceeding the Maximum Number of Shares (Incidental Registration), (II) second, to the extent that the Maximum Number of Shares (Incidental Registration) has not been reached under the foregoing clause (I), the shares of Common Stock or other securities of the Company that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares (Incidental Registration), and (III) third, to the extent that the Maximum Number of Shares (Incidental Registration) has not been reached under the foregoing clauses (I) and (II), the shares of Common Stock and other securities of the Company, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock or other securities (determined on an as-converted to Common Stock basis) which each requesting Person has actually requested to be included in such Incidental Registration, regardless of the number of shares of Common Stock or other securities with respect to which such Person has the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares (Incidental Registration).

5.2       Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 5.1 prior to the effectiveness of such registration whether or not any Designated Holder has elected to include Registrable Securities in such registration.

5.3       Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Article V, whether or not such Incidental Registration becomes effective.

ARTICLE VI

REGISTRATION PROCEDURES

6.1       Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to Article III, Article IV or Article V of this Agreement, the Company shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall, as expeditiously as possible:

(a)       prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and use all reasonable best efforts to cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall provide Holders’ Counsel with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and use all reasonable efforts to prevent the entry of such stop order or to remove it if entered; provided that, in the case of this Section 6.1(a) and Section 6.1(b) below, the Company will not file any Registration Statement or amendment or supplement thereto to which the Holders’ Counsel has reasonably objected in writing on the grounds that such proposed filing does not comply in all material respects with the requirements of the Securities Act.

(b)       prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement effective for the period specified in such Article, or if not so specified, the lesser of (x)  one hundred eighty (180) days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the Warrants covered thereby shall have been exercised or shall have expired) and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)       furnish to each seller of Registrable Securities, prior to filing a Registration Statement, at least one copy of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and any prospectus filed under Rule 424 under the Securities Act as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)       register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller reasonably requests or until all of such Registrable Securities are sold (but not before the Warrants included in such Registrable Securities shall have been exercised or shall have expired), whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(e)       notify each seller of Registrable Securities (and, in the case of clauses (iii), (iv) and (v) below, the Approved Underwriter, if any, and the Holders’ Counsel): (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus or for additional information; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (v) of the existence of any fact or happening of any event of which the Company has Knowledge which makes any statement of a material fact in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vi) determination by counsel of the Company that a post-effective amendment to a Registration Statement is advisable;

(f)        upon the occurrence of any event contemplated by Section 6.1(e)(v), as promptly as practicable, prepare a supplement or amendment to such Registration Statement or related prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or amendment of such Registration Statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)       enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Articles III, IV or V, as the case may be) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in no more than a total of two (2) “road shows” related to underwritten offerings pursuant to Article III (but only if such an underwritten offering is commenced prior to the first anniversary of the Merger Effective Date) or Article IV and other information meetings organized by the Approved Underwriter or Company Underwriter, if applicable;

(h)       make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Notwithstanding the foregoing, Records and other information that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors or used for any purpose other than as necessary or appropriate for the purpose of such inspection (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s reasonable judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(i)        if such sale is pursuant to an underwritten offering, obtain “comfort” letters dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as Holders’ Counsel or the managing underwriter reasonably requests;

(j)        furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion and letter is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions and letters;

(k)       comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l)        cause all such Registrable Securities to be listed on the Nasdaq Stock Market and such other securities exchange or automated quotation system on which similar securities issued by the Company are then listed or traded; provided, that the applicable listing requirements are satisfied;

(m)      keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Article III, Article IV or Article V hereunder; provided, that the Company shall provide Holders’ Counsel with all correspondence with the Commission in connection with any Registration Statement filed hereunder to the extent that such Registration Statement has not been declared effective on or prior to the date required hereunder;

(n)       provide reasonable cooperation to each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(o)       furnish to each seller of Registrable Securities and the Approved Underwriter, if any, without charge, at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference);

(p)       cooperate with the sellers of Registrable Securities and the Approved Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the seller of Registrable Securities at least three Business Days prior to any sale of Registrable Securities; and

(q)       take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Company, without the consent of such Holder, such consent not to be unreasonably withheld, unless and to the extent such disclosure is required by law. If any Registration Statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the holder of any securities of the Company, then such Holder shall have the right to require the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company.

The Company represents and agrees that, unless it obtains the prior consent of the Designated Holders of a majority of the Registrable Securities included by them in a Registration Statement,

it will not make any offer relating to Registrable Securities that would constitute a “free writing prospectus” as defined in Rule 433 under the Securities Act (an “Issuer Free Writing Prospectus”), or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the Commission. The Company may require a comparable agreement from each Holder as a condition to permitting such Holder to include Registrable Securities in such Registration Statement. The Company represents that any Issuer Free Writing Prospectus will not include any information that conflicts with the information contained in the Registration Statement or prospectus and that any Issuer Free Writing Prospectus, when taken together with the information in the Registration Statement and the prospectus, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.2       Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing. The furnishing of such information shall be a condition to the inclusion of the seller’s shares in such registration.

6.3       Notice to Discontinue. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.1(e)(v), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6.1(e)(v) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 6.1(f).

6.4       Registration Expenses. Subject to Section 4.4, the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) Commission, Nasdaq Stock Market and other stock exchange and automated quotation system and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing (including printing certificates and printing of prospectuses), messenger, delivery and telephone expenses, (iv) the fees, charges and expenses of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and any reasonable legal fees, charges and expenses of Holders’ Counsel, (v) all application and filing fees in connection with listing on a national securities exchange or automated quotation system pursuant to the requirements hereof, (vi) all internal expenses of the Company (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any person, including special experts, retained by the Company and (vii) the fees and disbursements of underwriters (excluding discounts and commissions). All of the expenses described in the preceding sentence of this Section 6.4 are referred to herein as “Registration Expenses.” The Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Holders’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel.

ARTICLE VII

INDEMNIFICATION; CONTRIBUTION

7.1       Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, its general or limited partners, members, shareholders, managers, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) any of the foregoing from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), (i) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary, final or summary prospectus, Issuer Free Writing Prospectus, or notification or application (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or a document incorporated by reference into any of the foregoing, (ii) arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus, final prospectus, Issuer Free Writing Prospectus, notification or application or incorporated document in reliance and in conformity with information concerning such Holder furnished in writing to the Company by such Holder specifically for use therein; provided, however, that the foregoing indemnity with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Person from whom the Person asserting such losses, claims, damages, liabilities, expenses and judgments purchased securities if such untrue statement or omission or alleged untrue statement or omission made in such preliminary prospectus is eliminated or remedied in the prospectus and a copy of the prospectus shall not have been furnished to such Person in a timely manner due to the action or inaction of such Indemnified Person, whether as a result of negligence or otherwise, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse such Holder and each such other Indemnified Party (as defined below) for any legal or any other reasonable expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

7.2       Indemnification by Holders. In connection with any Registration Statement in which a Holder is participating pursuant to Article III, Article IV or Article V hereof, each such Holder shall promptly furnish to the Company in writing such information with respect to such Holder as the Company may reasonably request or as may be required by law for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not materially misleading or necessary to cause such Registration Statement or prospectus not to omit a material fact with respect to such Holder necessary in order to make the statements therein not misleading. Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers, Affiliates, any underwriter retained by the Company and each Person who controls the Company or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as the foregoing indemnity from the Company to the Holders, but only if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information with respect to such Holder furnished in writing to the Company by such Holder specifically for use in such Registration Statement or preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 7.2 shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder from the sale of Registrable Securities in the offering to which the Registration Statement or prospectus relates.

7.3       Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by such counsel that either (x) representation of such

Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

7.4	Contribution.
(a)       If the indemnification provided for in this Article VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by a Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions and less the aggregate amount which such Holder has otherwise been required to pay in respect of such Liabilities) received by such Holder from the sale of Registrable Securities in the offering.

(b)       The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 7.4(a). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VIII

COVENANTS

8.1       Rule 144. The Company shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales of their securities pursuant to Rule 144 under the Securities Act, as such rule may be amended from time to time. The Company covenants that it will take such further action as any Holder of Registrable Securities may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission. The Company will provide a copy of this Agreement to prospective purchasers of Registrable Securities identified to the Company by the Holders upon request. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements. Notwithstanding the foregoing, nothing in this Section 8.1 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

ARTICLE IX

MISCELLANEOUS

9.1       Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Common Shares, (ii) the Warrants, (iii) the Warrant Shares, and (iv) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Common Shares, the Warrants or the Warrant Shares. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

9.2       No Inconsistent Agreements. Except as set forth on Schedule 9.2, the Company represents and warrants that it has not granted to any Person the right to request or require the Company to register any securities issued by the Company, other than the rights granted to the Holders herein.

9.3       Remedies. The Holders, in addition to being entitled to exercise all rights granted under this Agreement or by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

9.4       Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Holder Representative:

FS Private Investments III LLC

c/o Jefferies Capital Partners

520 Madison Avenue

New York, NY 10022

Facsimile: (212) 284-1717

Attn: Stuart B. Katz

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 806-5864

Attn: Melvin Epstein, Esq.

and to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, TX 77002-6760

Facsimile: (713) 615-5871

Attn: Caroline B. Blitzer, Esq.

If to the Designated Holders:

as specified on the signature page hereto

with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Facsimile: (212) 806-5864

Attn: Melvin Epstein, Esq.

and to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, TX 77002-6760

Facsimile: (713) 615-5871

Attn: Caroline B. Blitzer, Esq.

If to the Company, to:

RAM Energy Resources, Inc.

5100 E. Skelly Drive, Suite 650

Tulsa, Oklahoma 74195

Facsimile No.: (918) 663-9540

Attn: Larry E. Lee

with a copy to:

McAfee & Taft

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102-7103

Facsimile No.: (405) 235-0439

Attn: David J. Ketelsleger

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Anything to the contrary notwithstanding, any notice or other communication required to be given by the Company to any Designated Holder pursuant to Section 4.3 or Section 5.1 hereof may be given to the Holder Representative (in the manner set forth in this Section 9.4) in lieu of giving such notice or other communication to such Designated Holder, and delivery of any such notice or other communication to the Holder Representative shall be deemed to be effective delivery thereof to the applicable Designated Holder; provided, however, that for purposes of the ten (10) Business Day period referred to in Sections 4.3 and 5.1 hereof, such notice or other communication shall be deemed given based on the time and manner of delivery thereof provided by the Holder Representative to such Designated Holder, which shall be no later than fifteen (15) Business Days after the giving by the Company of the written notice referred to in Section 4.3 or Section 5.1 to the Holder Representative.

9.5       Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. Subject to the provisions of Section 9.16 hereof, the rights of the Designated Holders contained in this Agreement shall be automatically transferred to any transferee to whom a Designated Holder has transferred its Registrable Securities, provided, that such transferee agrees to become a party to this Agreement and be fully bound by, and subject to, all of the terms and conditions of this Agreement as though an original party hereto pursuant to a written agreement to such effect (an “Accession Agreement”). Each Accession Agreement executed by a transferee of Registrable Securities of a Designated Holder shall set forth the address and facsimile number for such transferee for purposes of delivery of all notices, requests and other communications to be delivered hereunder to such transferee. Each Accession Agreement shall be delivered by the transferee of Registrable Securities of a Designated Holder to the Holder Representative concurrently with the consummation of the transfer of such Registrable Securities. All of the obligations of the Company hereunder shall survive any such transfer. Each Holder shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and the Designated Holders, on the other hand, and shall have the right to enforce such agreements directly to the extent that it deems such enforcement necessary or advisable to protect its rights or the rights of the Holders hereunder. Except for the Holders or as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns are intended to be a beneficiary of this Agreement.

9.6       Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Designated Holders holding a majority of the Registrable Securities held by all of the Designated Holders; provided, that if any such amendment, modification, supplement, waiver, consent or departure would adversely affect the rights, preferences or privileges of any Designated Holder disproportionately with respect to the rights, preferences and privileges of the other Designated Holders, such Designated Holder’s consent in writing shall be required.

9.7       Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

9.8       Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.9       Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in a United States District Court in Delaware.

9.10     Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.11     Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

9.12     Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

9.13     Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

9.14     Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement including, but not limited to, the Charter Documents and the Merger Agreement.

9.15     Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the end of the Effectiveness Period (as it may be extended in accordance with this Agreement), except for liabilities or obligations under Section 6.4, Article VII or Section 9.16, all of which shall remain in effect in accordance with their terms.

9.16	Holder Representative.

(a)       Each Designated Holder hereby irrevocably appoints FS Private Investments III LLC as its representative and agent (together with any successor appointed pursuant to the terms hereof, the “Holder Representative”) to receive all notices and other communications to be given by the Company to such Designated Holder pursuant to Section 4.3 or Section 5.1 hereof. In the event that the Holder Representative receives any notice or other communication referred to in the immediately preceding sentence, the Holder Representative shall give notice thereof to the applicable Designated Holder as soon as reasonably practicable after such receipt. Anything in this Section 9.16 or elsewhere in this Agreement to the contrary notwithstanding, the Holder Representative shall not have any duty or responsibility except those expressly set forth in the immediately two preceding sentences of this Section 9.16(a), nor shall the Holder Representative have or be deemed to have any fiduciary relationship with any

Designated Holder or the Company, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Holder Representative.

(b)       In connection with the discharge of its duties as set forth in Section 9.16(a), the Holder Representative shall be entitled to rely on the notice information for any Designated Holder that is set forth on such Designated Holder’s signature page hereto or that is contained in an Accession Agreement delivered to the Holder Representative pursuant to Section 9.5 hereof (as applicable), or any other notice information for such Designated Holder provided to the Holder Representative in compliance with Section 9.4 hereof. The Holder Representative shall not be under any obligation to ascertain or inquire as to the accuracy of any such notice information or the power or authority of any Person providing the Holder Representative with any such notice information, and may rely conclusively upon and shall be fully protected in acting upon such information.

(c)       Neither the Holder Representative nor any of its officers, directors, employees, agents or affiliates shall be liable to any Designated Holder or the Company for any loss, damage, liability or expense that any Designated Holder or the Company may suffer or incur in any way relating to or arising out of the duties or responsibilities of the Holder Representative hereunder, or the performance or non-performance thereof, except to the extent that any such loss, damage, liability or expense results from the applicable Person’s gross negligence, willful misconduct or bad faith, as determined by a non-appealable decision by a court of competent jurisdiction.

(d)       Each of the Designated Holders agrees to indemnify and hold harmless the Holder Representative and its officers, directors, employees, agents and affiliates, pro rata (based on each such Designated Holder’s ownership percentage of the Registrable Securities as of the time indemnification is demanded), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including reasonable attorneys’ fees) which may at any time be imposed on, incurred by or asserted against the Holder Representative or any of its officers, directors, employees, agents or affiliates in any way relating to or arising out of the duties or responsibilities of the Holder Representative hereunder, or the performance or non-performance thereof, except to the extent that any thereof result from the applicable Person’s gross negligence, willful misconduct or bad faith, as determined by a non-appealable decision by a court of competent jurisdiction.

(e)       The Holder Representative may be replaced at any time for any reason with a successor selected by the Designated Holders holding a majority of the Registrable Securities held by all of the Designated Holders as of such time. Any successor Holder Representative so selected shall become the Holder Representative hereunder by signing a counterpart signature page to this Agreement. In addition, the Holder Representative may resign from its position as Holder Representative at any time by giving notice of such resignation to the Company and the Designated Holders. Upon any such notice of resignation of the Holder Representative, the Designated Holders holding a majority of the Registrable Securities held by all of the Designated Holders shall appoint a successor Holder Representative. Any resignation of a Holder Representative shall take effect upon the acceptance by a successor Holder

Representative appointed as hereinabove provided. After a Holder Representative has been replaced or resigned, the provisions of this Section 9.16 shall continue to inure to its benefit as to any matters relating to the time it was the Holder Representative under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

HOLDER REPRESENTATIVE:

FS Private Investments III LLC

By:
Name: Stuart B. Katz
Title: Managing Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

JEFFERIES & COMPANY, INC.

By:
Name:
Title:

Address for Notice:

Jefferies & Company, Inc. The Metro Center One Station Place, Three North Stamford, CT 06902 Facsimile: (203) 708-5820 Attn: Robert J. Welch

JEFFERIES HIGH YIELD TRADING, L.L.C.

By:
Name:
Title:

Address for Notice:

Jefferies High Yield Trading, L.L.C. The Metro Center One Station Place, Three North Stamford, CT 06902 Facsimile: (203) 708-5820 Attn: Robert J. Welch

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

Chris Kanoff

Address for Notice:

Chris Kanoff c/o Jefferies & Company, Inc. The Metro Center One Station Place, Three North Stamford, CT 06902 Facsimile: (310) 575-5209

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

SHARED OPPORTUNITY FUND IIB, L.L.C.

By: TCW Asset Management Company,
as its Investment Advisor

By:
Name:
Title:

Address for Notice:

Shared Opportunity Fund IIB, L.L.C. c/o Trust Company of the West 11100 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025 Facsimile: (310) 235-5965 Attn: Andrew Park

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

TCW SHARED OPPORTUNITY FUND III, L.P.

By: TCW Asset Management Company,
as its Investment Advisor

By:
Name:
Title:

Address for Notice:

TCW Shared Opportunity Fund III, L.P. c/o Trust Company of the West 11100 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025 Facsimile: (310) 235-5965 Attn: Andrew Park

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

ING FURMAN SELZ INVESTORS III L.P.

By: FS Private Investments III LLC, Manager

By:
Name:
Title:

Address for Notice:

ING Furman Selz Investors III L.P. c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Facsimile: (212) 284-1717 Attn: James Luikart

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC

By: FS Private Investments III LLC, Manager

By:
Name:
Title:

Address for Notice:

ING Barings U.S. Leveraged Equity Plan LLC c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Facsimile: (212) 284-1717 Attn: James Luikart

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

By: FS Private Investments III LLC, Manager

By:
Name:
Title:

Address for Notice:

ING Barings Global Leveraged Equity Plan Ltd. c/o FS Private Investments III LLC 520 Madison Avenue - 12th Floor New York, NY 10022 Facsimile: (212) 284-1717 Attn: James Luikart

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

DESIGNATED HOLDERS:

W CAPITAL PARTNERS WEST LLC

By:
Name:
Title:

Address for Notice:

W Capital Partners West LLC One East 52nd Street New York, New York 10022 Facsimile: (212) 561-5241 Attn: Stephen Wertheimer

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

RAM ENERGY RESOURCES, INC.

By:
Name:
Title:

SCHEDULE 9.2

1.	Registration Rights Agreement dated as of May 8, 2006 providing registration rights to certain of the former stockholders of RAM Energy, Inc.
2.

Registration Rights Agreement dated April 27, 2004, as amended as of May 8, 2006, providing registration rights to certain of the former stockholders of Tremisis Energy Acquisition Corporation (now RAM Energy Resources, Inc.).

3.

Unit Purchase Options dated February 7, 2007, by and between RAM Energy Resources, Inc. and the Holders of options to purchase 275,000 Units (consisting of one share of RAM common stock and two warrants), executed in substitution for Unit Purchase Options dated May 12, 2004, between Tremisis Energy Acquisition Corporation and the same Holders.

EXHIBIT G

[Form of Lock-Up Letter]

RAM Energy Resources, Inc.,

5100 E. Skelly Drive, Suite 650

Tulsa, OK 74135

Ladies and Gentlemen:

The undersigned understands that RAM Energy Resources, Inc. (“RAM”) has entered into an Agreement and Plan of Merger dated October __, 2007 (the “Merger Agreement”) providing for the merger of RAM’s wholly owned subsidiary Ascent Acquisition Corp. with and into Ascent Energy Inc. (the “Company”) with the Company surviving as a wholly owned subsidiary of RAM (the “Merger”). The undersigned will receive shares of the common stock of RAM, par value $0.0001 (the “Common Stock”), as part of the consideration delivered pursuant to the terms and conditions set forth in the Merger Agreement and the Note Payoff and Recapitalization Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

In consideration of, and as a condition to, the closing of the Merger Agreement and the consummation of the Merger by RAM, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of RAM, the undersigned will not, during the period commencing at the Effective Time and ending 180 days thereafter (the “Lock-Up Period”), directly or indirectly sell, offer or contract to sell or offer, grant any option or warrant for the sale of, assign, transfer or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of), more than 50% of the total shares of Common Stock issued to the undersigned at the Closing pursuant to the Merger Agreement and the Note Payoff and Recapitalization Agreement (the “Restricted Securities”); provided, however, that nothing contained herein shall prohibit (i) the exercise of warrants for the purchase of Common Stock (including the Warrants) or other acquisitions of Common Stock, and (ii) the disposition of Restricted Securities (A) by way of bona fide gifts, (B) to the direct and indirect partners, members or stockholders of the undersigned in a manner that does not constitute a “distribution” within the meaning of the Securities Act, or (C) to immediate family members of the undersigned or a trust, partnership or limited liability company for the benefit of the undersigned and/or such family members; provided, however, that in each such case in this clause (ii) it shall be a condition to such disposition that the transferee or transferees execute an agreement stating that it or they are receiving and holding such Restricted Securities subject to the provisions of this Lock-Up Letter Agreement. Notwithstanding anything to the contrary herein, the foregoing restrictions on disposition shall not apply to the Warrants or to any shares of Common Stock held or acquired by the undersigned, including shares of Common Stock issuable upon exercise of the Warrants, other than the Restricted Securities. The certificates evidencing the Restricted Securities shall bear an appropriate legend indicating that the transfer of the Restricted Securities is restricted pursuant to the terms of this Lock-Up Letter Agreement. The restrictions and obligations contained in this Lock-Up Letter Agreement shall remain applicable to any Restricted Securities that are transferred pursuant to RAM’s written consent.

In furtherance of the foregoing, RAM and its transfer agent are hereby authorized to decline to make any transfer of Restricted Securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LOCK-UP LETTER AGREEMENT SHALL BE BROUGHT IN ANY DELAWARE STATE COURT HAVING JURISDICTION OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH OF RAM (BY ACCEPTING THIS LOCK-UP LETTER AGREEMENT) AND THE UNDERSIGNED (BY EXECUTION AND DELIVERY OF THIS LOCK-UP LETTER AGREEMENT) IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN THE COURTS REFERENCED ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

The undersigned understands that RAM will proceed with the Merger in reliance on this Lock-Up Letter Agreement. This Lock-Up Letter Agreement will terminate upon any valid termination of the Merger Agreement prior to the Effective Time.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

This Lock-Up Letter Agreement shall be governed by and construed in accordance with laws of the State of Delaware without regard to the law that might otherwise govern under applicable principles of conflicts of law.

__________________________________

2

EXHIBIT H

[M&T Letterhead and M&T Form]

[Closing Date]

1.       Parent is validly existing and in good standing under the laws of the State of Delaware.

2.         Each Parent Subsidiary that is a corporation is validly existing and in good standing under the laws of its state of incorporation. Each Parent Subsidiary that is a limited liability company is validly existing and in good standing under the laws of its state of organization.

3.         Parent (i) has the corporate power to enter into and perform its obligations under the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of the Merger Agreement, the Escrow Agreement and the Registration Rights Agreement. The Merger Agreement, the Escrow Agreement and the Registration Rights Agreement have been duly executed and delivered by Parent.

4.         Merger Sub (i) has the corporate power to enter into and perform its obligations under the Merger Agreement, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of the Merger Agreement. The Merger Agreement has been duly executed and delivered by Merger Sub.

5.         Upon the filing with the Delaware Secretary of State of the Certificate of Merger, the Merger will be effective in accordance with the terms of the Merger Agreement.

[In rendering such opinion, counsel may (i) state that its opinion is limited to matters governed by the laws of the State of Oklahoma, the Delaware General Corporation Law and the Texas Business Organizations Code and that such counsel is not admitted in the States of Delaware or Texas, (ii) assume that all documents submitted to them as originals are authentic, that all copies submitted to them conform to the originals thereof, and that the signatures on all documents examined by them are genuine, (iii) state that opinions regarding existence and good standing are based upon certificates provided by the Secretaries of State of the States of Oklahoma, Delaware and Texas, and (iv) make such other qualifications, conditions and assumptions as such counsel believes appropriate or necessary to render such opinions.]

EXHIBIT I

[V&E Letterhead and V&E Form]

[Closing Date]

1.	Ascent is validly existing and in good standing under the laws of the State of Delaware.

2.         The Company Subsidiaries whose jurisdictions of incorporation or formation are Delaware or Texas are validly existing and in good standing under the laws of their respective states of incorporation or formation.

3.         Ascent has the corporate power to enter into and perform its obligations under the Merger Agreement and the Recap Agreement.

4.         Ascent has taken all necessary corporate action under the DGCL and its Charter Documents to authorize the execution, delivery and performance of the Merger Agreement and the Recap Agreement.

5.         The Merger Agreement and the Recap Agreement have been duly executed and delivered by Ascent.

6.         All necessary corporate action on the part of Ascent has been taken under the DGCL and its Charter Documents to authorize the execution, delivery and performance of the SLPH Merger Agreement by Ascent.

7.	The SLPH Merger Agreement has been duly executed and delivered by Ascent.

In rendering such opinion, such counsel may (i) state that its opinion is limited to matters governed by the DGCL, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Texas Business Organizations Code and that such counsel is not admitted in the State of Delaware, (ii) rely in respect of matters of fact upon certificates of officers and employees of the Company and the Company Subsidiaries and upon information obtained from public officials, (iii) assume that all documents submitted to them as originals are authentic, that all copies submitted to them conform to the originals thereof, and that the signatures on all documents examined by them are genuine, (iv) state that certain opinions are based upon certificates provided by the Secretary of the States of Delaware and Texas and (v) take or make such other qualifications, conditions and assumptions as such counsel believes appropriate or necessary to render such opinions.

EXHIBIT J

[Jones Walker Letterhead and Jones Walker Form]

[Closing Date]

1.	The SLPH Reverse Stock Split has occurred and is effective.

2.         All necessary corporate action on the part of SLPH and SLPH Acquisition Corp. has been taken under the Louisiana Business Corporation Law (“LBCL”) and their respective Charter Documents to authorize the execution, delivery and performance of the SLPH Merger Agreement.

3.         The SLPH Merger Agreement has been duly executed and delivered by SLPH and SLPH Acquisition Corp.

4          Upon the filing with the Louisiana Secretary of State of the SLPH Certificate of Merger, the SLPH Merger will be effective in accordance with the terms of the SLPH Merger Agreement.

In rendering such opinion, such counsel may (i) state that its opinion is limited to matters governed by the Louisiana Business Corporation Law, (ii) rely in respect of matters of fact upon certificates of officers and employees of the Company and the Company Subsidiaries and upon information obtained from public officials, (iii) assume that all documents submitted to them as originals are authentic, that all copies submitted to them conform to the originals thereof, and that the signatures on all documents examined by them are genuine, (iv) state that certain opinions are based upon certificates provided by the Secretary of the States of Louisiana and (v) take or make such other qualifications, conditions and assumptions as such counsel believes appropriate or necessary to render such opinions.